UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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JAGGED PEAK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JAGGED PEAK, INC.

January 26, 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Jagged Peak, Inc. (the “Company”), which we will hold at 11 a.m., Eastern Time, on March 2, 2016, at 7650 Courtney Campbell Causeway, Suite 1200, Tampa, Florida 33607. Formal notice of the special meeting, a proxy statement, and a proxy card accompany this letter.

At the special meeting, holders of our common stock, par value $0.001 per share (“common stock”), will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 9, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, SP Jagged Peak LLC, a newly organized Delaware limited liability company (“SPJP”) that is (indirectly) wholly owned by Singapore Post Limited (Singapore Stock Exchange: S08.SI), a leading provider of mail, logistics and ecommerce solutions in Singapore and the Asia Pacific region (“SingPost”), and (following its formation, as contemplated in the Merger Agreement) a new Nevada corporation that will be owned by SPJP and Paul and Primrose Demirdjian. Pursuant to the Merger Agreement, SPJP will acquire all of the outstanding stock of the Company other than approximately 28.9% of the stock which will continue to be held by Paul Demirdjian and Primrose Demirdjian. Mr. Demirdjian is the Chief Executive Officer of the Company, and Mr. and Mrs. Demirdjian are both directors, principal stockholders and founders of the Company. If the Merger is completed, then each share of our common stock, excluding the shares held by the Demirdjians and shares held by Company’s stockholders who properly exercise appraisal rights under Nevada law, will be converted into the right to receive a cash payment equal to $1.08 minus an amount equal to the transaction expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis, all as more fully described in the attached proxy statement.

The proposed Merger is a “going private transaction” under Securities and Exchange Commission rules. Following the Merger, all of the common stock of the Company will be owned by SPJP and the Demirdjians.

The Board of Directors of the Company (the “Board”) has (a) determined unanimously that the Merger Agreement and the Merger are advisable, and in the best interests of, the Company’s stockholders, (b) approved unanimously the Merger Agreement and the Merger, and (c) resolved unanimously to recommend that the Company’s stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement. The Board recommends unanimously that you vote “FOR” the approval and adoption of the Merger Agreement.

Pursuant to rules of the Securities and Exchange Commission, you also will be asked to vote at the special meeting on a non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, as described in the proxy statement. The Board also recommends unanimously that the stockholders of the Company vote “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

The enclosed proxy statement describes the Merger Agreement, the Merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the Appendices, carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

Your vote is important, regardless of the number of shares of common stock you own.

If you own shares of record, you will find enclosed a proxy and voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the special meeting, please sign, date and return your enclosed proxy and voting instruction card as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 51 of the enclosed proxy statement.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve and adopt the Merger Agreement.

If you have any questions or need assistance voting your shares, please contact:

Albert Narvades, CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext. 225

We look forward to seeing you at the meeting.

Sincerely yours,

Paul Demirdjian

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger Agreement or the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated January 26, 2016 and, together with the enclosed form of proxy, is first being mailed to stockholders on February 1, 2016.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Jagged Peak, Inc. will be held at 11 a.m., Eastern Time, on March 2, 2016, at 7650 Courtney Campbell Causeway, Suite 1200, Tampa, Florida 33607, for the following purposes:

(1) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 9, 2015 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Jagged Peak, Inc. (the “Company”), SP Jagged Peak LLC, a newly organized Delaware limited liability company (“SPJP”), and (following its formation, as contemplated by the Merger Agreement) a new Nevada corporation to be owned by SPJP and Paul and Primrose Demirdjian;

(2) to consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger; and

(3) to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

The holders of record of our common stock, par value $0.001 per share (the “common stock”), at the close of business on January 22, 2016, are entitled to notice of and to vote at the special meeting and at any adjournment thereof. All stockholders of record are invited to attend the special meeting in person.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement, and “FOR” the advisory (non-binding) proposal to approve specified compensation that will or may become payable to the named executive officers of the Company in connection with the Merger.

Your vote is important, regardless of the number of shares of common stock you own, although all four members of the Company’s Board of Directors have entered into a Voting Agreement with SPJP under which they have agreed to vote all of the common shares over which they have voting power (representing in the aggregate 68.4% of the Company’s total outstanding voting power as of January 22, 2016) for the approval and adoption of the Merger Agreement at the special meeting. The proposal to approve and adopt the Merger Agreement, to be presented at the special meeting, requires the affirmative vote of holders of a majority of the outstanding shares; therefore, the vote of the four directors will be sufficient to approve and adopt the Merger Agreement.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the Merger Agreement and in favor of the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger. If you fail to attend the special meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval and adoption of the Merger Agreement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the enclosed proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

The terms and conditions of the proposed Merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is included as Appendix A to the accompanying proxy statement.

By order of the Board

Albert Narvades

Secretary

Dated: January 26, 2016

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APPENDIX A – Agreement and Plan of Merger
APPENDIX B – Rollover Agreement
APPENDIX C - Opinion of C. Brett Cooper, CPA●ABV, ASA, BVAL, Cr.FA, d/b/a Valuation & Litigation Solutions
APPENDIX D - Sections 92A.300 — 92A.500 of the Nevada Revised Statutes

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement related to the proposed merger of a new corporation to be formed in Nevada (“Sub”) with and into the Company (which we refer to as the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the appendices to this proxy statement and the documents that we refer to in this proxy statement. You may obtain any additional information referred to in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Appendix A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Jagged Peak,” the “Company,” “we,” “our,” “us” and similar words refer to Jagged Peak, Inc., including, in certain cases, our subsidiary, Jagged Peak Canada, Inc. Throughout this proxy statement, we refer to Paul and Primrose Demirdjian as “the Demirdjians,” SP Jagged Peak LLC as “SPJP”, Singapore Post Limited as “SingPost,” and the new Nevada corporation to be formed by SPJP and the Demirdjians for the purpose of merging into the Company as “Sub.” In addition, throughout this proxy statement we sometimes refer to the Demirdjians, SPJP and SingPost, collectively, as the “Purchaser Group Members,” and SPJP and SingPost, collectively, as the “SingPost Purchasers.” Also, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated October 9, 2015, by and among the Company, SPJP and (following its formation) Sub, as it may be amended, supplemented or modified from time to time, as the “Merger Agreement.”

This proxy statement is dated January 26, 2016, and is first being mailed to stockholders on or about February 1, 2016.

The Parties to the Merger Agreement

Jagged Peak

Jagged Peak is a software and services company headquartered in Tampa, Florida, providing internally developed cloud-based enterprise e-commerce technology supporting the entire e-commerce life cycle including order, warehouse, and transportation management solutions. Our flagship product, EDGE™ (EDGE, Enterprise Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees, locations, and partners in real-time. We enable our clients to build and operate custom-branded portals, such as e-commerce, customer service, repair and reverse logistics, and marketing materials management, and to automate other business processes through the use of the EDGE platform and its related software applications. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, healthcare, distribution, travel and tourism and manufacturing.

With the EDGE platform, we have continued to market the launch of TotalCommerce™ (TotalCommerce), an end-to-end solution that enables a customer to quickly and cost effectively launch a fully operational, best practices, e-commerce online channel direct to its consumers. TotalCommerce is an outsourced “managed services” solution that leverages our extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including e-commerce webstore(s); order, inventory and transportation management software; a network of twenty-five fulfillment centers throughout the United States, Canada, and the United Kingdom; back office program management; payment processing; and a range of online marketing services.

We operate two warehouses in Florida, an expandable network of twenty-two independently owned fulfillment warehouses throughout North America, and one warehouse in the United Kingdom using the cloud-based EDGE platform. The EDGE application is able to automatically route orders to the optimal warehouse and transportation provider based on an established set of factors such as service, inventory, cost and priority. This enables our clients to reduce customer wait times, while lowering overall delivery costs.

In July 2009, we began operations in Canada through our wholly owned subsidiary, Jagged Peak Canada, Inc. Our operations in Canada provide similar services as in the United States through a network of independently owned fulfillment warehouses, which use the cloud-based EDGE platform to process orders for our clients.

Jagged Peak was formed in 1990 as Compass Marketing Services, Inc. (“Compass”), a Florida corporation. On August 22, 2000, IBIS Business Internet Solutions, Inc., a Florida corporation, was merged into Compass in a merger of equals and changed its name to Jagged Peak, Inc. In July 2005, Jagged Peak, Inc. was merged with a subsidiary of Absolute Glass Inc., which was incorporated in Nevada in November of 1999. Absolute Glass, Inc. subsequently amended its articles of incorporation and changed its name to Jagged Peak, Inc. Our principal executive offices are located at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607. Our telephone number is (813) 637-6900 and our Internet website address is www.JaggedPeak.com.

Our periodic and current reports filed with the Securities and Exchange Commission (“SEC”) are made available on our website at www.jaggedpeak.com/page/investorscorporategovernance as soon as reasonably practicable. Our code of conduct and key committee charters are also available on our website. These reports are available free of charge to stockholders upon written request. Such requests should be directed to Albert Narvades, our Senior Vice President, Chief Financial Officer and Corporate Secretary. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http: //www.sec.gov.

SP Jagged Peak LLC

SPJP is a newly formed Delaware limited liability company organized by Singapore Post Enterprise Pte. Ltd., a wholly-owned subsidiary of Singapore Post Limited, in connection with the Merger. As of the date hereof, Marcelo Wesseler is the sole manager and officer of SPJP. SPJP has not engaged in any business other than to enter into the Merger Agreement, and in connection with the Merger and other related transactions.

Sub

Pursuant to the Merger Agreement, shortly before the closing of the Merger, SPJP and the Demirdjians will cause Sub to be formed as a corporation under Nevada law. Just before the effective time of the Merger, the Demirdjians will contribute 5,350,084 shares of Company common stock to Sub in exchange for an equity interest in Sub that will, as a result of the Merger, be converted into new shares of Jagged Peak common stock and which will provide the Demirdjians with an approximate 28.9% interest in Jagged Peak after the Merger, assuming that Mr. Demirdjian exercises his currently outstanding option to purchase 600,000 shares of Company common stock. SPJP will own the remaining majority interest in Sub and, as a result of the Merger, will own an approximate 71.1% interest in Jagged Peak after the Merger, assuming the exercise of Mr. Demirdjian’s stock option. Sub will be formed solely for the purpose of engaging in the Merger, and will not engage in any business other than in connection with the Merger.

The Merger Proposal

You are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement which provides that at the closing of the Merger, Sub will be merged with and into the Company, and each outstanding share of common stock, par value $0.001 per share (the “common stock”), other than shares owned by the Company, SPJP and Sub, including the 5,350,084 shares of Company common stock that the Demirdjians will contribute to Sub just prior to the Merger in exchange for an equity interest in Sub (the “Rollover Shares”), and by holders of common stock who have properly demanded and not withdrawn appraisal rights under Nevada law (which shares of common stock we refer to as “dissenting shares”), will be converted into the right to receive $1.08 in cash per share minus an amount per share equal to the transaction expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis, without interest (the “Merger Consideration”). See “The Merger Agreement – Effect of the Merger on the Common Shares of the Company and Sub” on page 53 for a detailed description of how the Merger Consideration will be calculated. Presently, the Company anticipates that transaction expenses will be approximately $0.09 per share, although the expenses could be more or less than this amount. Assuming expenses of $0.09 per share, the cash payment to the stockholders would be approximately $0.99 per share, which represents a premium of approximately 32% over the closing price for our common stock on October 8, 2015, the last trading day before the public announcement of the signing of the Merger Agreement. In the event that more than three days prior to the special meeting the Company becomes aware of a deviation from the estimated expenses that would cause a decrease of a penny or more in the per share Merger Consideration, it intends to file a Form 8-K with a revised estimate prior to the meeting date in order to provide such information to its stockholders. Stockholders may, if they desire, change their vote on the Merger as described under “The Special Meeting – Voting; Proxies; Revocation – Revocation of Proxies.” In the event that the Company becomes aware of such a deviation after that date, it intends to file a Form 8-K with a revised estimate as soon as practicable in order to provide such information to its stockholders, and to announce such revised estimate at the special meeting if it is then known. The special meeting will not be postponed, however, and all duly submitted proxies not marked “Against” or “Abstain” that are not properly revoked prior to the vote at the special meeting will be voted in favor of the approval of the Merger Agreement and, if the Merger Agreement is approved at the special meeting and the other conditions to closing are met, the Merger will be consummated and the Merger Consideration will be calculated based on the actual amount of such transaction expenses. Management considers it unlikely that the amount of the transaction expenses will vary in any significant way from the estimate set forth above, as such expenses are limited to investment banking fees, legal and other professional services fees, and other out-of-pocket costs and expenses of the Company incurred and accrued to pay third parties in connection with the negotiation and completion of the Merger, and almost all of such expenses have already been incurred.

If the Merger is consummated, the Company will become a privately-held company, owned by SPJP and the Demirdjians.

Conditions to the Merger

The obligations of the Company, SPJP and Sub to effect the Merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

●	that the Company’s stockholders have approved and adopted the Merger Agreement;

●

no temporary restraining order, preliminary or permanent injunction or other judgment has been issued by any court of competent jurisdiction and no other legal restraint or prohibition has been issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger; and

●

no law has been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by the Merger Agreement.

The obligation of the Company to effect the Merger is subject to the fulfillment or waiver, at or before the effective time, of the following additional conditions:

●

the representations and warranties of SPJP and Sub in the Merger Agreement that are qualified as to materiality are true and correct (as so qualified), and the representations and warranties of SPJP and Sub that are not so qualified are true and correct in all material respects, with the same effect as though made as of the closing date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and the Company has received a certificate of SPJP to such effect; and

●

SPJP and Sub have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date, and the Company has received a certificate of SPJP to such effect.

The obligation of SPJP and Sub to effect the Merger is subject to the fulfillment or waiver, at or before the effective time, of the following additional conditions:

●

the representations and warranties of the Company in the Merger Agreement that are qualified as to materiality or Material Adverse Effect are true and correct in all respects (as so qualified), and the representations and warranties of the Company that are not qualified as to materiality or Material Adverse Effect are true and correct in all material respects, with the same effect as though made as of the closing date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided, that the representations and warranties relating to the authorized, issued and outstanding capital stock of the Company are true and correct in all respects as of the closing date, and SPJP has received a certificate of the Company to such effect;

●

the Company has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date, and SPJP has received a certificate of the Company to such effect;

●

the Secretary of the Company has delivered to SPJP a certificate certifying (i) the resolutions of the Board of Directors of the Company approving the Merger, the Merger Agreement and the transactions contemplated under the Merger Agreement, (ii) a report from the inspector of elections in regard to the vote taken to adopt the Merger Agreement and approve the Merger at the special stockholders meeting, and (iii) a report from the Company’s transfer agent as to the number of outstanding shares of Company common stock;

●

the Chief Financial Officer of the Company shall have delivered to SPJP a certificate certifying the Company’s best reasonable estimate of the total Selling Expenses (as defined in the Merger Agreement) and of the Per Share Selling Expenses (as defined in the Merger Agreement);

●

the Rollover Agreement, the Key Stockholder Agreement, the two Major Stockholder Indemnification Agreements, the Employment Agreement with Paul Demirdjian and the Restrictive Covenants Agreements (with each of Paul Demirdjian, Daniel R. Furlong and Vincent J. Fabrizzi), have each been delivered to SPJP and each remains in full force and effect;

●	all material third party consents have been obtained;

●

since the date of the Merger Agreement, no Material Adverse Effect (as defined in the Merger Agreement) has occurred and is continuing, and SPJP has received a certificate of the Company to such effect.

There are no regulatory approvals necessary for the completion of the Merger.

When the Merger Becomes Effective

We anticipate completing the Merger early in the first quarter of 2016, subject to the approval and adoption of the Merger Agreement by the Company’s stockholders as specified herein, and the satisfaction of the other closing conditions.

Recommendation of the Board; Reasons for the Merger; Fairness of the Merger

The Board recommends unanimously that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement. For a description of the reasons considered by the Board for its recommendation, see “Special Factors – Reasons for the Merger; Fairness of the Merger” beginning on page 22. For descriptions of the fairness determinations made by the Demirdjians, the SingPost Purchasers and Messrs. Furlong and Fabrizzi, see “Special Factors – Position of the Purchaser Group and Messrs. Furlong and Fabrizzi as to Fairness of the Merger” beginning on page 39.

The purpose of the Merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the Merger Consideration in cash, representing a premium of approximately 32% over the closing price for common stock on October 8, 2015, the last trading day before the public announcement of the signing of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board with respect to the approval and adoption of the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. In particular, their interests that may be different from or in addition to the interests of the Company’s other stockholders include:

●

Paul and Primrose Demirdjian will retain ownership of approximately 28.9% of the outstanding stock of the Company (assuming the exercise by Mr. Demirdjian of his stock option to purchase 600,000 shares of common stock that will survive the Merger). The Demirdjians will have certain minority stockholder rights, as well as certain rights to sell their shares to SPJP, and SPJP will have certain rights to purchase all the Demirdjian’s shares, pursuant to a Key Stockholder Agreement.

●	Paul Demirdjian will retain an outstanding stock option to purchase 600,000 shares of Company common stock for $0.125 per share. The option will terminate in May 2016 if not exercised.

●

The vesting of their restricted common stock will be accelerated pursuant to the terms of the Merger Agreement, and (other than for restricted shares owned by Paul Demirdjian that are subject to the Rollover Agreement) they will receive the Merger Consideration for their common stock pursuant to the Merger Agreement.

●

Paul Demirdjian will become the initial President and Chief Executive Officer and one of the three members of the Board of Directors of the surviving corporation. Albert Narvades is expected to continue as Chief Financial Officer of the surviving corporation.

●

Paul Demirdjian has entered into a two-year employment agreement with the Company under which he will be entitled to receive salary, bonus and benefits following the closing of the Merger. See “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33 for a description of Mr. Demirdjian’s employment agreement.

●

Vincent Fabrizzi and Daniel Furlong have entered into consulting agreements with the Company under which they will each be paid cash compensation of $23,333 per month for services to be rendered over the 18-month period following the closing of the Merger. See “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33 for a description of Messrs. Fabrizzi’s and Furlong’s consulting agreements.

●

Albert Narvades, our CFO, may receive benefits under his employment agreement as a result of the Merger if he is terminated by the Company after the closing of the Merger, as a result of change-in-control provisions in his employment contract. See “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33 for a description of Mr. Narvades’ employment agreement.

●

The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

●

Along with the foregoing benefits, Messrs. Demirdjian, Fabrizzi and Furlong, and Mrs. Demirdjian, will be obligated to indemnify SPJP for breaches of the Merger Agreement, subject to certain limitations. No other stockholder will have any such indemnification obligations.

●	Messrs. Demirdjian, Fabrizzi and Furlong also will be subject to certain noncompetition and confidentiality provisions.

These interests are discussed in more detail in the section entitled “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33. The Board was aware of the interests described herein and considered those interests along with other matters in approving and recommending the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Financial Advisor

On October 8, 2015, C. Brett Cooper, CPA●ABV, ASA, BVAL, Cr.FA (“Cooper”) d/b/a Valuation & Litigation Solutions, the Board’s financial advisor, orally rendered his opinion to the Board (which was confirmed by delivery of Cooper’s written opinion, dated October 8, 2015, to the Board) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company common stock pursuant to the Merger Agreement.

Cooper’s opinion was directed to the Board, addressed only the fairness, from a financial point of view and as of October 8, 2015, of the Merger Consideration to be received by holders of the Company’s common stock pursuant to the Merger Agreement, and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Cooper’s opinion in this proxy statement is qualified in its entirety by reference to the full text of his written opinion, which is attached as Appendix C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cooper in connection with the preparation of his opinion. However, neither Cooper’s opinion nor the summary of his opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any stockholder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. See “Special Factors – Opinion of Financial Advisor.”

Purposes and Reasons of SPJP and the Demirdjians for the Merger

SPJP and the Demirdjians believe that as a private company and as part of the SingPost group, the Company will have greater operating flexibility and access to resources, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly-traded equity securities. See “Purchaser Group Members’ and Messrs. Furlong’s and Fabrizzi’s Purposes and Reasons for the Merger” on page 39.

Certain Effects of the Merger

If the conditions to the closing of the Merger are either satisfied or waived, Sub will be merged with and into the Company, the separate corporate existence of Sub will cease and the Company will continue its corporate existence under Nevada law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Upon completion of the Merger, all outstanding shares of Company common stock, other than shares owned by the Company, SPJP, Sub (including the Rollover Shares), or holders of dissenting shares, will be converted into the right to receive the Merger Consideration, without interest. Following the completion of the Merger, the common stock will no longer be publicly traded, and stockholders other than SPJP and the Demirdjians will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards

Each share of common stock subject to restricted stock awards granted under the Company’s 2005 Stock Incentive Plan and outstanding immediately prior to the effective time of the Merger will vest and become free of restrictions and (other than those shares held by Sub as a result of contribution by Mr. Demirdjian as part of the Rollover Shares) be eligible to receive the Merger Consideration, without interest and less any applicable withholding taxes.

Each option to purchase shares of common stock outstanding immediately prior to the effective time of the Merger (other than the option to purchase 600,000 shares held by Mr. Demirdjian) will be canceled and the holder will be entitled to receive an amount in cash equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share, and (ii) the total number of shares of common stock subject to such option, without interest and less any applicable withholding taxes.

No Solicitation

Pursuant to the Merger Agreement, except as described below, the Company and its subsidiaries have agreed not to, and to instruct their respective officers, directors, employees, agents and representatives, not to, directly or indirectly:

●

solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal (as defined in the Merger Agreement) or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or

●

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal,

Notwithstanding these prohibitions, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the special meeting, in response to a bona fide written unsolicited Takeover Proposal received after the date of the Merger Agreement that

●

the Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of regionally recognized reputation, that such Takeover Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or could reasonably be expected to result in a Superior Proposal, and such Takeover Proposal did not result from a breach of the Merger Agreement, and

●

the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may, and may permit and authorize its representatives to, in each case subject to compliance with the Merger Agreement,

●

furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the confidentiality agreement between SingPost and the Company (an “Acceptable Confidentiality Agreement”); provided that all such information had been provided, or is concurrently provided, to SPJP, and

●	participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

Neither the Board nor any committee thereof may (or agree or resolve to)

●

withdraw or modify in a manner adverse to SPJP or Sub, or propose publicly to withdraw or modify in a manner adverse to SPJP or Sub, the recommendation or declaration of advisability by the Board of the Merger Agreement or the Merger (any such action, resolution or agreement to take such action being referred to as an “Adverse Recommendation Change”);

●

recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal; or

●

cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action.

The foregoing notwithstanding, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the special meeting, the Board may

●	effect an Adverse Recommendation Change in response to a Superior Proposal,

●	terminate the Merger Agreement to accept such Superior Proposal, or

●	take any action that any court of competent jurisdiction orders the Company to take,

in the case of each of the foregoing, if the Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

However, the Board may not effect such an Adverse Recommendation Change or terminate the Merger Agreement unless the Board shall have first provided written notice to SPJP (an “Adverse Change Notice”) at least three business days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied:

●	such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and

●

SPJP does not make, within three business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board (after consultation with a financial advisor of regional reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three business day period).

The Company has agreed that, during the three business day period prior to its effecting an Adverse Recommendation Change or terminating the Merger Agreement, the Company and its officers, directors and representatives will negotiate in good faith with SPJP and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by the Merger Agreement proposed by SPJP. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless the Merger Agreement has been terminated by its terms, and, if required, the Company has paid to SPJP the Termination Fee and SPJP Expenses, which are described below under “Termination Fee and Expense Reimbursement Provisions.”

Termination

The Company and SPJP may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger, whether prior to or after receipt of the Company stockholder approval. In addition, either the Company or SPJP may terminate the Merger Agreement if:

●

the Merger is not consummated by January 8, 2016 (the “Termination Date”), for any reason; provided that the right to terminate the Merger Agreement under this clause will not be available to any party whose action or failure to act has been a principal cause of or been the primary factor that resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; and provided further that in the event that the special stockholder meeting is delayed, for any reason, such date shall be extended by sixty (60) days; or

●

any temporary restraining order, preliminary or permanent injunction or other judgment is issued by any court of competent jurisdiction or any other legal restraint or prohibition is issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger and has become final and non-appealable.

The Company also may terminate the Merger Agreement:

●

if SPJP has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition relating to the truth and accuracy of SPJP’s representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by SPJP by the date that is 30 business days after such breach or failure or, if capable of being cured by SPJP by such date, SPJP does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this clause at any time when the Company is in breach in any material respect of the Merger Agreement and such breach would cause, or result in, the failure of any of the closing conditions relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement to be satisfied; and

●

prior to the special stockholder meeting, if (i) the Board authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal in accordance with the provisions permitting consideration of other Takeover Proposals and (ii) the Company pays to SPJP the Termination Fee and SPJP Expenses (described below under “Termination Fee and Expense Reimbursement Provisions”) concurrent with the termination of the Merger Agreement.

SPJP also may terminate the Merger Agreement:

●

if prior to receipt of the approval of the Merger Agreement by the Company stockholders at the special stockholder meeting, the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred; and

●

if the Company breaches any of its representations or warranties or fails to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from SPJP and diligently pursue such cure thereafter; provided, that SPJP will not have the right to terminate the Merger Agreement pursuant to this clause at any time when SPJP is in breach in any material respect of the Merger Agreement and such breach would cause, or result in, the failure of any of the closing conditions relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement to be satisfied.

Termination Fee and Expense Reimbursement Provisions

The Company will be required to pay SPJP a fee equal to $667,000 (the “Termination Fee”) in the event that:

●

a third party makes a Takeover Proposal (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or the stockholders of the Company and thereafter

o	the Merger Agreement is terminated by either SPJP or the Company because the Merger has not been consummated by the Termination Date and

o	prior to the date that is nine months after such termination

■	the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or

■	any Takeover Proposal is consummated;

●

the Merger Agreement is terminated by SPJP because the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred in connection with a change in the Board’s recommendation to the stockholders with respect to the Merger; or

●	the Merger Agreement is terminated by the Company in order to accept another Takeover Proposal.

Apart from the Termination Fee, the Company is required to pay SPJP the out-of-pocket fees and expenses incurred by SPJP and its affiliates in connection with the Merger (up to an aggregate of $700,000) (the “SPJP Expenses”), in the event that the Merger Agreement is terminated:

●	by SPJP

o

because the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred in connection with a change in the Board’s recommendation to the stockholders with respect to the Merger, or

o	due to a breach by the Company of its representations or warranties or failure to perform any of its covenants or other agreements contained in the Merger Agreement;

●	by the Company in order to accept another Takeover Proposal.

Financing

The Company and SPJP estimate that the total amount of funds required to complete the Merger and pay related fees and expenses will be approximately $15.8 million. SPJP expects this amount to be provided by internal cash resources provided to it by SingPost.

Voting Agreement

In connection with the Merger Agreement, Paul and Primrose Demirdjian, Vincent Fabrizzi and Daniel Furlong entered into a Voting Agreement with SPJP, dated as of the date of the Merger Agreement (the “Voting Agreement”). On the terms and conditions set forth in the Voting Agreement, they have agreed to vote all of the common stock over which they have voting power (representing in the aggregate 68.4% of the Company’s total outstanding voting power as of January 22, 2016) for the approval and adoption of the Merger Agreement at the special meeting. They have also agreed not to transfer any of their shares of common stock prior to the termination of the Merger Agreement. See “Agreements Involving Common Stock - Voting Agreement” beginning on page 67.

Rollover Agreement and Surviving Stock Option

In connection with the execution of the Merger Agreement, Paul and Primrose Demirdjian entered into a Rollover Agreement with SPJP, dated as of the date of the Merger Agreement (the “Rollover Agreement”). Pursuant to the Rollover Agreement, shortly before the closing of the Merger, SPJP and the Demirdjians will cause Sub to be formed as a new corporation under Nevada law. Just before the effective time of the Merger, the Demirdjians will contribute 5,350,084 shares of Company common stock to Sub in exchange for an equity interest in Sub that will, as a result of the Merger, be converted into new shares of Jagged Peak common stock which will provide the Demirdjians with an approximate 28.9% interest in Jagged Peak, assuming that Mr. Demirdjian exercises his currently outstanding option to purchase 600,000 shares of Company common stock. SPJP will own the remaining majority interest in Sub and, as a result of the Merger, will own an approximate 71.1% interest in Jagged Peak, again assuming the exercise of Mr. Demirdjian’s stock option. Mr. Demirdjian’s current stock option will not be canceled in the Merger. The option has an exercise price of $0.125 per share and will expire in May 2016 if not exercised. See “Agreements Involving Common Stock - Rollover Agreement” beginning on page 67.

Material U.S. Federal Income Tax Consequences of the Merger

If you are a U.S. holder, the receipt of cash in exchange for common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

The Special Meeting

The special meeting of the Company’s stockholders will be held at 11 a.m., Eastern Time, on March 2, 2016, at 7650 Courtney Campbell Causeway, Suite 1200, Tampa, Florida 33607.

Record Date and Quorum

The holders of record of the common stock as of the close of business on January 22, 2016 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the common stock of the Company on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Votes

Merger Agreement

The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock is required to approve and adopt the Merger Agreement. A failure to vote your shares of common stock or an abstention from voting or broker non-vote will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement. Paul and Primrose Demirdjian, Vincent Fabrizzi and Daniel Furlong, the four members of the Company’s Board of Directors, have agreed with SPJP to vote all of the common stock over which they have voting power (representing in the aggregate 68.4% of the Company’s total outstanding voting power as of January 22, 2016) for the approval and adoption of the Merger Agreement at the special meeting. There is no requirement that the Merger Agreement be approved by a majority of the Company’s unaffiliated stockholders (that is, stockholders who are not officers or directors of the Company).

Compensation Payable to Named Executive Officers in Connection with the Merger

The advisory (non-binding) compensation proposal will be approved if it receives the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Dissenters Rights and Rights of Appraisal

Company stockholders are entitled to appraisal rights and payment for the fair value of their shares in connection with the Merger if they properly exercise their dissenters’ rights under the provisions of Sections 92A.300 — 92A.500 of the Nevada Revised Statutes, a copy of which is attached to this document as Appendix D. If you wish to exercise these rights, you must deliver to the Company written notice of your intent to demand payment for your shares before the vote is taken on the Merger and you must not vote any of your shares in favor of the Merger. You must also comply with the other requirements set forth in Appendix D. Strict adherence to all of the requirements set forth in Appendix D must be followed by dissenting stockholders, and your failure to do so will result in forfeiture of your rights to payment, and cause you to be bound by the terms of the Merger Agreement, including receipt of the Merger Consideration. A stockholder’s failure to vote on the proposal to approve the Merger will not constitute a waiver of his/her appraisal rights, and a vote against the Merger proposal will NOT be deemed to satisfy the notice requirements under Nevada State law with respect to appraisal rights. See “Rights of Appraisal” on page 114. Please read the attached Appendix D carefully if you are considering dissenting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the Appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:

The proposed transaction is the Merger of Sub with and into the Company pursuant to the Merger Agreement. If the Merger is consummated, the Company will become a privately-held company, owned by SPJP and the Demirdjians.

Q:	What will I receive in the Merger?

A:

If the Merger is completed and you do not properly exercise your appraisal rights, you will be entitled to receive $1.08 in cash per share minus an amount equal to the transaction expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis, without interest (the “Merger Consideration”). See “The Merger Agreement – Effect of the Merger on the Common Shares of the Company and Sub” on page 53 for a detailed description of how the Merger Consideration will be calculated. Presently, the Company anticipates that transaction expenses will be approximately $0.09 per share, although the expenses could be more or less than this amount. In the event that more than three days prior to the special meeting the Company becomes aware of a deviation from the estimated expenses that would cause a decrease of a penny or more in the per share Merger Consideration, it intends to file a Form 8-K with a revised estimate prior to the meeting date in order to provide such information to its stockholders. Stockholders may, if they desire, change their vote on the Merger as described under “The Special Meeting – Voting; Proxies; Revocation – Revocation of Proxies.” In the event that the Company becomes aware of such a deviation after that date, it intends to file a Form 8-K with a revised estimate as soon as practicable in order to provide such information to its stockholders, and to announce such revised estimate at the special meeting if it is then known. The special meeting will not be postponed, however, and all duly submitted proxies not marked “Against” or “Abstain” that are not properly revoked prior to the vote at the special meeting will be voted in favor of the approval of the Merger Agreement and, if the Merger Agreement is approved at the special meeting and the other conditions to closing are met, the Merger will be consummated and the Merger Consideration will be calculated based on the actual amount of such transaction expenses. Management considers it unlikely that the amount of the transaction expenses will vary in any significant way from the estimate set forth above, as such expenses are limited to investment banking fees, legal and other professional services fees, and other out-of-pocket costs and expenses of the Company incurred and accrued to pay third parties in connection with the negotiation and completion of the Merger, and almost all of such expenses have already been incurred. Assuming expenses of $0.09 per share, the cash payment to the stockholders would be approximately $0.99 per share, which represents a premium of approximately 32% over the closing price for common stock on October 8, 2015, the last trading day before the public announcement of the signing of the Merger Agreement.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of common stock?

A:

If you comply with all the requirements of Sections 92A-300 - 92A500, inclusive, of the Nevada Revised Statutes (“NRS”) (including not voting in favor of the approval and adoption of the Merger Agreement), you are entitled to have the “fair value” (as defined pursuant to Section 92A-320 of the NRS) of your shares of common stock determined by a court and to receive payment based on that valuation instead of receiving the Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must comply with the requirements of the NRS. See “Rights of Appraisal” and the text of the Nevada appraisal rights statute, Sections 92A-300 - 92A-500, inclusive, which is reproduced in its entirety as Appendix D to this proxy statement.

Q:	When and where is the special meeting to be held?

A:	The special meeting will take place on March 2, 2016, starting at 11 a.m. Eastern Time, at 7650 Courtney Campbell Causeway, Suite 1200, Tampa, Florida 33607.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the following proposals:

●	approval and adoption of the Merger Agreement;

●	approval, by non-binding, advisory vote, of compensation that will or may become payable to the Company’s named executive officers in connection with the Merger; and

●	action upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What vote of our stockholders is required to approve and adopt the Merger Agreement?

A:

The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock is required to approve and adopt the Merger Agreement. A failure to vote your shares of common stock or an abstention from voting or broker non-vote will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.

Q:	What vote of our stockholders is required to approve other matters to be presented at the special meeting?

A:

The proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to the named executive officers of the Company in connection with the Merger, will be approved if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

Q:	How does the Board recommend that I vote?

A:	The Board recommends unanimously that our stockholders vote:

●	“FOR” the approval and adoption of the Merger Agreement; and

●	“FOR” the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger.

You should read “Special Factors – Reasons for the Merger; Fairness of the Merger” beginning on page 22 for a discussion of the factors that the Board considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33.

Q:	What effects will the Merger have on Jagged Peak?

A:

The common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prices are quoted on the OTCPink under the symbol “JGPK.” As a result of the Merger, the Company will cease to be a publicly-traded company and will be owned by SPJP and the Demirdjians.

Following the consummation of the Merger, the registration of the common stock and our reporting obligations with respect to the common stock under the Exchange Act will be terminated upon application to the Securities and Exchange Commission (“SEC”).

Q:	What will happen if the Merger is not consummated?

A:

If the Merger is not consummated for any reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company and the Company’s common stock will continue to be listed and traded on the OTCPink. Under specified circumstances involving another offer for a takeover of the Company, the Company may be required to pay SPJP a break-up fee and certain expenses, up to a maximum of $1.367 million, if the Merger Agreement is terminated.

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger?

A:

The approval of this proposal is not a condition to the completion of the Merger. The SEC rules require the Company to seek approval on a non-binding, advisory basis of certain payments that will or may be made to the Company’s named executive officers in connection with the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or SPJP. If the Merger Agreement is approved and adopted by the stockholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its Appendices and the documents referred to as incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against approval and adoption of the Merger Agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of common stock for the per share Merger Consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Do not send in your certificates now.

Q:	Can I revoke my proxy and voting instructions?

A:

Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607, by submitting a new proxy card dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I sell my shares of common stock before completion of the Merger?

A:

If you transfer your shares of common stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of common stock through completion of the Merger.

The record date for determining stockholders entitled to vote at the special meeting is earlier than the date on which the Merger will be consummated. So, if you transfer your shares of common stock after the record date but before the special meeting, you will have transferred your right to receive the Merger Consideration in the Merger, but retained the right to vote at the special meeting.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact

Albert Narvades, CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext. 225

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among the Board members, members of our management and other parties with respect to the Merger.

The Board, together with the Company’s executive management, regularly reviews the Company’s business and operations, as well as the strategic alternatives available to maximize stockholder value, including among others, continuing to operate as a stand-alone company, being acquired by another company or financial sponsor, or partnering with other companies to expand product offerings or better utilize Company assets. Consistent with this review, the Board reviews potential acquisitions, mergers, and unsolicited indications of interest received from third parties from time to time.

Both nationally and internationally, the Company faces significant competition. The Company also faces competition from the in-house organizations of its existing and prospective customers. Most of the Company’s competitors are larger, have more extensive resources, and have larger geographic territories. As a result, the Company operates in a highly competitive industry in which it must remain efficient and well-capitalized to compete.

In June 2013, the Board sought to address the existing competitive position and need for capital resources and investigate potential partners that would allow the Company to become more competitive in the marketplace. The Board retained an independent financial advisor, View Partners Capital LLC (“VPC”), to represent the Company in seeking potential business combinations, including acquisitive mergers, as well as develop strategies for a possible sale of the entire Company or its fulfillment business. Following that review, in July 2013, VPC was engaged as the Company’s exclusive financial advisor and agent in seeking parties interested in a transaction with the Company.

During the period of its engagement between June 2013 and February 2014, VPC approached over 80 parties (which included companies with a strategic interest as well as potential financial sponsors) and had initial conversations with 20 of them. Of this group of 20 potential buyers, 17 desired to obtain confidential information about the Company and each executed a nondisclosure agreement to evaluate a potential business transaction or arrangement with the Company. Of these 17, nine parties held detailed conversations and/or meetings with management related to the Company’s business operations, products and/or financial position, and four of those nine visited the Company’s facilities and corporate headquarters. Of the four, two strategic parties expressed verbal interest in the fulfillment part of the Company’s business in the range of $6 million to $10 million, subject to a successful sale of the technology portion of the Company’s business. However, the sale of the Company’s technology did not materialize and no written offers were received for the fulfillment side of the business. In July 2013, a financial group provided an initial non-binding expression of interest to purchase 100% of the Company’s common stock for a purchase price of $1.00 per share, which was conditioned upon, among other things, a sale of Company technology for at least $17 million and required further financing. Due to these conditions, the Board did not pursue this transaction, and the financial group did not revise its proposal or express further interest.

VPC initially approached Wolfgang Baier, CEO of Singapore Post Limited (“SingPost”), on June 21, 2013, as part of its efforts to identify potential strategic and financial buyers regarding a prospective transaction involving the Company, including a merger, a sale or other disposition of all or a material portion of the Company’s assets, or a restructuring, recapitalization or similar transaction. The Board’s interest in exploring a prospective transaction at that time was motivated by (i) recent mergers and acquisition activity in the ecommerce order management software and fulfillment services sector, (ii) uncertainty about the Company’s future ability to diversify its customer base in light of the emergence of larger and well-funded competitors in the ecommerce platform and fulfillment space and (iii) low trading volume and lack of liquidity in the Company’s common stock.

On June 22, 2013, Marcelo Wesseler, CEO of SP eCommerce Pte. Ltd., a wholly-owned subsidiary of SingPost, responded to VPC’s inquiry of June 21, 2013 by email to Mr. Baier regarding potential interest, and briefly spoke with VPC. The discussions related to the Company’s business plans and positioning for the future, including the Company’s sales pipeline and potential customers. In addition, VPC provided a brief online technology demonstration for Mr. Wesseler.

On June 25, 2013, the Company’s CEO made an initial non-confidential high level online presentation to SingPost, followed by general discussions about the Company.

On July 1, 2013, SingPost and the Company entered into a non-disclosure agreement to facilitate the exchange of information.

On July 3, 2013, the Company’s management made an online presentation to SingPost of a more detailed business and product overview, together with web product demonstrations. During the remainder of July, the Company and VPC responded to preliminary due diligence questions from SingPost regarding the Company’s customers, purchase price expectations and management. In particular, between July 6, 2013 and July 10, 2013, VPC held several conference call discussions on behalf of the Company with staff at SingPost, to provide further information regarding the sales pipeline of potential new business and existing client revenue projections for the Company.

On July 9, 11 and 21, 2013, VPC and SingPost held further due diligence discussions regarding the Company’s clients and financial information.

During the weeks following those conference call presentations and receipt of preliminary due diligence information, SingPost held internal discussions regarding its own eCommerce M&A prioritization and plans, toward the objective of reaching a decision on whether it might be interested in acquiring the Company.

On August 11, 2013, as a result of the SingPost internal discussions, Mr. Wesseler informed VPC of SingPost’s decision not to pursue a transaction with the Company at that time, due to our Board’s expectations of a purchase price in the mid-$20 million range.

On August 15, 2013, at the Company’s request VPC contacted SingPost about a possible strategic partnership between the companies in which SingPost would become a systems integrator for the Company.

On September 3, 2013, VPC arranged for a follow-up discussion between the Company’s CEO and Marcelo Wesseler about a possible strategic partnership between the companies. Discussions continued during September and early October 2013, but no agreement was concluded.

On February 1, 2014, the Company terminated the engagement of VPC as its financial advisor, because no viable proposals had materialized to that date due to the Company’s high customer concentration and valuation expectations in the mid-$20 million range.

On June 11, 2014, VPC had a meeting with the Company’s CEO and Marcelo Wesseler while attending a conference in Chicago, and at that time restarted conversations regarding a potential business combination and about SingPost becoming a systems integrator for the Company.

During the summer of 2014, the Company’s CEO continued to have discussions with representatives of SingPost on the prospects of a strategic partnership. For two weeks in August 2014, the Company hosted a technical resource from SingPost to review the EDGE platform and create tests and live environments for its existing deployments.

On October 1, 2014, the Company sent to SingPost a Master Systems Integrator agreement with the intent of developing a solution for existing Company clients and prospects to offer products to the Asia Pacific area, in addition to offering the EDGE platform to SingPost to utilize with its existing clients and prospects.

On November 5, 2014, SingPost discussed broadly with VPC potential options for a transaction with the Company. SingPost described transaction structures it had used in the past, stressing the importance to SingPost of partnering with the management and/or founders of companies it acquired rather than completely buying out management’s equity interest.

VPC contacted the Company about this conversation, and on November 17, 2014, VPC spoke with SingPost’s advisors and discussed transaction structure, corporate governance, minority stockholder vote, voting agreements with key stockholders, process and timing for a possible transaction.

On November 21, 2014, the Company and VPC received a non-binding letter of intent (“LOI”) for the acquisition by SingPost of a 75% equity ownership interest in the Company via a merger of a subsidiary of SingPost with the Company. The LOI contemplated that the Company’s CEO would rollover a 25% equity interest in the Company. The aggregate purchase price in the LOI was based on a $22 million enterprise value for the Company. The LOI contemplated that the executive officers of the Company, but no other stockholders, would have the obligation to indemnify SingPost during the 2 years after closing for any inaccuracies or misrepresentations in the representations and warranties, or breaches of the covenants, that would be included in the definitive acquisition agreement, up to a maximum of 15% of the merger proceeds received by them, and in the case of the Company’s CEO, up to a maximum of 15% of his Company shares owned after the merger. The executive officers also would be required to enter into customary 2-year noncompetition/nonsolicitation agreements. The LOI contemplated that, three years after the closing of the merger, the Company’s CEO would have a right to require SingPost to buy his Company shares and that SingPost would have the right to require the CEO to sell to it his Company shares, at a price based on various multiples of the Company’s adjusted cumulative earnings before interest, taxes, depreciation and amortization for fiscal years 2014, 2015 and 2016.

On November 24, 2014, the Board met with VPC and Shumaker, Loop & Kendrick, LLP, the Company’s legal counsel (“Shumaker”), to review the SingPost LOI. Representatives of Shumaker discussed with the Board the legal process for board and stockholder approval, including the conflicts of interest faced by the Board members based upon their continued equity ownership in the Company after the merger. They also discussed due diligence, transaction timing and related matters. The Company re-engaged VPC as its exclusive financial advisor in connection with a potential business combination with SingPost and asked VPC to contact SingPost to clarify certain terms and provisions in the proposal.

On December 3, 2014, the Board discussed with VPC comparable public companies’ trading multiples and acquisition transaction analyses in the e-commerce fulfillment and order management system sector. VPC addressed for the Board the various factors that affect valuations, including those that would affect the Company’s valuation, such as high customer concentration and the lack of trading volume and liquidity in its common stock.

On December 4, 2014, Shumaker and VPC spoke with SingPost’s legal counsel, DLA Piper, to provide the Company’s response to the LOI. The Company’s response among other points included demands for a purchase price of more than $30 million in enterprise value, a reduction of the Company’s CEO rollover to 20%, a reduction of the escrow fund to be provided by the Company’s executive officers for indemnity obligations to 5% from 15%.

Between December 5 and December 10, 2014, VPC had several communications with SingPost regarding additional requests for information that could support a higher purchase price, including valuation considerations for the Company’s real estate assets and treatment of its line of credit.

On December 10, 2014, the Company’s CEO and VPC spoke with representatives of SingPost regarding the LOI response provided on December 4, 2014. On that call, after taking into consideration the value of the Company’s real estate assets, SingPost described a revised offer with an aggregate purchase price based on an enterprise value of $25 million, which equated to $0.94 per share prior to transaction expenses. This revised offer required the Company’s CEO to continue to own 25% of the Company’s stock and Daniel Furlong and Vincent Fabrizzi to maintain a combined 15% ownership of the Company’s stock post-closing. Later that day, VPC spoke to the Board regarding the revised offer and the Board’s proposed response and further discussed stock price premiums, comparable market analysis and specific acquisition valuation considerations that affected the Company’s valuation.

On December 11, 2014, VPC spoke to SingPost regarding the Company’s response (in which among other points, the Board requested an upfront purchase price based on an enterprise value of $27 million), the request by the Company’s CEO that his required ownership post-closing be reduced to 20%, and the request by Daniel Furlong and Vince Fabrizzi that their combined ownership be reduced to 5% post-closing.

On December 16, 2014, SingPost sent a revised draft LOI, dated December 15, 2014, to the Board and VPC stating that SingPost was interested in acquiring 70% of the Company’s outstanding equity through a merger transaction, with a rollover of a 30% equity interest by the key management stockholders (the Company’s CEO would hold a 20% equity interest, and each of Vincent Fabrizzi and Daniel Furlong a 5% equity interest post-closing). The purchase price in that draft LOI was left blank and the escrow fund was modified to equal 10% of the cash portion of the purchase price otherwise payable to the Company’s executive officers, plus 15% of their rolled over shares. Otherwise, the material terms of the LOI were the same.

On December 18, 2014, the Board and VPC discussed the revised draft LOI. After considering factors such as the Company’s customer concentration, the extremely competitive environment in which the Company operates, and the need for further capital, the Board agreed to move forward with the framework outlined in the revised draft LOI, based on an enterprise value of $27 million and post-closing indemnification obligations that were limited to the Company’s CEO, Daniel Furlong and Vince Fabrizzi. The Board agreed to defer discussion of the treatment of the line of credit, and its impact on valuation, until after SingPost had completed its financial due diligence.

On December 19, 2014, SingPost delivered to the Company a signed, revised non-binding LOI for the acquisition of 70% of the Company’s outstanding equity with a rollover of a 30% equity interest by the key management stockholders (the Company’s CEO would hold a 20% equity interest, and both of Vincent Fabrizzi and Daniel Furlong would hold a 5% equity interest post-closing), with a purchase price based on enterprise value of $27 million. The LOI contemplated that Messrs. Demirdjian, Fabrizzi and Furlong, but no other stockholders, would have the obligation to indemnify SingPost during the 2 years after closing for any inaccuracies or misrepresentations in the representations and warranties, or breaches of the covenants, included in the definitive acquisition agreement, up to a maximum of 10% of the merger proceeds received by them, and in the case of the Company’s CEO, up to a maximum of 15% of his Company shares owned after the merger, which funds and shares would be held in escrow for such 2-year period. The executive officers of the Company also would be required to enter into customary 2-year noncompetition/nonsolicitation agreements. The LOI contemplated that, three years after the closing of the merger, each of Messrs. Demirdjian, Fabrizzi and Furlong would have a right to require SingPost to buy his Company shares and that SingPost would have the right to require each of them sell to it his Company shares, at a price based on various multiples of the Company’s adjusted cumulative earnings before interest, taxes, depreciation and amortization for fiscal years 2014, 2015 and 2016. The Company’s CEO signed and delivered the LOI to SingPost later that day.

On December 22, 2014, the Company received an initial due diligence request from DLA Piper, and during the remainder of December, January and February 2014, SingPost conducted its due diligence review of the Company.

On March 4, 2015, following completion of most of SingPost’s due diligence, the Company and VPC received a SingPost proposal with proposed adjustments and refinements to the transaction structure, including a refinancing proposal for the Company’s debt, and a decrease in the percentage of equity ownership interest taken by SingPost from 70% to 60%, with a corresponding increase in the Company’s CEO’s ownership from 20% to 30% post-closing (with Messrs. Furlong and Fabrizzi each rolling over a 5% equity interest). The proposed structure further assumed a cash reserve of approximately $1.9 million for ongoing capital expenditures and net working capital requirements. These revisions maintained a purchase price based on an enterprise value of $27 million, resulting in an implied price of $0.96 per share prior to transaction expenses.

On March 5, 2015, VPC informed SingPost that the Board required the per share price to be increased to $1.11 prior to transaction expenses and that the management stockholders considered an aggregate 30% equity rollover to be the maximum rollover percentage. VPC also requested additional details on the terms of the proposed refinancing of Company debt.

On March 8, 2015, VPC spoke with SingPost to explain the Board’s rationale for the $1.11 purchase price per share prior to transaction expenses, including the Company’s recent customer wins in 2015, for the exclusion of the Company’s credit facility from the calculation of total debt, and for the removal of any cash reserve requirement for capital expenditures as included in the SingPost proposal of March 4.

On March 9, 2015, VPC conveyed to the Board SingPost’s response, indicating that it might be able to offer $1.06 per share prior to transaction expenses. The Board rejected this price, and instructed VPC to inform SingPost that the Board’s position remained unchanged and that the Company would not consider a transaction price lower than $1.11 per share prior to transaction expenses. VPC so advised SingPost later that day.

On March 12, 2015, while attending customer meetings in New York, the Company’s CEO met with VPC to discuss next steps, if any were to be undertaken. SingPost requested a financial update for the first quarter of 2015.

On March 15, 2015, the LOI exclusivity period for negotiations between the parties under the LOI expired and was not extended.

On March 16, 2015, VPC spoke with SingPost and SingPost agreed to removal of the requirement for a reserve for capital expenditures and offered a purchase price of $1.06 per share prior to transaction expenses.

On March 18, 2015, VPC provided the first quarter financial update to SingPost.

On March 24, 2015, the Company’s CEO and VPC spoke with SingPost to discuss the latest proposal. After taking into consideration the Company’s recent customer wins and financial update, SingPost agreed to raise its offer to $1.08 per share prior to transaction expenses from the previous $1.06 offer.

On March 27, 2015, VPC conveyed to SingPost the Company’s response that the Board wanted a net per share price of $1.05 after transaction expenses. SingPost did not accept this counterproposal.

On April 17, 2015, SingPost emailed the Company’s CEO with a proposal for a $1.08 per share price before transaction expenses, with SingPost acquiring 65% of the Company’s outstanding shares, the Company CEO retaining 30% of the Company’s stock and continuing to serve as CEO, and Dan Furlong and Vincent Fabrizzi each retaining 2.5% of the Company’s stock and resigning as employees, officers and directors of the Company and being retained as consultants for 12 months. The Board agreed to proceed and requested transaction documents as a next step.

On May 8, 2015, DLA Piper sent a first draft of a Key Stockholder Agreement (the “Key Stockholder Agreement”) to the Company and Shumaker. The Key Stockholder Agreement provided that, for a period of two years after the merger Messrs. Demirdjian, Fabrizzi and Furlong would indemnify and hold harmless the SingPost subsidiary that would be involved in the acquisition (SPJP), as well as its affiliates, from certain losses arising during the first two years after the closing of the merger in connection with any (i) breach of a representation or warranty made by the Company in the Merger Agreement, (ii) breach of or default in connection with any covenant or agreement made by the Company in the Merger Agreement, or (iii) appraisal or similar action with respect to shares of Company’s capital stock relating to the merger. The Key Stockholder Agreement placed certain limits on the losses for which Messrs. Demirdjian, Fabrizzi and Furlong would be liable. The Key Stockholder Agreement also prohibited Messrs. Demirdjian, Fabrizzi and Furlong from transferring any shares of the Company for a three year period after closing and granted SPJP a right to purchase the Company shares (i) owned by Dan Furlong and Vincent Fabrizzi, on the first anniversary of the merger for $1.05 per share, and (ii) owned by Messrs. Demirdjian, Fabrizzi and Furlong, after the third anniversary of the closing of the merger for a price based on various multiples of the Company’s adjusted cumulative earnings before interest, taxes, depreciation and amortization for fiscal years 2015, 2016 and 2017. The Key Stockholder Agreement also granted Messrs. Demirdjian, Fabrizzi and Furlong a right to require SPJP to purchase their Company shares after the third anniversary of the closing of the merger at the same purchase price based on various multiples of the Company’s adjusted cumulative earnings before interest, taxes, depreciation and amortization for fiscal years 2015, 2016 and 2017. The Key Stockholder Agreement also granted Paul Demirdjian certain minority stockholder rights, including representation on the Company’s board of directors.

On May 19, 2015, the Company received the first draft of a definitive Agreement and Plan of Merger (the “Merger Agreement”) from DLA Piper. The Merger Agreement did not set out a specific per share payment to be paid for the Company shares to be acquired. It did contain customary representations and warranties and covenants to be made by the Company. The Merger Agreement contained a “no-shop” provision and a limited “fiduciary out” for the Company’s Board of Directors, with a breakup fee of 5% of the equity value of the transaction in the event that the Company received and accepted a superior offer from another buyer. As conditions to SPJP’s obligation to close the Merger, it required, among other things, the execution of the Key Stockholder Agreement and an employment agreement with Paul Demirdjian (the “Demirdjian Employment Agreement”).

During the remainder of May and during the first three weeks of June, the Company’s CEO and CFO met with representatives of Shumaker to discuss the Merger Agreement and the Key Stockholder Agreement, timing and related matters. Based on these discussions, the draft Merger Agreement and Key Stockholder Agreement were revised to refine the representations, warranties and covenants of the parties, and seeking certain improved transaction terms, including a more effective fiduciary out for the Board of Directors, a reduction from 5% to 3% in the amount of the termination fee payable in the event the Company accepted a superior offer from another buyer, and a reverse breakup fee payable by SingPost to the Company if SPJP breached the Merger Agreement. On June 20, 2015, the revised drafts were sent to DLA Piper.

During the course of negotiations, SingPost decided that, given the decreased and relatively small amount of equity proposed to be retained by Messrs. Fabrizzi and Furlong, and their anticipated transitions out of active management of the business, it would be simpler if SingPost bought out the entire equity positions of Messrs. Fabrizzi and Furlong up front, and had only the Company CEO to work with as a minority owner after the Merger. This revised position on the rollover of management shares also appeared to coincide with the preferences of Messrs. Fabrizzi and Furlong, and was accepted by them after some further discussions. The revised draft of the Key Stockholder Agreement sent to SingPost and DLA Piper by Shumaker on behalf of the Company on June 20, 2015, reflected the proposed removal of Messrs. Fabrizzi and Furlong from participation in the rollover of any equity interest in the Company.

Over the next three and one-half months, the parties continued to negotiate the terms of these two agreements, along with additional agreements related to the Merger, until they were finalized and executed on October 9, 2015.

On July 23, 2015, DLA Piper sent first drafts of a Voting Agreement and a Restrictive Covenants Agreement to Shumaker and the Company’s CEO. The Voting Agreement required the Board Members to vote in favor of the merger unless the Merger Agreement was terminated. The Restrictive Covenants Agreement contained customary non-competition covenants that would restrict the Company’s executive officers from competing with the Company for a period of two years after the merger. Over the next two and one-half months, the parties finalized these agreements which were executed on October 9, 2015.

On August 29, 2015, DLA Piper sent to Shumaker and Mr. Demirdjian first drafts of the Demirdjian Employment Agreement, a Major Stockholder Indemnification Agreement for Messrs. Furlong and Fabrizzi (which duplicated the provisions of the Key Stockholder Agreement regarding the indemnification obligations in favor of SPJP) (the “Major Stockholder Indemnification Agreements”), and Consulting Agreements for Vincent Fabrizzi and Daniel Furlong (the “Consulting Agreements”).

Messrs. Demirdjian, Fabrizzi and Furlong discussed with Shumaker and among themselves these draft transaction documents, and over the following 40 days these documents were negotiated and finalized prior to their execution on October 9, 2015.

On September 30, 2015, DLA Piper sent to Shumaker and the Company’s CEO first drafts of a Rollover Agreement providing for Paul and Primrose Demirdjian to roll over most of their existing equity interest in the Company (the “Rollover Agreement”). The Rollover Agreement was negotiated between September 30, 2015 and October 8, 2015 prior to its execution on October 9, 2015.

On October 8, 2015, the Board, along with Cooper and representatives of Shumaker, met in person in Tampa, Florida, and discussed the final transaction documents. Cooper, who had been engaged by the Company to provide an opinion as to the fairness of the proposed merger to the Company’s stockholders from a financial point of view, made a presentation regarding his analysis and delivered his oral opinion, confirmed by delivery of a written opinion dated October 8, 2015, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cooper in preparing its opinion, the Merger Consideration to be received by the Company’s stockholders pursuant to the Merger Agreement was fair to such holders from a financial point of view. The Company’s legal counsel then reviewed the material terms of the Merger Agreement and other ancillary agreements to be entered into by the Demirdjians and the board members with the Company and SPJP, and reviewed with the Board members their fiduciary duties in connection with the potential transaction, including, among other things, certain corporate governance considerations and Nevada law matters.

Following a review of the negotiations and discussions regarding the potential transaction, the Board expressed its unanimous view that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable and in the best interest of the Company and its stockholders, and thus that it would recommend approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company’s stockholders. For the basis of the Board’s determination in this regard, please see “Reasons for the Merger; Fairness of the Merger” below.

The next morning, on October 9, 2015, the Merger Agreement was executed by the Company and SPJP. In addition, all of the members of the Company’s Board entered into the Voting Agreement with SPJP; Paul Demirdjian entered into an Employment Agreement with the Company; the Demirdjians entered into the Rollover Agreement and the Key Stockholder Agreement with SPJP; Paul Demirdjian, Vincent Fabrizzi and Daniel Furlong entered into the Restrictive Covenants Agreements with SPJP; and Vincent Fabrizzi and Daniel Furlong entered into the Major Stockholder Indemnification Agreements with SPJP and the Consulting Agreements with the Company.

On October 9, 2015, prior to the opening of trading on the U.S. public stock markets, the Company issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger; Fairness of the Merger

Our Board believes, based on its consideration of the factors described below, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair, to the Company’s unaffiliated stockholders. The Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger and/or preparing a report concerning the procedural fairness of the transaction. The Board did engage C. Brett Cooper, CPA●ABV, ASA, BVAL, Cr.FA (“Cooper”) d/b/a Valuation & Litigation Solutions, to provide a fairness opinion to the Board, to the effect that the Merger Consideration to be received pursuant to the Merger Agreement by the Company’s stockholders was fair, from a financial point of view, to such stockholders, subject to various assumptions and limitations described in his opinion.

The Board, with the advice and assistance of its legal and financial advisors, evaluated the Merger, the terms and conditions of the Merger Agreement and the transactions contemplated thereby. Over the course of approximately 10 months, the Board negotiated with SingPost. At a meeting held on October 8, 2015, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company’s stockholders. The Board also unanimously recommended that that the stockholders of the Company approve and adopt the Merger Agreement.

In evaluating the Merger, the Merger Agreement, and the other transactions and agreements contemplated thereby, the Board consulted with its legal and financial advisors, consulted with our management and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

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the fact that the Merger Consideration consists solely of cash, providing our stockholders with certainty of value and liquidity upon consummation of the Merger, particularly in light of the relatively limited trading volume of our stock;

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recent and historical market prices for our common stock, as compared to the Merger Consideration, including the fact that the expected per share Merger Consideration of $0.99 represents an approximate premium of:

●	32% over the trading price for our common stock on October 8, 2015, the last trading day before public announcement of the signing of the Merger Agreement;

●	34% to the $0.74 volume weighted average price per share of our common stock for the 30-day period ended October 8, 2015;

●	29% to the $0.77 volume weighted average price per share of our common stock for the 90-day period ended October 8, 2015; and

●	30% to the $0.76 volume weighted average price per share of our common stock for the 180-day period ended October 8, 2015.

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the Board’s belief, based on negotiations with SingPost and their advisors, that the offer of $1.08 per share minus a per share portion of the transaction expenses in cash was the highest per share consideration that SingPost was willing to offer;

●	the fact that the Merger Consideration was more than the net book value of the common stock on a per share basis and the likely liquidation value of the Company;

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the financial analysis reviewed by Cooper with the Board as well as the oral opinion of Cooper rendered to the Board on October 8, 2015 (which was confirmed by delivery of Cooper’s written opinion, dated October 8, 2015, to the Board) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by Company’s stockholders pursuant to the Merger Agreement, which financial analysis and conclusion the Board adopts as its own;

●	the Board’s review of the structure of the Merger Agreement and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

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the limited and customary conditions to the parties’ obligations to complete the Merger, the commitment by SPJP and Merger Sub to use their reasonable best efforts to take or cause to be taken all actions to consummate the Merger and the transactions contemplated thereby, including all actions necessary to obtain applicable regulatory approvals;

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subject to compliance with the Merger Agreement and prior to the time our stockholders approve the proposal to approve and adopt the Merger Agreement, the ability of our Board to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if our Board determines, after consultation with outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal;

●	the ability of our Board, subject to certain conditions, to change its recommendation that our stockholders approve and adopt the Merger Agreement; and

●	the customary nature of the representations, warranties and covenants of SPJP and Sub in the Merger Agreement;

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the availability of appraisal rights under Nevada law to our stockholders who do not vote in favor of the proposal to approve and adopt the Merger Agreement and who comply with all of the required procedures under Nevada law, which provides those eligible stockholders with an opportunity to have a Nevada court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

The Board believes the following factors support its determinations and recommendations and provide assurance of the fairness of the Merger to the Company’s minority stockholders:

Opinion of Financial Advisor

The receipt by the Board of Cooper’s opinion, dated October 8, 2015, to the Board as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by the Company’s stockholders pursuant to the Merger Agreement, which opinion was based upon and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as further described in the section entitled “ — Opinion of Financial Advisor”.

Terms of the Merger Agreement

The terms and conditions of the Merger Agreement, including that the Company’s ability to terminate after January 8, 2016, if the Merger has not occurred prior to such date allows the Company to ensure that the Merger is consummated as negotiated by the Board.

The Board also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following (not necessarily in order of relative importance):

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the fact that, subsequent to completion of the Merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent our stockholders (other than the Demirdjians) from participating in any value creation the business could generate, as well as any future appreciation in our value;

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the fact that we would be obligated to pay a breakup fee of $677,000 to SPJP and reimburse SPJP’s expenses in an amount up to $700,000 under certain circumstances, including the impact of such fee payment and expense reimbursement on the willingness of other potential acquirers to propose alternative transactions, although our Board believed that such fee payment and expense reimbursement was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire the Company following the announcement of the Merger;

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the fact that we will be prohibited from soliciting or taking any actions to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal (however, we will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if our Board determines in good faith that such proposals would reasonably be expected to lead to superior proposals, such proposals did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement and, if the Board determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law);

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the fact that SPJP’s and Sub’s obligations to consummate the Merger are subject to certain conditions, including the possibility that such conditions may not be satisfied, including as a result of events outside our control;

●	the fact that if the Merger is not consummated:

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our directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred significant transaction costs attempting to consummate the transaction;

●	the market’s perception of our continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and

●	the trading price of our common stock would likely materially decrease;

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the potential negative effect of the pendency of the Merger on our business and relationships with customers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of our management might choose not to remain employed with the Company prior to the completion of the Merger, regardless of whether or not the Merger is completed;

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the fact that under the terms of the Merger Agreement, we have agreed that we will conduct our business in the ordinary course consistent with past practices and use our reasonable best efforts to preserve intact our business organizations and relationships with third parties and to keep available the services of our current officers and key employees, and that subject to SPJP’s consent, we will not take a number of specific actions related to the conduct of our business and the possibility that these terms may limit our ability to pursue business opportunities that we would otherwise pursue;

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the fact that our directors and officers may receive certain benefits that are different from, and in addition to, those of our other stockholders, as described in below under “Interests of the Company’s Directors and Executive Officers in the Merger”;

●	the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and

●	the fact that the Merger Consideration will be taxable to our taxpaying stockholders.

The Board concluded that the potential benefits that it expected the Company stockholders would achieve as a result of the Merger outweighed the risks and potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate decision. The Board based its recommendation on the totality of the information presented. Accordingly, the Board has decided that it is in the best interest of the Company and the Company’s stockholders to undertake the going private transaction at this time for the reasons described above.

The foregoing discussion of the information and factors considered by the Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 48.

Opinion of Financial Advisor

The Board of Directors retained C. Brett Cooper, CPA●ABV, ASA, BVAL, Cr.FA (“Cooper”) d/b/a Valuation & Litigation Solutions, to provide a fairness opinion to the Board. On October 8, 2015, at a meeting of the Board held to consider recommending the potential Merger, Cooper rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated October 8, 2015, to the effect that, as of such date and based on financial information dated August 21, 2015 and subject to various assumptions and limitations described in his opinion, the Merger Consideration to be received pursuant to the Merger Agreement by the Company’s stockholders was fair, from a financial point of view, to such stockholders.

The full text of Cooper’s written opinion, dated October 8, 2015, to the Board which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as an Appendix to this proxy statement and is incorporated by reference herein in its entirety. The following summary of Cooper’s opinion is qualified in its entirety by reference to the full text of the opinion.

Cooper delivered his opinion to the Board for the benefit and use of the Board in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. Cooper’s opinion did not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. Cooper also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter. Neither Cooper’s opinion nor the summary of his opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any stockholder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Cooper’s opinion states that it is furnished for the use and benefit of the Board of Directors of the Company in connection with its consideration of the merger transaction and should not be construed as creating any fiduciary duty on Cooper’s part to any party. Cooper believes that, under Florida law, based on the express terms of his contract relating to his engagement as financial advisor to the Company’s Board, Company stockholders cannot rely on his opinion, and he intends to assert the substance of the disclaimer as a defense to any stockholder claims that might be brought against him under applicable state law. Cooper does not believe that Florida law has addressed the availability of such a defense in connection with any such stockholder claim. The issue necessarily would have to be resolved by a court of competent jurisdiction, and the availability or non-availability of such a defense will have no effect on the rights and responsibilities of the Company’s Board of Directors under governing state law, or the rights and responsibilities of the Board or Cooper under the federal securities laws.

In connection with his opinion, Cooper, among other things:

●	reviewed certain publicly available business and financial information relating to the Company;

●

reviewed certain internal financial and operating information through August 21, 2015 with respect to the business, operations and prospects of the Company (including management’s expectations regarding long-term leverage levels) furnished to or discussed with Cooper by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (“Company Forecasts”), and compared actual historical financial results of the Company against certain historical Company Forecasts;

●	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

●	reviewed the trading history for the common stock and a comparison of that trading history with the trading histories of other companies Cooper deemed relevant;

●	compared certain financial and stock market information of the Company with similar information of other companies Cooper deemed relevant;

●	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions Cooper deemed relevant;

●	reviewed the Merger Agreement; and

●	performed such other analyses and studies and considered such other information and factors as Cooper deemed appropriate.

In arriving at his opinion, Cooper assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, Cooper was advised by the Company, and assumed, it was reasonably prepared on basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and, Cooper used and relied upon the Company Forecast for purposes of his analysis and opinion.

Cooper did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did Cooper make any physical inspection of the properties or assets of the Company or any other entity. Cooper did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Cooper assumed, at the direction of the Board, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the Merger (including the contemplated benefits thereof).

Cooper expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in his opinion), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Cooper’s opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of common stock and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Further, Cooper did not express any view or opinion with respect to, and relied, at the direction of the Board, upon, the assessments of the Company’s representatives regarding legal, regulatory, accounting, tax and similar matters relating to the Company and the Merger as to which Cooper understood that the Company obtained such advice as it deemed necessary from qualified professionals.

Cooper’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Cooper as of August 21, 2015. It should be understood that subsequent developments may affect Cooper’s opinion, and Cooper does not have any obligation to update, revise, or reaffirm his opinion. Except as described in this summary, the Board imposed no other limitations on the investigations made or procedures followed by Cooper in rendering his opinion.

The following represents a brief summary of the material financial analyses performed by Cooper in connection with his opinion, dated October 8, 2015, to the Board. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Cooper, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Cooper. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Cooper.

Financial Analyses

Selected Publicly-Traded Companies Analysis. Cooper reviewed financial and stock market information of the Company and of seven publicly-traded companies in the computer systems design and computer related services industry. These companies are referred to as the “selected companies”. Although none of the selected companies is entirely comparable to the Company, Cooper chose the selected companies because each company has operations, geographic markets and/or market size that for purposes of analysis may be considered similar to certain operations, geographic markets and/or market size to the Company. The selected companies are sufficiently comparable to utilize as guidelines for the determination of a reasonable valuation multiple to be estimated. The companies selected by Cooper, and the “enterprise value” (as subsequently defined) to EBITDA (also subsequently defined) multiples for latest twelve months (“LTM”), the latest fiscal year (“Latest FYE”), previous fiscal year (“Previous FYE”) and next twelve months (“NTM”) for each such company, were:

		Implied Enterprise Value to:
		LTM	Latest FYE	Previous FYE	NTM
Company	Ticker	EBITDA	EBITDA	EBITDA	EBITDA

Perficient Inc.	PRFT	11.3	10.5	13.7	9.4
Rackspace Hosting	RAX	7.9	8.4	10.0	6.5
Solera Holdings	SLH	13.4	13.4	14.7	12.7
International Business Machines Corp	IBM	8.8	8.1	7.4	9.1
eBay Inc.	EBAY	8.2	7.8	8.2	15.5
Oracle Corp.	ORCL	12.3	12.1	11.6	11.8
PFSweb Inc.	PFSW	26.7	29.1	41.0	23.8

Cooper reviewed for each of the selected companies, among other things, enterprise values, calculated as equity values based on closing stock prices on August 21, 2015 plus debt, as a multiple of the respective earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”) and based on estimates of ensuing year’s EBITDA in the case of the NTM. Financial data of the selected companies is based on Wall Street research analysts’ consensus estimates, public filings and other publicly available information, with such data annualized as necessary. Financial data of the Company was based on the historical data.

The Latest FYE multiples and Previous FYE multiples are considered to observe the fluctuation of the multiples over time. The LTM and NTM are considered most relevant in the analysis. The overall low to high enterprise value to LTM EBITDA multiples observed for the selected companies were 7.9x to 26.7x (with a median of 11.3x) and the overall low to high enterprise value to NTM estimated EBITDA multiples observed for the selected companies were 6.5x to 23.8x (with a median of 11.8x). As previously mentioned, the guideline group of companies is determined to be sufficiently comparable to the Company and from which pricing multiples will be determined. However, there are fundamental differences between the Company and the guideline companies as evidenced by an analysis of six financial metrics; size, growth, leverage, profitability, turnover (activity), and liquidity. Cooper has conducted such an analysis. Cooper has adjusted the raw multiples previously presented for certain fundamental differences between the guideline group of companies and the Company. The fundamentals which are used to aid in the magnitude of the adjustment are growth and risk, two major components on which investors rely to make investment decisions. The raw LTM to EBITDA and adjusted LTM to EBITDA multiples are presented in the following table:

	Latest FYE TIC / Latest FYE EBITDA		LTM TIC / LTM EBITDA
	Raw	Adjusted	Raw	Adjusted
Perficient Inc.	10.5	8.6	11.3	9.2
Rackspace Hosting	8.4	6.6	7.9	6.3
Solera Holdings	13.4	4.6	13.4	4.6
International Business Machines Corp	8.1	9.8	8.8	10.6
eBay Inc.	7.8	5.6	8.2	5.9
Oracle Corp.	12.1	13.7	12.3	14.0
PFSweb Inc.	29.1	22.4	26.7	20.6

Median	10.5	8.6	11.3	9.2

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies, Cooper then applied selected ranges derived from the selected companies of the median multiple of invested capital at LTM, Latest FYE, and NTM, respectively, to the Company’s LTM, Latest FYE, and NTM EBITDA. The multiples are 9.2x, 8.6x and 11.1x for LTM, Latest FYE and NTM, respectively.

The range of value per share is from $0.29 to $1.17, based upon the aforementioned multiples. See the table below.

In $ Thousands, except per share (USD)

Valuation Multiple(s) Utilized	EBITDA		Valuation Multiples		Estimated Company Value	Relative Value Weight	Value Per Share

Fully Diluted Shares Outstanding	20,589,856

Invested Capital / LTM EBITDA	$3,353	X	9.2	=	30,883
Less: Debt					(6,772)
Indicated Equity Value					$24,111	50%	$1.17

Invested Capital / Latest FYE EBITDA	$1,395	X	8.6	=	11,958
Less: Debt					(5,906)
Indicated Equity Value					$6,053	0%	$0.29

Invested Capital / NTM EBITDA	$2,762	X	11.1	=	30,532
Less: Debt					(7,483)
Indicated Equity Value					$23,049	50%	$1.12

Selected Precedent Transactions Analysis. Cooper reviewed, to the extent publicly available, financial information relating to 13 transactions involving computer systems design and computer related services companies selected by Cooper (referred to as the “computer systems design and computer related services transactions”). Although none of the computer systems design and computer related services selected transactions is entirely comparable to the Merger, Cooper chose these transactions because each involved companies with operations, geographic markets and/or market size that for purposes of analysis may be considered similar to certain operations, geographic markets and/or market size to the Company. For the computer systems design and computer related services selected transactions, Cooper calculated the “transaction values” (as defined below) as multiples of the target company’s EBITDA for the most recent 12 months reported (“LTM EBITDA”). The computer systems design and computer related services transactions chosen by Cooper and the enterprise value / LTM EBITDA multiple for each transaction were:

Company Description	Transaction Date	Implied Equity Value/LTM Net Income	Implied Equity Value/Book Value	Implied Enterprise Value/Revenues	Implied Enterprise Value/EBITDA
Provides Data Collection and Machine Vision Technologies	March 14, 2014	11.86x	5.26x	1.76x	10.75x
Provides Information Technology Operations Optimization Services for Government and Private Clients Worldwide	January 1, 2015	19.46x	8.84x	1.37x	17.58x
Operates as a Voice and Data Network Engineering Company	January 2, 2014	7.68x	11.06x	0.80x	7.71x
Mobility Systems Integrator	January 10, 2014	14.33x	6.23x	0.48x	15.93x
Tech Co that Implements Information Delivery and Business Analytics Solutions	February 28, 2014	16.73x	5.71x	0.89x	16.58x
Provides IT/Managed Services	February 28, 2013	12.08x	N/A	0.45x	10.19x
IT Consulting Firm	June 1, 2014	5.78x	15.38x	0.47x	5.34x
Machine Vision Inspection for Defect Detection	January 1, 2015	1.90x	35.19x	0.42x	1.90x
Information Technology Solutions Company with Hosting Services	July 31, 2013	11.07x	N/A	0.76x	6.66x
Information Technology Solutions Company with Hosting Services	August 13, 2013	11.69x	N/A	0.71x	3.88x
IT Consulting, Computer Repair, Managed Services, Website Design and SEO	May 15, 2013	70.65x	N/A	0.69x	18.72x
Provides Full-Service IT Management and Builds and Hosts eCommerce Websites	September 18, 2014	-0.60x	0.27x	0.53x	2.54x
IT Consulting Services	February 2, 2014	5.63x	0.30x	0.31x	5.37x

Mean		14.48x	9.80x	0.74x	9.47x
Median		11.69x	6.23x	0.69x	7.71x

Cooper reviewed transaction values, calculated as the enterprise value implied for the target company, based on the consideration payable in the computer systems design and computer related services transactions, as a multiple of the target company’s LTM EBITDA. The overall low to high enterprise value to LTM EBITDA multiples observed for the computer systems design and computer related services transactions were 1.9x to 18.7x (with a median of 7.7x).

Based on his professional judgment and after taking into consideration, among other things, the observed data for the selected transactions, Cooper then applied the median and a selected range of LTM EBITDA multiples of 7.7x and 7.5x to 8.5x, respectively, derived from the selected transactions to the Company’s LTM EBITDA.

The analysis described above for the selected transactions indicated a value of $0.89 to $1.06 as indicated in the following table:

In $ Thousands, except per share (USD)

Valuation Multiple	EBITDA		Valuation Multiples		Estimated Company Value	Value Per Share

Subject Shares	20,589,856

Implied Enterprise Value/EBITDA	$3,353	X	7.7	=	25,844
Less: Debt					(6,772)
Indicated Equity Value					$19,072	$0.93

Implied Enterprise Value/EBITDA	$3,353	X	7.5	=	25,145
Less: Debt					(6,772)
Indicated Equity Value					$18,373	$0.89

Implied Enterprise Value/EBITDA	$3,353	X	8.5	=	28,498
Less: Debt					(6,772)
Indicated Equity Value					$21,726	$1.06

Discounted Cash Flow Analysis. Cooper performed a discounted cash flow analysis of the Company for purposes of determining the implied equity value per share for the Company. A discounted cash flow analysis is a method to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company has forecast to generate during the fiscal years ending December 25, 2015 through December 27, 2019. Terminal value for the Company is calculated by applying to the Company’s unlevered, after-tax free cash flows (adjusted to reflect normalized levels of depreciation and amortization, taxes, net capital expenditures and changes in working capital) during such forecast period a perpetuity growth rate of 1.25%, which rate was selected based on Cooper’s professional judgment and after taking into consideration, among other things, the Company’s historical performance, the growth of the national population and the rate of inflation over the past year. The Company’s cash flows and terminal value were then discounted to present value (as of August 21, 2015) using a discount rate of 18%, which rate was selected based on Cooper’s professional judgment and after taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated an approximate implied per share equity value for the Company of $1.04, as presented in the following table:

In $ Thousands, except per share (USD)

Discount rate	18.00%

FYE	December 25, 2015	December 30, 2016	December 29, 2017	December 28, 2018	December 27, 2019	Terminal	Value Per Share

Fully Diluted Shares Outstanding							20,589,856

Free cash flow	$(552)	$1,819	$2,845	$4,044	$5,614
Partial Period	0.3507
Free cash flow applicable to period	$(193)

Adjustment(s ) to Free CF for Items not perpetual:						$5,614
Depreciation and Amortization to equal CapEx						379
2019 Adjusted Free CF						$5,992

Terminal Free Cash Flow (2019 Adjusted Free CF x (1 + 1.25%))						$6,067

Terminal value at end of year…	5					$36,223

Mid Period Convention	0.175342	0.850685	1.850685	2.850685	3.850685
PV factor	0.971395	0.868662	0.736155	0.623860	0.528695	0.528695

Present value	$(188)	$1,580	$2,094	$2,523	$2,968	$19,151

Present Value of Free Cash Flows						$28,128

Less: Debt						(6,772)

VALUE USING THIS METHOD						$21,356	$1.04

Conclusion. Cooper views the three methods to estimate value in order to derive a final range of value of the common stock of the Company. Each of the methods to estimating value has its relative strengths and weaknesses. The Selected Publicly-Traded Companies Analysis relies completely on actual market data as an indicator of the value of the common stock. The selected companies provide a good surrogate from which to extract multiples to apply in the analysis. There exist inherent differences in the selected companies and the Company and an adjustment is made to the multiples for the differences. The Selected Precedent Transactions Analysis relies on actual transactions of companies sold in the marketplace. The sales transactions that have been selected provide a good surrogate from which to extract multiples to apply in the analysis. The information available for analysis is limited as to its completeness and detail. The raw multiples provided by the sales transactions are used in the analysis. The Discounted Cash Flow Analysis treats the business as a pure investment activity: The value of the ownership interest is based on the return (the income stream) on which the owners have a claim. The forecast of future cash flow is estimated to the best of management’s ability, but remains an estimate of the future, which may not be realized. All of the methods have limitations.

Cooper has determined the final range of value based upon a weighted average of the values determined under the various methods; Discounted Cash Flow 34.0%, Selected Publicly-Traded Companies 33.0%, and the Selected Precedent Transactions 33.0%. The value used in the final determination of value under the different methods is as follows:

●	Discounted Cash Flow is based on the value as depicted in the previous table;

●	Selected Precedent Transactions value is based on an equal weighting of the values in the table previously presented; and

●

Selected Publicly-Traded Companies equally weights the indication of value derived via the application of the multiples of invested capital to LTM EBITDA and to NTM EBITDA and disregards the indication of value under the Latest FYE EBITDA.

A range of value is developed is the result of the low and high value determined by the methods utilized in the analysis. The final range of value is depicted in the table below:

In $ Thousands, except per share (USD)

Valuation Analysis:	Calculated Value		Value Per Share	Relative Weight Assigned

Discounted Cash Flow	$21,356		$1.04	34%

Selected Precedent Transactions	$19,717		$0.96	33%

Selected Publicly Traded Companies	$23,580		$1.15	33%

	$21,549		$1.05	100.00%

SINGLE VALUE INDICATION (Rounded)	$21,550		$1.05	100.00%

Range of Value	$0.96	to	$1.15

The Merger Consideration will be $1.08 per share less expenses incurred by the Company in connection with the negotiation of the Merger Agreement and other transaction documentation, including investment banking fees, attorney and accounting fees, expenses incurred in connection with the special stockholders’ meeting and other fees related to the Merger, and the fee for the fairness opinion. Based upon the Company’s current estimate of the fees and expenses, the Merger Consideration to be paid per share is expected to be approximately $0.99 per share.

Other Factors. Cooper also noted certain additional factors that were not considered part of the financial analyses with respect to his opinion but were referenced for informational purposes, including, among other things, the following:

●

historical trading prices of the common stock during the 52-week period ended August 21, 2015, which indicated that during such period the Company’s closing stock prices ranged from $0.40 to $0.87 per share.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses performed by Cooper in connection with his opinion to the Board and is not a comprehensive description of all analyses undertaken or factors considered by Cooper in connection with his opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Cooper believes that the analyses summarized above must be considered as a whole. Cooper further believes that selecting portions of his analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Cooper’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary conclusion.

In performing his analyses, Cooper considered industry performance, general business and economic conditions and other matters present as of August 21, 2015, many of which are beyond the control of the Company or any other entity. The estimates of the future performance of the Company in or underlying Cooper’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Cooper’s analyses. These analyses were prepared solely as part of Cooper’s analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to the Board in connection with the delivery of Cooper’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Cooper’s view of the actual value of the Company.

The type and amount of consideration payable in the Merger was determined by the Board, rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger was solely that of the Board. As described above, Cooper’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger or the Merger Consideration.

In connection with Cooper’s services, the Company has agreed to pay Cooper an aggregate fee of $28,500, a portion of which was payable in advance and a portion of which was payable upon the rendering of his opinion. No portion of Cooper’s fee is contingent upon the successful completion of the Merger. The Company also has agreed to reimburse Cooper for certain expenses and to indemnify Cooper, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Cooper’s engagement. Cooper has not in the past provided investment banking, financial advisory or other financial or consulting services to the Company or any affiliated entities.

Valuation & Litigation Solutions is an appraisal firm specializing in merger and acquisition consulting, intangible asset valuation, and valuation and damage determination in litigation matters. The Board selected Cooper due to his recent and ongoing experience with technology related companies.

A copy of Cooper’s opinion attached as exhibits to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger and incorporated by reference, will be made available for inspection and copying at the Company’s principal executive offices during its regular business hours by any interested Company stockholder or its representative who has been so designated in writing to the Company’s Secretary.

Recommendation of the Board

The Board consists of four directors. On October 8, 2015, on the basis of the factors described above, the Board on behalf of the Company:

●

determined unanimously that the Merger Agreement and the Merger are advisable and are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders, including the unaffiliated stockholders;

●	approved unanimously the Merger Agreement and the Merger; and

●	resolved unanimously to recommend that the Company’s stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement.

The Board recommends unanimously that you vote “FOR” the approval and adoption of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making their recommendation to the stockholders of the Company that the Merger Agreement be approved and adopted. See “Special Factors – Background of the Merger” beginning on page 15, and “Special Factors –Reasons for the Merger; Fairness of the Merger” beginning on page 22.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the approval and adoption of the Merger Agreement. These interests are described in more detail below.

Paul and Primrose Demirdjian

Rollover Agreement – Continuing Equity Ownership for the Demirdjians

In connection with the Merger, the Demirdjians and SPJP entered into a Rollover Agreement, dated October 8, 2015, which provides that shortly before the Merger is completed, SPJP and the Demirdjians will cause Sub to be formed as a new Nevada corporation, and just before the effective time of the Merger the Demirdjians will contribute 5,350,084 shares of Company common stock (the “Rollover Shares”) to Sub in exchange for an equity interest in Sub that will, as a result of the Merger, be converted into new shares of Jagged Peak common stock which will provide the Demirdjians with an approximate 28.9% interest in Jagged Peak, assuming that Mr. Demirdjian exercises his currently outstanding option to purchase 600,000 shares of Company common stock. Mr. Demirdjian’s current stock option will not be canceled in the Merger. The option has an exercise price of $0.125 per share and will expire in May 2016 if not exercised.

Key Stockholder Agreement - Management Rights, Equity Ownership Rights and Indemnity Obligations

In connection with the proposed Merger, SPJP and the Demirdjians have entered into a Key Stockholder Agreement (the “KSA”), to become effective only upon the closing of the Merger, which provides for:

●	an obligation for the Demirdjians to indemnify SPJP for certain losses arising after the Merger as a result of breaches of the Merger Agreement:

o

the KSA provides that the Demirdjians shall be obligated to indemnify SPJP and its affiliates for 44% of any covered losses suffered by them as a result of any breaches of the representations, warranties and covenants made in the Merger Agreement, for which a claim is made within two years of the closing of the Merger. The KSA contains a cap on the amount for which the Demirdjians will be liable for certain breaches, and a minimum amount of losses ($100,000) that SPJP and its affiliates must realize prior to making a claim for breaches of certain representations and warranties. In connection with the closing of the Merger, the Demirdjians will deliver 600,000 shares of Jagged Peak stock received by them as a result of the Merger, to an independent escrow agent. Such shares will serve as collateral for the obligations of the Demirdjians to indemnify SPJP and its affiliates. The Demirdjians will receive credit of $1.08 per share for each share of Jagged Peak stock delivered to SPJP in satisfaction of indemnity claims.

●	certain protections for the Demirdjians as minority stockholders:

o

the size of the board will initially be set at three members, with two to be appointed by SPJP and one by Paul Demirdjian. SPJP will have the option to increase the board size to five, in which case Mr. Demirdjian may appoint two of the five board members.

o

after the Merger, Paul Demirdjian’s consent will be required for certain major corporate actions by the Company, including additional issuances of stock, so long as the Demirdjians continue to own at least half of the stock they beneficially own immediately after the Merger (including the 600,000 shares of stock subject to Mr. Demirdjian’s stock option that will survive the Merger).

●	certain restrictions on the Demirdjians’ right to transfer their stock in the Company:

o

until the third anniversary of the effective date of the Merger, the Demirdjians may not sell or otherwise transfer any interest in their stock to anyone other than to entities owned and controlled by them or for estate planning purposes or to SPJP,. Thereafter, SPJP will have a first right of refusal on any proposed sales by the Demirdjians of Company stock to third parties.

●	certain rights for the Demirdjians to force SPJP to purchase one third of their stock in the Company after one year:

o

the Demirdjians will have the right to require SPJP to purchase 1,983,362 shares of Jagged Peak stock at $1.08 per share beginning on the first anniversary of the effective date of the Merger. Such right will terminate 30 days thereafter.

●

certain rights for SPJP to force the Demirdjians to sell some or all of their stock in the Company to SPJP, and for the Demirdjians to force SPJP to purchase all of their stock, after the audit of the 2017 financial statements of the Company:

o

Beginning on the date that is 60 days after the delivery by the independent certified public accountants for Jagged Peak of their opinion covering the audited financial statements for the fiscal years 2017 and 2016, (i) the Demirdjians will have the right to require SPJP to purchase all (but not less than all) of their shares of Company common stock, and (ii) SPJP will have the right to require the Demirdjians to sell some or all of their shares of Company common stock to it, in both cases at per share purchase price based on a multiple of the cumulative EBITDA of Jagged Peak for fiscal years 2015 through 2017, as described below:

■

The “Per Share Purchase Price” will be an amount equal to the Enterprise Value (determined as set forth below) less the amount of any Indebtedness (as defined in the Merger Agreement) net of cash (with the amounts of Indebtedness and cash as set out in the audited financial statements for fiscal year 2017), divided by the then aggregate number of outstanding shares of Company common stock. For purposes of this agreement, the “Enterprise Value” means: the Cumulative EBITDA divided by three (3) and then multiplied by the applicable factor for the level of Cumulative EBITDA that is achieved, as set forth in the right column of the table below.

Cumulative EBITDA (FY2015 – FY2017)	Factor/multiplier
≥ $20.0 million	13.0x
< $20.0 million but ≥ $12.0 million	12.0x
< $12.0 million but ≥ $10.0 million	11.5x
< $10.0 million but ≥ $ 8.0 million	10.0x
< $8.0 million but ≥ $5.0 million	8.0x
< $5.0 million	NA – see below

“EBITDA” means consolidated earnings of the Company and its subsidiaries before interest, taxes, depreciation, amortization and non-cash compensation expense, and excluding any one-time exceptional items, calculated as of the relevant completed twelve-month periods as reflected in the Audited Financial Statements for such periods. EBITDA shall be computed in accordance with GAAP, except that (i) no effect shall be given to any adjustments, changes or accruals resulting from the consummation of the transactions contemplated in the Merger Agreement and (ii) the Transaction Costs will not be taken into account when calculating EBITDA.

Neither party may exercise its option in the event that (a) the Cumulative EBITDA is less than $5.0 million, or (b) there exists, at the applicable point in time, a Public Market for the common stock. In the event that Cumulative EBITDA is less than $5.0 million, then by mutual agreement, (1) SPJP and Paul Demirdjian may jointly appoint a third-party valuation firm to determine a share price, after which either (i) SPJP may offer to purchase some or all of the common stock held by the Demirdjians, or (ii) the Paul Demirdjian may offer to purchase from SPJP the then outstanding shares of common stock held by SPJP, at the valuation so determined by the independent appraiser or at another price mutually agreed by the parties, or (2) the parties may proceed with such other arrangements as they may establish.

Employment Agreement – Paul Demirdjian

In connection with the Merger, the Company and Mr. Demirdjian entered into an employment agreement, to become effective only upon the closing of the Merger, which provides for Mr. Demirdjian’s employment as the Chief Executive Officer and President of the Company. The agreement terminates on December 31, 2017, unless it is terminated earlier by one of the parties. The agreement provides for a base salary of $300,000 per year, plus an annual bonus and/or other annual incentive compensation. With respect to 2015,Mr. Demirdjian will be eligible to receive a bonus in accordance with the Company’s existing bonus plan; provided that any provision in the existing bonus plan that would result in the payment or grant to him of additional shares of Company stock will instead be settled or paid in the form of cash, based on the then current fair market value of the shares that would otherwise have been payable. With respect to 2016 and subsequent calendar years or portions thereof, an annual bonus of up to a maximum of 100% of base salary for such calendar year based on the schedule included below:

ANNUAL EBITDA RESULT EXCEEDING BASECASE EBITDA TARGET	Payout: % of Salary
50% or more	100%
<50% but at least 30%	60%
<30% but at least 5%	30%
<5% above annual EBITDA target	0%

Mr. Demirdjian also will be entitled to current benefits afforded by the Company to its executives, including health and life insurance, 401(k), and unemployment insurance plans. He will also be entitled to participate in any stock option, stock ownership, any other equity-based or phantom equity-based incentive plan established from time to time by the Company in a manner consistent with his position.

The agreement may be terminated by (i) Mr. Demirdjian for Good Reason (as defined in the agreement) on not less than ninety (90) days’ advance written notice; or (ii) the Company without reason or for reasons other than for Cause (as defined in the agreement) by giving not less than thirty (30) days’ advance written notice. In the event of a termination by the Company without reason or for reasons other than Cause or by Mr. Demirdjian for Good Reason, the Company will pay Mr. Demirdjian (a) his base salary through the date of such termination, (b) any annual bonus earned for a calendar year ended on or before the date of such termination in accordance with the Company’s customary policy with respect to the payment of the annual bonus, and (c) a lump sum severance amount equal to the difference between the base salary for the actual notice period and six months’ base salary (or the Company may offer to pay a severance amount equal to six months’ base salary in lieu of such notice), in each case less all applicable deductions, taxes, and withholdings, provided that Mr. Demirdjian executes and delivers to the Company a general release releasing the Company and its affiliates from all liabilities and from all claims Mr. Demirdjian may have against the Company in connection with his employment by the Company.

The agreement contains customary confidentiality and non-compete provisions, with the non-compete being for a period of 24 months from the date of the termination of his employment by the Company for Cause or by him without Good Reason.

The foregoing description of the Employment Agreement is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Form 10-Q, filed with the SEC on November 9, 2015, and is incorporated herein by reference.

Restrictive Covenants Agreement

In connection with the Merger, SPJP and Mr. Demirdjian entered into a Restrictive Covenants Agreement, to become effective only upon the closing of the Merger, which contains customary non-competition covenants that restrict Mr. Demirdjian from competing with the Company in the U.S., United Kingdom, Canada and Singapore, for a period of two years after the Merger.

Vincent Fabrizzi

Consulting Agreement

In connection with the Merger, the Company and Mr. Fabrizzi entered into a consulting agreement, to become effective only upon the closing of the Merger, which provides for Mr. Fabrizzi’s employment as a consultant to the Company for an 18-month transition period. The agreement provides that Mr. Fabrizzi will make himself available to provide services to the Company up to 8 days per month, and be paid $23,333 per month. The Company will also reimburse him for reasonable, ordinary and necessary out-of-pocket expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his services in accordance with Company policy for executive level personnel. The agreement contains customary confidentiality provisions and is terminable by the Company for Cause (as defined in the agreement) upon 10 days’ notice. The foregoing description of the Consulting Agreement is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit 10.2 to the Company’s Form 10-Q, filed with the SEC on November 9, 2015, and is incorporated herein by reference.

Restrictive Covenants Agreement

In connection with the Merger, SPJP and Mr. Fabrizzi entered into a Restrictive Covenants Agreement, to become effective only upon the closing of the Merger, which contains customary non-competition covenants that restrict Mr. Fabrizzi from competing with the Company in the U.S., United Kingdom, Canada and Singapore, for a period of two years after the Merger.

Major Stockholder Indemnification Agreement

In connection with the Merger, the Company and Mr. Fabrizzi entered into a Major Stockholder Indemnification Agreement, to become effective only upon the closing of the Merger, which provides that Mr. Fabrizzi shall be obligated to indemnify SPJP and its affiliates for 28% of any covered losses suffered by them as a result of any breaches of the representations, warranties and covenants made in the Merger Agreement, for which a claim is made within two years of the closing of the Merger. The agreement contains a cap ($500,000) on the amount for which Mr. Fabrizzi will be liable for certain breaches, and a minimum amount of losses ($100,000) that SPJP and its affiliates must realize prior to making a claim for breaches of certain representations and warranties. In connection with the closing of the Merger, Mr. Fabrizzi will deposit $500,000 in cash received by him as a result of the Merger, with an independent escrow agent. Such funds will serve as collateral for the obligations of Mr. Fabrizzi to indemnify SPJP and its affiliates.

Daniel Furlong

Consulting Agreement

In connection with the Merger, the Company and Mr. Furlong entered into a consulting agreement, to become effective only upon the closing of the Merger, which provides for Mr. Furlong’s employment as a consultant to the Company for an 18-month transition period. The agreement provides that Mr. Furlong will make himself available to provide services to the Company up to 8 days per month, and be paid $23,333 per month. The Company will also reimburse him for reasonable, ordinary and necessary out-of-pocket expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his services in accordance with Company policy for executive level personnel. The agreement contains customary confidentiality provisions and is terminable by the Company for Cause (as defined in the agreement) upon 10 days’ notice. The foregoing description of the Consulting Agreement is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit 10.3 to the Company’s Form 10-Q, filed with the SEC on November 9, 2015, and is incorporated herein by reference.

Restrictive Covenants Agreement

In connection with the Merger, SPJP and Mr. Furlong entered into a Restrictive Covenants Agreement, to become effective only upon the closing of the Merger, which contains customary non-competition covenants that restrict Mr. Furlong from competing with the Company in the U.S., United Kingdom, Canada and Singapore, for a period of two years after the Merger.

Major Stockholder Indemnification Agreement

In connection with the Merger, the Company and Mr. Furlong entered into a Major Stockholder Indemnification Agreement, to become effective only upon the closing of the Merger, which provides that Mr. Furlong shall be obligated to indemnify SPJP and its affiliates for 28% of any covered losses suffered by them as a result of any breaches of the representations, warranties and covenants made in the Merger Agreement, for which a claim is made within two years of the closing of the Merger. The agreement contains a cap ($500,000) on the amount for which Mr. Furlong will be liable for certain breaches, and a minimum amount of losses ($100,000) that SPJP and its affiliates must realize prior to making a claim for breaches of certain representations and warranties. In connection with the closing of the Merger, Mr. Furlong will deposit $500,000 in cash received by him as a result of the Merger, with an independent escrow agent. Such funds will serve as collateral for the obligations of Mr. Furlong to indemnify SPJP and its affiliates.

Albert Narvades

It is anticipated that Mr. Narvades will continue in his role as Chief Financial Officer of the Company following the Merger. Mr. Narvades is party to an employment agreement with the Company, dated November 21, 2011. The employment agreement has a one-year term that automatically renews each year unless one of the parties notifies the other at least 30 days prior to the expiration date that they intend to terminate the agreement. Pursuant to the agreement, Mr. Narvades will be entitled to the following severance benefits in the event that (i) he terminates his employment with the Company for any reason within 12 months after the Merger or (ii) the Company terminates his employment for any reason other than for “Cause,” as defined in the agreement, within 12 months after the Merger:

●	continuation of his base salary for a period of 12 months after termination;
●

payment of any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the date of the termination of employment, but which has not yet been paid; and

●

continuation of all benefits to which he would otherwise be entitled as an executive, including a $500 per month expense allotment, net of all withholding taxes, and disability and family health and dental insurance, for a period of 12 months after termination.

Paul and Primrose Demirdjian, Vincent Fabrizzi, Daniel Furlong and Albert Narvades

Acceleration of Vesting of Restricted Stock

Each of Paul and Primrose Demirdjian, Vincent Fabrizzi, Daniel Furlong and Albert Narvades was awarded shares of restricted stock on November 18, 2014, which shares vest ratably over three years (November 2015, 2016 and 2017). In the event of the Merger, the final 2/3 of such awards will vest immediately prior to the Merger and such persons will be entitled to receive the Merger Consideration for each of such shares (except that Mr. Demirdjian will roll over a portion of his restricted stock). See “Advisory Vote On Merger Related Compensation - Golden Parachute Compensation” below for additional information about these awards.

Continuation of Indemnification / Insurance by the Company

The Company’s articles of incorporation and bylaws provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the Merger Agreement, the Company’s directors and executive officers, including Messrs. Demirdjian, Fabrizzi and Furlong, and Mrs. Demirdjian, will be entitled to ongoing indemnification from the Company and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement – Other Covenants and Agreements – Indemnification; Directors’ and Officers’ Insurance” on page 63.

Purchaser Group Members’ and Messrs. Furlong’s and Fabbrizzi’s Purposes and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each Purchaser Group Member and Messrs. Furlong and Fabrizzi are required to express his, her or its purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to approve and adopt the Merger Agreement.

For the SingPost Purchasers, the primary reasons for the Merger are strategic, and intended to obtain access to proprietary technology and to existing logistics capabilities in additional geographic markets, as part of SingPost’s ongoing plans to expand its eCommerce businesses. The Company’s proprietary and accredited eCommerce logistics platform, which is already utilized in a number of warehousing facilities across the United States, and in Canada and Europe, will enable SingPost to support customers globally and move products more efficiently to consumers, and is expected to help SingPost to become a truly global eCommerce logistics provider for high-velocity consumer products. There are also expected to be opportunities for SingPost to realize synergies by leveraging the Company’s omni-channel eCommerce and order management platforms into warehousing facilities and other eCommerce logistics offerings by SingPost and its group companies in other geographic markets. Through the Merger with the Company, and other acquisitions and expansion strategies, SPJP and SingPost plan to put in place a global eCommerce logistics and technology infrastructure that will enable SingPost customers to grow not only across Asia Pacific but also to expand into the United States and beyond, seamlessly and with one eCommerce logistics solution provider.

For the SingPost Purchasers and the Demirdjians, a primary purpose for the Merger is to permit SPJP to acquire all shares of common stock of the Company not owned by the Demirdjians so that the Company can be operated as a privately-held company. The SingPost Purchasers and the Demirdjians believe that, as a private company, the Company will have greater operating flexibility and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly-traded equity securities. As an affiliate of SingPost, the Company expects to have improved access to capital resources and a better position to compete for customers than as a small, publicly-traded company.

The Merger is part of the Company’s strategy to focus resources on strengthening geographical reach and the technology employed as an eCommerce logistics company. This Merger will allow the combined eCommerce logistics networks of the Company and SingPost to become global. The Merger allows the use of the Company’s state-of-the-art eCommerce omni-channel technology to enable brands and retailers not only to leverage warehouse facilities in over 20 locations in the US, but to expand these services into the SingPost Asia Pacific warehouse network. This solution will be offered to existing and future customers.

An additional purpose of the Merger is to enable stockholders other than the Demirdjians (but including Messrs. Furlong and Fabrizzi) to immediately realize the value of their investment in the Company through their receipt of the Merger Consideration, which is estimated to provide a payment of approximately $0.99 per share, representing a premium of approximately 32% over the trading price for common stock on October 8, 2015, the last trading day prior to the public announcement of the signing of the Merger Agreement.

Accordingly, the SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi have decided to undertake the going private transaction at this time for the reasons described above.

The SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi did not consider any other form of transaction because they believed that structuring the transaction as a merger was the most direct and effective way for SPJP to acquire all of the outstanding shares of the Company held by stockholders other than the Demirdjians for cash.

Position of the Purchaser Group and Messrs. Furlong and Fabrizzi as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each Purchaser Group Member and Messrs. Furlong and Fabrizzi are required to express his, her or its beliefs as to the fairness of the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to approve and adopt the Merger Agreement.

The SingPost Purchasers did not participate in the deliberations of the Company’s Board of Directors regarding, or receive advice from the Company’s legal or financial advisors as to, the substantive and procedural fairness of the Merger to the Company’s unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the Merger to the Company’s unaffiliated stockholders, or engage a financial advisor for such purposes.

The Board of Directors of the Company engaged C. Brett Cooper, CPA●ABV, ASA, BVAL, Cr.FA, d/b/a Valuation & Litigation Solutions, to provide an opinion to the Board regarding the fairness of the consideration to be paid in the Merger to the Company’s stockholders from a financial point of view.

The SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi believe that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based on the following factors, among others:

●

the estimated Merger Consideration of $0.99 per share represents a premium of approximately 32% over the closing price for the common stock on October 8, 2015, the last trading day prior to the public announcement of the signing of the Merger Agreement;

●

the belief that the value to unaffiliated stockholders of the Company continuing as an independent public company would not be as great as the Merger Consideration, due to risks and uncertainties associated with maintaining our performance against larger more established companies;

●

the Merger will provide consideration to the Company’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the Merger Consideration and allowing the Company’s stockholders to immediately realize a certain value for all of their shares of common stock, as a result of which the Company’s stockholders will no longer be exposed to the various risks and uncertainties related to continued ownership of the common stock, and will have the ability to pursue other investment alternatives;

●

the Merger will provide the unaffiliated stockholders with a source of liquidity for a relatively illiquid security, as, with an average daily trading volume over the 60 days prior to the announcement of the Merger of less than 10,000 shares per day, the market for the common stock has been limited and relatively illiquid and the SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi believe there is little likelihood that a more active market will develop in the foreseeable future;

●

the Merger Agreement allows the Board to withdraw or change its recommendation of the Merger Agreement in certain circumstances, and to terminate the Merger Agreement in certain circumstances, subject, in certain cases, to the Company paying a break-up fee of $677,000 and reimbursing SPJP for up to $700,000 in out-of-pocket expenses incurred in connection with the Merger;

●	the Board retained legal counsel with extensive experience in transactions similar to the Merger;

●	the Merger Consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Board and legal counsel and SPJP and its advisors;

●

the Board, including Messrs. Fabrizzi and Furlong, who will not retain any equity interest in the Company following the Merger, unanimously determined that the Merger Agreement and the Merger are advisable, substantively and procedurally fair to, and in the best interests of the Company’s unaffiliated stockholders;

●

the Board unanimously (i) approved and adopted the Merger Agreement, (ii) determined that the Merger is advisable, fair to and in the best interest of the Company’s unaffiliated stockholders and (iii) resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement;

●

the fact that the Board received an opinion, dated October 8, 2015, as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement, which opinion was based upon and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken; and

●

stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under Nevada law.

In the course of reaching their determination as to the fairness of the Merger to the Company’s unaffiliated stockholders, the SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi also considered a variety of risks and other countervailing factors related to the Merger Agreement and Merger, including the following:

●

the fact that the Company’s unaffiliated stockholders will have no ongoing equity participation in the Company following the Merger and that those unaffiliated stockholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the common stock;

●	the risk that the Merger might not be completed in a timely manner or at all;

●

the risk, if the Merger is not consummated, that the pendency of the Merger could affect adversely the relationship of the Company with its customers, employers, suppliers, agents and others with whom it has business dealings;

●

the fact that the Company will be prohibited from soliciting or taking any actions to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal (however, the Company will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if the Company’s Board determines in good faith that such proposals would reasonably be expected to lead to superior proposals, such proposals did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement and, if the Board determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law);

●

the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and

●	the fact that the Merger Consideration will be taxable to the Company’s taxpaying stockholders.

The SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi did not conduct a going concern valuation of the common stock for the purposes of determining the fairness of the Merger Consideration to the unaffiliated stockholders because they believe that the trading price of the common stock at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

In addition, the SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi did not consider the net book value of the common stock for the purposes of determining the fairness of the Merger Consideration to the unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the Company’s market value, but rather is an indicator of historical costs.

The SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi did not consider liquidation value in determining the fairness of the Merger Consideration to the unaffiliated stockholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company is expected to continue to operate its business following the Merger.

In making their determination as to the substantive fairness of the Merger to the unaffiliated stockholders, the SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi were not aware of any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing discussion of the information and factors considered and given weight by the SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi in connection with the fairness of the Merger is not intended to be exhaustive but includes all material factors considered by the SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi. The SingPost Purchasers, the Demirdjians and Messrs. Furlong and Fabrizzi did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Plans for the Company After the Merger

It is expected that the Company’s operations will be conducted after the Merger substantially as they currently are being conducted.

Immediately following the Merger, the Board of Directors of the Company will consist of three persons, Paul Demirdjian and two persons appointed by SPJP. Pursuant to the Key Stockholder Agreement entered into between SPJP and the Demirdjians, Paul Demirdjian will be entitled to sit on the Board of Directors so long as the Demirdjians continue to own at least half of the stock of the Company that they will own immediately after the Merger. Messrs. Fabrizzi, Furlong and Primrose Demirdjian will resign their Board seats upon the completion of the Merger, and Messrs. Fabrizzi and Furlong will resign as officers of the Company, and thereupon be engaged by the Company as consultants for a transition period of 18 months. Upon consummation of the Merger, Paul Demirdjian will be employed as President and Chief Executive Officer of the Company, pursuant to an employment agreement with the Company. See “- Interests of the Company’s Directors and Executive Officers in the Merger” above. Albert Narvades is expected to remain as Chief Financial Officer of the Company.

The SingPost Purchasers and the Demirdjians have advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

●	an extraordinary corporate transaction following consummation of the Merger such as a merger, reorganization or liquidation;

●	the relocation of any material operations or sale or transfer of a material amount of assets; or

●	any other material changes in its business.

Nevertheless, following consummation of the Merger, the management of the Company and/or Board may initiate a review of the Company and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the Company and may cause the Company to engage in the types of transactions set forth above if the management and/or Board decides that such transactions are in the best interest of the Company upon such review. The SingPost Purchasers and the Demirdjians expressly reserve the right to make any changes to the Company’s operations after consummation of the Merger that they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the Merger Agreement is approved by the required vote of the Company’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Sub will be merged with and into the Company, the separate corporate existence of Sub will cease and the Company will continue its corporate existence under Nevada law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

Upon consummation of the Merger:

●

each share of common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by SPJP or by Sub (including the Rollover Shares) and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights) will immediately be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes;

●

each share of common stock subject to restricted stock awards granted under the Company’s 2005 Stock Incentive Plan and outstanding immediately prior to the effective time of the Merger will vest and become free of restrictions and (other than those held by Sub as part of the Rollover Shares received from Paul Demirdjian) be eligible to receive the Merger Consideration without interest and less any applicable withholding taxes; and

●

each warrant and option to purchase shares of common stock outstanding immediately prior to the effective time of the Merger (other than the option to purchase 600,000 shares held by Paul Demirdjian) will be canceled and the holder will be entitled to receive an amount in cash equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of warrant or option, and (ii) the total number of shares of common stock subject to such warrant or option, without interest and less any applicable withholding taxes.

Following the Merger, the entire equity in the surviving corporation will be owned by SPJP and the Demirdjians, and SPJP and the Demirdjians will be the sole beneficiaries of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, SPJP and the Demirdjians will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the Merger and the operational and other risks related to its business.

If the Merger is completed, Messrs. Fabrizzi and Furlong and the Company’s unaffiliated stockholders will have no interest in the Company’s net book value or net earnings. The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the SingPost Purchasers, the Demirdjians and Messrs. Fabrizzi and Furlong prior to and immediately after the Merger, based upon the net book value of the Company at September 25, 2015, and the net income of the Company for the nine months ended September 25, 2015 and the year ended December 26, 2014.

Ownership of Company Prior to the Merger					Ownership of Company After the Merger
(in thousands except % ownership
	% Ownership	Net book value at September 25, 2015	Net income for the year ended December 26, 2014	Net income for the 9 month period ended September 25, 2015	% Ownership	Net book value at September 25, 2015	Net income for the year ended December 26, 2014	Net income for the 9 month period ended September 25, 2015
SingPost Purchasers(1)	-	-	-	-	71.1%	$2,468.0	$164.2	$838.1
Demirdjians	30.5%	$1,058.7	$70.4	$359.5	28.9%	$1,003.2	$66.7	$340.7
Daniel Furlong	18.2%	$631.8	$42.0	$214.6	-	-	-	-
Vincent Fabrizzi	18.3%	$635.2	$42.3	$215.7	-	-	-	-
Total	67.0%	$2,325.7	$154.7	$789.8	100%	$3,471.2	$230.9	$1,178.8

(1) Ownership interest will be held directly by SPJP. SPJP is a wholly-owned subsidiary of Singapore Post Enterprise Pte. Ltd., which in turn is a wholly-owned subsidiary of Singapore Post Limited. SingPost therefore holds indirectly the same ownership interests as SPJP.

A primary benefit of the Merger to the Company’s stockholders (other than the Demirdjians) will be the right of such stockholders to receive the Merger Consideration. Additionally, such stockholders will avoid the risk of any possible decrease in the Company’s future earnings, growth or value.

The primary detriments of the Merger to such stockholders include the lack of interest of such stockholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of common stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of the common stock in the Merger.

In connection with the Merger, the SingPost Purchasers and the Demirdjians will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Company’s stockholders generally. The primary benefits of the Merger to the SingPost Purchasers and the Demirdjians, based on their ownership of all the equity interests in the Company, include their interest in the Company’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the Merger, the Company will be a private company, and as such will be relieved of the growing burdens imposed on companies with publicly-traded equity, including the requirements and restrictions on trading that the Company’s directors, officers and beneficial owners of more than 10% of the outstanding shares of common stock face as a result of the provisions of Section 16 of the Exchange Act. It is estimated that the Company will save at least $200,000 per year as a result of no longer being a public company. Additionally, following the Merger, Mr. Demirdjian will retain his positions within the surviving corporation and SPJP will be entitled to appoint a majority of the members of the Company’s board of directors. Additional anticipated benefits to SPJP and the Demirdjians include receiving tax-deferred treatment with respect to the contribution of shares of the common stock in the transaction pursuant to the Rollover Agreement discussed under “Rollover Agreement” beginning on page 67.

The primary detriments of the Merger to the SingPost Purchasers and the Demirdjians include the fact that all of the risk of any possible decrease in the Company’s earnings, growth or value. Additionally, the investment by the SingPost Purchasers and the Demirdjians in the Company will not be liquid, with no public trading market for such securities.

In connection with the Merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s stockholders generally, as described in more detail under “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33.

The shares of common stock are currently registered under the Exchange Act and are quoted on the OTC Pink under the symbol “JGPK.” As a result of the Merger, the Company will be a privately held corporation and there will be no public market for its shares. After the Merger, registration of the common stock under the Exchange Act will be terminated.

At the effective time of the Merger, the articles of incorporation of the Company will be amended and restated to read as set forth in Exhibit A to the Merger Agreement, and, as so amended and restated, will be the articles of incorporation of the Company following the Merger until thereafter amended in accordance with its terms and the NRS.

Projected Financial Information

Financial projections prepared by management were made available to the Board and the Board’s advisors. The Board directed its financial advisor to use and rely on the financial projections and other financial and business information summarized below for purposes of its financial analyses and opinion summarized under “—Opinion of Financial Advisor.” Summaries of these financial projections and forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to approve and adopt the Merger Agreement, but because these financial projections and forecasts were made available to the Board and its advisors. No person has made or makes any representation to any stockholder regarding the information included in these financial projections or forecasts.

These financial projections and forecasts are based upon the Company’s management assumptions of a growing eCommerce industry and improved economic conditions of the clients we serve with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 48, many of which are difficult to predict, are subject to economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected.

The financial projections and forecasts do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or forecasts, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The financial projections and forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither Gregory Sharer & Stuart, P.A., the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections and forecasts, and, accordingly, neither Gregory Sharer & Stuart, P.A. nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such projections and forecasts.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company considers such financial projections or forecasts to be necessarily predictive of actual future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any stockholder of the Company regarding the information included in the financial projections and forecasts discussed below.

	Fiscal Year
	Projected	Projected
($’s in thousands)	FY 2015	FY 2016	FY 2017	FY 2018	FY 2019
Total Revenues	$70,000	$85,000	$100,000	$115,000	$116,400
Cost of Goods Sold	$55,500	$67,500	$79,500	$91,000	$92,100
Gross Profit	$14,500	$17,500	$20,500	$24,000	$24,300
Depreciation, Amortization and Other Non-Cash	$1,284	$1,482	$1,680	$1,878	$2,052
Selling, General and Administrative	$12,541	$14,298	$15,745	$17,622	$16,578
Operating Expenses	$13,825	$15,780	$17,425	$19,500	$18,630
Operating Profit	$675	$1,720	$3,075	$4,500	$5,670
Earnings Before Taxes	$353	$1,373	$2,748	$4,229	$5,377
Adjusted Net Income (non-GAAP)*	$183	$847	$1,756	$2,755	$3,885
Adjusted EBITDA (non-GAAP)*	$1,934	$3,177	$4,730	$6,353	$7,697
*

Adjusted Net Income and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, and non-cash compensation expense (EBITDA) are not measures of financial performance or liquidity under GAAP

In preparing the foregoing financial projections, the Company made a number of assumptions regarding, among other things, new clients revenue and growth of existing clients (representing approximately 25% and 75% of total annual growth respectively), net sales growth, gross profit as a percentage of sales, and net operating expenses as a percentage of sales.

Certain information in the financial projections are non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for financial measures calculated in accordance with, GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered with, and not as an alternative to, GAAP basis financial measures.

Financing

The Company and SPJP estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $15.8 million. SPJP expects this amount to be provided to it by SingPost, using SingPost’s internal cash resources.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the Internal Revenue Service with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is:

●	a citizen or individual resident of the United States;

●

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their common stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your tax advisor.

Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives cash in exchange for common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in those shares.

If a U.S. holder’s holding period in the common stock surrendered in the Merger is greater than one year as of the effective date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain taxable U.S. holders that are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying the holder is a U.S. person, the taxpayer identification number provided is correct and the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, if that holder furnishes the required information to the Internal Revenue Service in a timely manner.

Fees and Expenses

Except as described under “The Merger Agreement – Fees and Expenses – Termination Fee and Expense Reimbursement Provisions,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	1,250,000
Legal, accounting and other professional fees	600,000
SEC filing fees	2,210
Proxy solicitation, printing and mailing costs	25,000
Transfer agent and paying agent fees and expenses	25,000
Total	1,902,210

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for in accordance with U.S. generally accepted accounting principles. The Company is currently researching whether the Merger constitutes a change of control under U.S. generally accepted accounting principles, which will impact whether the purchase method of accounting or historical book values will be used to account for the transaction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding Jagged Peak,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against the Company or others relating to the Merger Agreement;

●	the inability to complete the Merger because of the failure to satisfy the conditions to consummation of the Merger;

●	the failure of the Merger to close for any other reason;

●	the risk that the pendency of the Merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the Merger;

●	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

●	the amount of the costs, fees, expenses and charges related to the Merger;

and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 124. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Jagged Peak, Inc.

For information about the Company, see “Important Information Regarding Jagged Peak – Overview” beginning on page 68 and “Where You Can Find Additional Information” beginning on page 124.

SP Jagged Peak LLC

SPJP is a newly formed Delaware limited liability company organized by Singapore Post Enterprise Pte. Ltd., a wholly-owned subsidiary of Singapore Post Limited, in connection with the Merger. As of the date hereof, Marcelo Wesseler is the sole manager and officer of SPJP. SPJP has not engaged in any business other than in connection with the Merger and other related transactions.

Sub

Pursuant to the Merger Agreement, shortly before the closing of the Merger, SPJP and the Demirdjians will cause Sub to be formed as a corporation under Nevada law. Just before the effective time of the Merger, the Demirdjians will contribute 5,350,084 shares of Company common stock to Sub in exchange for an equity interest in Sub that will, as a result of the Merger, be converted into new shares of Jagged Peak common stock which will provide the Demirdjians with an approximate 28.9% interest in Jagged Peak, assuming that Mr. Demirdjian exercises his currently outstanding option to purchase 600,000 shares of Company common stock. SPJP will own the remaining majority interest in Sub and, as a result of the Merger, will own an approximate 71.1% interest in Jagged Peak, assuming the exercise of Mr. Demirdjian’s stock option. Sub will be formed solely for the purpose of engaging in the Merger, and will not engage in any business other than in connection with the Merger.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on March 2, 2016, starting at 11 a.m., Eastern Time, at 7650 Courtney Campbell Causeway, Suite 1200, Tampa, Florida 33607, or at any adjournment or postponement thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the Merger Agreement. The Company stockholder approval must be obtained for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on February 1, 2016.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to its named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Advisory Vote on Merger Related Compensation” beginning on page 116. The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger and adopt the Merger Agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote against approval of the Merger and adoption of the Merger Agreement, or vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or SPSP. Accordingly, because the Company is contractually obligated to pay the compensation if the Merger is approved, the compensation will become payable if the Merger closes, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Record Date and Quorum

The holders of record of common stock as of the close of business on January 22, 2016, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 18,329,074 shares of common stock were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under “The Special Meeting – Required Vote – Broker Non-Votes,” will not be considered to be present for purposes of determining whether a quorum exists.

Required Vote

The Merger cannot be completed unless holders of a majority of the issued and outstanding shares of common stock approve and adopt the Merger Agreement (which we refer to as the “Company stockholder approval”). If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the approval and adoption of the Merger Agreement. All four members of the Company’s Board of Directors have entered into a Voting Agreement with SPJP under which they have agreed to vote all of the common shares over which they have voting power (representing in the aggregate 68.4% of the Company’s total outstanding voting power as of January 22, 2016) for the approval and adoption of the Merger Agreement at the special meeting. If all such shares are voted at the special meeting, the Merger Agreement will be approved without the need for any additional stockholder votes.

The non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger will be approved if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Broker Non-Votes

Banks, brokers and other nominees who hold common stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to the approval and adoption of the Merger Agreement or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special meeting (this is known as a “broker non-vote”). As a result, if you hold your common stock in “street name” and you do not provide voting instructions, your common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement. Assuming a quorum is present, however, “broker non-votes” will have no effect on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement and the advisory (non-binding) vote on the compensation that may be payable to the named executive officers in connection with the Merger.

Voting; Proxies; Revocation

Attendance

All holders of common stock as of the close of business on January 22, 2016, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy and voting instruction card by mail so that it is received before the special meeting. Your shares will be voted in the manner directed by you on your proxy and voting instruction card. If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve and adopt the Merger Agreement and the proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger. If you fail to return your proxy and voting instruction card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the vote regarding the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

●	completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company;

●	attending the special meeting and voting in person; or

●	giving written notice of revocation to the Secretary of the Company at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607 or by giving notice of revocation at the special meeting.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

Postponements

The special meeting may be postponed from time to time, although this is not currently expected.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, email, telephone, or via the Internet. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A, and which we incorporate by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Agreements Involving Common Stock” beginning on page 67, which summarizes the Voting Agreement and Rollover Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, SPJP and Sub to the other parties to the Merger Agreement were qualified and subject to important limitations agreed to by the Company, SPJP and Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the Merger Agreement to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement, October 9, 2015. Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 124.

Structure of the Merger

At the effective time of the Merger, Sub will merge with and into the Company and the separate corporate existence of Sub will cease. The Company will be the surviving corporation in the Merger and will continue to be a Nevada corporation after the Merger. At the closing of the Merger, the articles of incorporation and the bylaws of the Company, as amended and restated pursuant to the Merger Agreement, will be the articles of incorporation and bylaws of the surviving corporation.

The directors of Sub immediately prior to the effective time of the Merger will be the directors of the surviving corporation and will serve until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the surviving corporation. The officers of Sub immediately prior to the effective time will be the officers of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

When the Merger Becomes Effective

The closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of any such condition), at a place to be agreed by the Company and SPJP. The Merger will become effective at the time (which we refer to as the “effective time”) when the parties file articles of merger with the Secretary of State of the State of Nevada, to be executed, acknowledged and filed in accordance with the relevant provisions of Nevada law.

Effect of the Merger on the common shares of the Company and Sub

At the effective time, each outstanding common share of the Company (other than any canceled shares (as described below, including Rollover Shares) and any dissenting shares) will be converted automatically into and will represent the right to receive $1.08 in cash per share, minus an amount equal to the Per Share Selling Expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis, without interest (the “Merger Consideration”). “Per Share Selling Expenses” means the quotient (rounded to the nearest cent) determined by dividing (i) the total Selling Expenses, as provided in the Company’s best reasonable estimate of Selling Expenses that is certified by the Chief Financial Officer of the Company and delivered to SPJP prior to the closing, by (ii) the total number of outstanding shares of Company common stock plus the total number of shares of common stock that are subject to the Company stock options and Company warrants that are outstanding immediately prior to the Effective Time. “Selling Expenses” means all the actual investment banking fees, legal and other professional services fees, and other out-of-pocket costs and expenses of the Company incurred and accrued to pay third parties in connection with the negotiation and completion of the Merger.

Presently, the Company anticipates that the Per Share Selling Expenses will be approximately $0.09 per share, although the expenses could be more or less than this amount. Assuming Per Share Selling Expenses of $0.09 per share, the cash Merger Consideration payable to the stockholders would be approximately $0.99 per share. In the event that more than three days prior to the special meeting the Company becomes aware of a deviation from the estimated expenses that would cause a decrease of a penny or more in the per share Merger Consideration, it intends to file a Form 8-K with a revised estimate prior to the meeting date in order to provide such information to its stockholders. Stockholders may, if they desire, change their vote on the Merger as described under “The Special Meeting – Voting; Proxies; Revocation – Revocation of Proxies.” In the event that the Company becomes aware of such a deviation after that date, it intends to file a Form 8-K with a revised estimate as soon as practicable in order to provide such information to its stockholders, and to announce such revised estimate at the special meeting if it is then known. The special meeting will not be postponed, however, and all duly submitted proxies not marked “Against” or “Abstain” that are not properly revoked prior to the vote at the special meeting will be voted in favor of the approval of the Merger Agreement and, if the Merger Agreement is approved at the special meeting and the other conditions to closing are met, the Merger will be consummated and the Merger Consideration will be calculated based on the actual amount of such transaction expenses. Management considers it unlikely that the amount of the transaction expenses will vary in any significant way from the estimate set forth above, as such expenses are limited to investment banking fees, legal and other professional services fees, and other out-of-pocket costs and expenses of the Company incurred and accrued to pay third parties in connection with the negotiation and completion of the Merger, and almost all of such expenses have already been incurred.

Each share of common stock of the Company that is held by the Company, SPJP or Sub immediately prior to the effective time (which we refer to as a “canceled share”) will be canceled automatically and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

Each share of common stock of the Company that is issued and outstanding immediately prior to the effective time that is held by any stockholder who delivers to the Company, in accordance with Nevada law, a proper written demand for payment of the fair cash value for that dissenting share will not be converted into the right to receive the Merger Consideration, unless and until the stockholder loses or revokes its rights as a dissenting stockholder.

At the effective time, each common share of Sub issued and outstanding immediately prior to the effective time will be converted into one common share of the surviving corporation.

Treatment of Company Equity Awards

Each share of common stock subject to restricted stock awards granted under the Company’s 2005 Stock Incentive Plan and outstanding immediately prior to the effective time of the Merger will vest and become free of restrictions and (other than those restricted shares held by Sub as part of the Rollover Shares received from Paul Demirdjian) be eligible to receive the Merger Consideration without interest and less any applicable withholding taxes.

Each warrant and option to purchase shares of common stock outstanding immediately prior to the effective time of the Merger (other than the option to purchase 600,000 shares held by Paul Demirdjian) will be canceled and the holder will be entitled to receive an amount in cash equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of warrant or option, and (ii) the total number of shares of common stock subject to such warrant or option, without interest and less any applicable withholding taxes.

Payment for the Common Stock in the Merger

At the effective time, SPJP will deposit, or will cause to be deposited, with Pacific Stock Transfer Company, the Company’s transfer agent, or another bank or trust company jointly designated by the Company and SPJP as the paying agent, in trust for the benefit of holders of common stock (other than any canceled shares, including Rollover Shares, and dissenting shares), sufficient funds for timely payment of the Merger Consideration.

As soon as reasonably practicable and not later than the second business day following the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of common stock whose shares of common stock were converted into the right to receive Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of certificates) that formerly represented common stock or non-certificated shares represented by book-entry in exchange for the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company as to, among other things:

●	corporate organization, existence and good standing, including with respect to the Company’s subsidiaries;

●

the capitalization of the Company, including in particular the number of shares of common stock, restricted stock awards, stock options and warrants outstanding and the existence of any preemptive rights or rights of first refusal with respect to the common stock;

●	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

●	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

●

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of, the Merger;

●	the accuracy of the Company’s and its subsidiaries’ filings with the SEC and of the financial statements included in the SEC filings;

●	the truth and accuracy of the Company’s proxy statement and Schedule 13E-3 to be filed with the SEC;

●	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

●	conduct of the Company’s business and the absence of a Material Adverse Effect (as defined below) since the end of the Company last fiscal year;

●	pending or threatened legal proceedings;

●	compliance with laws;

●	the Company’s employees and benefit plans;

●	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

●	material contracts of the Company and its subsidiaries;

●	intellectual property owned, licensed or used by the Company or its subsidiaries;

●

title to all real property owned by the Company or its subsidiaries, leasehold interests under enforceable leases in all of the properties leased by the Company or its subsidiaries and other matters pertaining to real property;

●	the Company’s customers and suppliers;

●	the fees and commissions owed to investment bankers, finders or brokers in connection with the Merger;

●	receipt of an opinion from the Board’s financial advisor; and

●	the Company’s use of all necessary action to ensure that anti-takeover provisions of applicable law will not apply to the Merger.

The Merger Agreement also contains representations and warranties of SPJP and Sub as to, among other things:

●	corporate organization and good standing;

●	power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

●	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

●

the accuracy of the information provided by SPJP and Sub to be included in the proxy statement and Schedule 13E-3; the accuracy of the information provided by SPJP and Sub to be included in the proxy statement and Schedule 13E-3;

●	Sub’s operations;

●	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger; and

●	SPJP’s and Sub’s ownership of Company common stock.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.

For purposes of the Merger Agreement, a “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (an “Event”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any state of facts, change, development, event, effect, condition, occurrence, action or omission resulting from the following (either alone or in combination) shall not be taken into account in determining whether a Material Adverse Effect has occurred or may occur:

●

any change, in and of itself, in the market price or trading volume of the Company common stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions (it being understood that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Material Adverse Effect has occurred or may occur, if not otherwise excluded pursuant to this definition);

●

changes in general economic or political conditions, or in the financial, credit or securities markets in general (except to the extent, and only to the extent, disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries conduct business);

●

any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change in Applicable Law or GAAP or in any interpretation thereof (except to the extent, and only to the extent, disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries conduct business);

●

changes in the conditions generally of the industries in which the Company and its subsidiaries conduct their respective businesses (except to the extent, and only to the extent, disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries conduct business);

●

acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism underway as of the date of the Merger Agreement (except to the extent, and only to the extent, disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries conduct business);

●

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters (except to the extent, and only to the extent, disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries conduct business)

●

the announcement of the Merger Agreement or the transactions contemplated hereby, including public announcement of the identity of (or any facts or circumstances relating to) SPJP or its Affiliates, or any communication SPJP or its Affiliates regarding their plans or intentions with respect to the post−Closing conduct of the business or assets of the Company or its subsidiaries, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with the Company or any of its subsidiaries resulting from such announcement, or

●

action or omission explicitly required under the Merger Agreement or any action taken or omitted to be taken at the specific request of SPJP or any action or omission to which SPJP has expressly consented in writing or any omission caused by the failure of SPJP to provide a consent within a reasonable time following receipt of a reasonably detailed written request for such consent (other than any such consent with respect to which SPJP has reasonably withheld such consent pursuant to and consistent with the Merger Agreement).

Conduct of Business Pending the Merger

The Merger Agreement provides that, except with the prior written consent of SPJP (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by the Merger Agreement, as required by applicable law, the Company will, and will cause its subsidiary to, carry on their respective businesses in the ordinary course in all material respects and use all commercially reasonable efforts to comply with all applicable laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees, to preserve their assets, their relationships with material suppliers, licensors, licensees, distributors and others having business dealings with them and to maintain their material franchises, rights and permits. In addition, subject to SPJP’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company must not and shall cause each of its subsidiaries not to:

●

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent,

●

split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests;

●

purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any stock options, except pursuant to the forfeiture conditions of such stock options or the cashless exercise or tax withholding provisions of such stock options, in each case only if and to the extent required by the terms of such awards as in effect on the date of the Merger Agreement);

●

issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or equity equivalents (other than the issuance of shares of Company common stock upon the exercise of Company stock options outstanding as of the date of the Merger Agreement and only if and to the extent required by the terms such awards as in effect on the date of the Merger Agreement), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or equity equivalents;

●	amend its articles of incorporation or bylaws;

●

acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than capital expenditures, which are subject to the limitations of the next bullet point, and purchases of raw materials, supplies or immaterial assets in the ordinary course of business;

●	incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, in excess of $100,000 per month;

●

sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities (which shall, for the avoidance of doubt, include shares of the capital stock, other equity or voting interests or equity equivalents of Jagged Peak Canada)), except sales of inventory or used equipment in the ordinary course of business and except for Permitted Liens (as defined in the Merger Agreement);

●

repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of borrowings under the Company’s revolving credit facility as in effect on the date of the Merger Agreement in the ordinary course of business and not in excess of the amount outstanding as of the date of the Merger Agreement plus $250,000;

●	make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

●

pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than

o

the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms on the date of the Merger Agreement, of claims, liabilities or obligations reserved against in the Company’s June 26, 2015 balance sheet (for amounts not in excess of such reserves) or incurred since the date of such balance sheet in the ordinary course of business or

o	an aggregate amount of less than

■	$150,000 in the case of claims, liabilities and obligations identified in the Company disclosure schedule or the Form 10-Q for the period ended June 26, 2015, and

■	$150,000 in the case of all other claims, liabilities and obligations, or

o

for amounts that are covered by insurance (other than a customary deductible) in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its subsidiaries following the closing date for the Merger,

●	waive, relinquish, release, grant, transfer or assign any right of material value or

●

waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar contract to or by which the Company or any of its subsidiaries is a party or bound;

●

enter into any lease or sublease of real property, or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

●

modify or amend in any material respect, or accelerate, terminate or cancel, any material contract or waive in any material respect any right to enforce, or relinquish, release, transfer or assign any rights or claims thereunder;

●

except as required to ensure that any benefit plan as in effect on the date of the Merger Agreement is not then out of compliance with applicable law or as specifically required pursuant to the Merger Agreement

o	adopt, establish, enter into, terminate, amend or modify any benefit plan,

o

except for standard salary increases in connection with anniversary dates of employment in the ordinary course of business, increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company personnel,

o

pay or provide to any Company personnel any compensation or benefit not provided for under a benefit plan as in effect on the date of the Merger Agreement, other than the payment of base compensation in the ordinary course of business,

o	grant or amend any award under any benefit plan or remove or modify existing restrictions in any benefit plan or awards made thereunder,

o

grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company personnel,

o	enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any benefit plan,

o

take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any benefit plan or otherwise or

o	make any material determination under any benefit plan that is inconsistent with the ordinary course of business or past practice;

●	form any new subsidiary of the Company;

●	enter into any partnership, joint venture, franchising arrangement or similar enterprise;

●	adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its subsidiaries;

●	write-down any of its material assets or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable law;

●

enter into, extend or renew any contract or amendment thereof which, if executed prior to the date of the Merger Agreement, would have been required to have been disclosed under certain provisions of the Merger Agreement or that would have rendered the representations and warranties contained in certain sections of the Merger Agreement untrue or inaccurate;

●	amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger;

●	enter into any new line of business; or

●	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Other Covenants and Agreements

No Solicitation

Pursuant to the Merger Agreement, except as described below, the Company and its subsidiaries have agreed not to, and to instruct their respective officers, directors, employees, agents and representatives, not to, directly or indirectly:

●

solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal (as defined in the Merger Agreement) or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or

●

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal,

Notwithstanding these prohibitions, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the special meeting, in response to a bona fide written unsolicited Takeover Proposal received after the date of the Merger Agreement that

●

the Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of regionally recognized reputation, that such Takeover Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or could reasonably be expected to result in a Superior Proposal, and such Takeover Proposal did not result from a breach of the Merger Agreement, and

●

the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may, and may permit and authorize its subsidiaries and its representatives and its subsidiaries’ representatives, in each case subject to compliance with the Merger Agreement,

●

to furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the confidentiality agreement between SingPost and the Company (an “Acceptable Confidentiality Agreement”); provided that all such information had been provided, or is concurrently provided, to SPJP, and

●	to participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

For purposes of the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation or business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of

●

assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, net income, EBITDA (consolidated earnings of the Company and Jagged Peak Canada before interest, taxes, depreciation, amortization and non-cash compensation expense, and excluding any one-time exceptional items, as reflected in the Company’s Form 10-K for its fiscal year ended December 26, 2014) or assets of the Company and its subsidiaries, taken as a whole, or

●

twenty percent (20%) or more of the outstanding shares of Company common stock or of any class of capital stock of, or other equity or voting interests in, one or more of the subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

For purposes of the Merger Agreement, “Superior Proposal” means any binding bona fide unsolicited written Takeover Proposal (provided, that for purpose of this definition, the percentages in the definition of Takeover Proposal shall be fifty percent (50%) rather than twenty percent (20%)) which did not result from a breach of the non-solicitation covenant in the Merger Agreement, made by any person and which offer, in the reasonable good faith judgment of the Board,

●

provides a higher value to the Company’s stockholders than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by SPJP in response to such Superior Proposal or otherwise)), and

●	is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Neither the Board nor any committee thereof may (or agree or resolve to)

●

withdraw or modify in a manner adverse to SPJP or Sub, or propose publicly to withdraw or modify in a manner adverse to SPJP or Sub, the recommendation or declaration of advisability by the Board of the Merger Agreement or the Merger (any such action, resolution or agreement to take such action being referred to as an “Adverse Recommendation Change”);

●

recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal; or

●

cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action.

The foregoing notwithstanding, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the special meeting, the Board may

●	effect an Adverse Recommendation Change in response to a Superior Proposal,

●	terminate the Merger Agreement to accept such Superior Proposal, or

●	take any action that any court of competent jurisdiction orders the Company to take,

in the case of each of the foregoing, if the Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

However, the Board may not effect such an Adverse Recommendation Change or terminate the Merger Agreement unless the Board shall have first provided written notice to SPJP (an “Adverse Change Notice”) at least three business days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied:

●	such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and

●

SPJP does not make, within three business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board (after consultation with a financial advisor of regional reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three business day period).

The Company has agreed that, during the three business day period prior to its effecting an Adverse Recommendation Change or terminating the Merger Agreement, the Company and its officers, directors and representatives will negotiate in good faith with SPJP and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by the Merger Agreement proposed by SPJP. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless the Merger Agreement has been terminated by its terms, and, if required, the Company has paid to SPJP the Termination Fee and SPJP Expenses.

The Company is required to promptly advise SPJP orally and in writing of

●	the receipt of any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and

●	the material terms and conditions of such Takeover Proposal, request or inquiry and the identity of the person making any such Takeover Proposal, request or inquiry,

and to keep SPJP reasonably informed on a reasonably current basis of the status and material details of any such Takeover Proposal, request or inquiry.

None of the foregoing will prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to a Takeover Proposal.

Stockholder Approval

The Company will take, in accordance with Nevada law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of Company stockholders as promptly as reasonably practicable after the date of mailing of the proxy statement to consider and vote upon the approval and adoption of the Merger Agreement. The Company may delay or postpone convening the stockholder meeting, or adjourn the meeting beyond the time that the meeting would otherwise be held, if determined by the Company in good faith, after receipt of advice to such effect by outside counsel, that such delay, postponement or adjournment is required by applicable law, including by the fiduciary duties of the Board. Subject to the Board’s rights to change its recommendation about approval of the Merger Agreement provided in the Merger Agreement, the Board will include in the proxy statement its recommendation that the stockholders approve and adopt the Merger Agreement and will solicit proxies in favor of such approval and adoption.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the Merger, including using its commercially reasonable efforts to accomplish the following:

●	the satisfaction of the conditions precedent to the closing set forth in the Merger Agreement;

●

the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, governmental entities and other persons and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with, or notices to, governmental entities, if any);

●

the taking of all reasonable steps to provide any supplemental information requested by a governmental entity, including participating in meetings with officials of such entity in the course of its review of the Merger Agreement and the Merger;

●	the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity or third party; and

●	the obtaining of all necessary consents, approvals or waivers from any third party.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, SPJP will, and will cause the surviving corporation to, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its subsidiaries (each of whom we refer to as an “indemnified party”) in respect of acts or omissions in their capacity as an officer or director of the Company or any of its subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another agent if the indemnified party was serving in such capacity at the request of the Company or any of its subsidiaries, to the fullest extent permitted by Nevada law or provided under the articles of incorporation, bylaws of the Company and its subsidiaries in effect on the date of the Merger Agreement.

The Company will purchase a “tail policy” for a period from after the effective time until six years from the effective time with the same coverage, scope, amounts and terms of the current directors’ and officers’ liability insurance maintained by the Company as are in effect as of the date of the Merger Agreement (subject to a maximum aggregate premium of 275% of the cost of the current directors’ and officers’ liability insurance).

Access and Information

During normal business hours throughout the period prior to the effective time, the Company must, and must cause its representatives to, provide SPJP and SPJP’s representatives reasonable access to the Company’s properties, books, records, tax returns, work papers, documents and such other information as SPJP reasonably requests. Prior to the effective time, the Company must provide to SPJP and SPJP’s representatives all information concerning the business, properties and personnel of the Company and its subsidiaries as SPJP reasonably requests, and provide copies of certain material notices sent to the Company or its subsidiaries.

Other Covenants

The Merger Agreement contains additional agreements between the Company, SPJP and Sub relating to, among other matters:

●	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

●	the coordination of press releases and other public announcements or filings relating to the Merger;

●	filing of tax returns and payment of taxes due before the closing of the Merger;

●	antitakeover statues or regulations that become applicable to the Merger; and

●	certain matters relating to Section 16 of the Exchange Act.

Conditions to the Merger

The obligations of the Company, SPJP and Sub to effect the Merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

●	that the approval of the Merger Agreement by the Company’s stockholders has been obtained;

●	any approval or waiting period applicable to the Merger under any relevant competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired;

●

no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger shall be in effect; and

●

no applicable law shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger or any of the other material transactions contemplated by the Merger Agreement.

The obligation of the Company to effect the Merger is subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

●

the representations and warranties of SPJP and Sub that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of SPJP and Sub that are not so qualified shall be true and correct in all material respects, with the same effect as though made as of the closing date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and the Company shall have received a certificate signed on behalf of SPJP by an authorized signatory of SPJP to such effect; and

●

SPJP and Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date, and the Company shall have received a certificate signed on behalf of SPJP by an authorized signatory of SPJP to such effect.

The obligation of SPJP and Sub to effect the Merger is subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

●

the representations and warranties of the Company that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects (as so qualified), and the representations and warranties of the Company that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, with the same effect as though made as of the closing date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided, that the representations and warranties relating to the authorized, issued and outstanding capital stock of the Company shall be true and correct in all respects as of the date of the Agreement and as of the closing date, and SPJP shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect;

●

the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date, and SPJP shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

●

the Secretary of the Company shall have delivered to SPJP a certificate certifying (i) the resolutions of the Board of Directors of the Company approving the Merger, the Merger Agreement and the transactions contemplated under the Merger Agreement, (ii) a report from the inspector of elections in regard to the vote taken to adopt the Merger Agreement and approve the Merger at the special stockholders meeting, and (iii) a report from the Company’s transfer agent as to the number of outstanding shares of Company common stock;

●

the Chief Financial Officer of the Company shall have delivered to SPJP a certificate certifying the Company’s best reasonable estimate of the total Selling Expenses (as defined in the Merger Agreement) and of the Per Share Selling Expenses (as defined in the Merger Agreement);

●

the Rollover Agreement, the Key Stockholder Agreement, the two Major Stockholder Indemnification Agreements, the Employment Agreement with Paul Demirdjian and the Restrictive Covenants Agreements (with each of Paul Demirdjian, Daniel R. Furlong and Vincent J. Fabrizzi), shall have each been delivered to SPJP and shall each remain in full force and effect;

●	all material third party consents have been obtained;

●

since the date of the Merger Agreement, there shall not have occurred and be continuing a Material Adverse Effect (as defined in the Merger Agreement), and SPJP shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

There are no regulatory approvals necessary for the completion of the Merger.

Termination

The Company and SPJP may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger, whether prior to or after receipt of the Company stockholder approval. In addition, either the Company or SPJP may terminate the Merger Agreement if:

●

the Merger shall not have been consummated by January 8, 2016, for any reason; provided, however, that the right to terminate the Merger Agreement under this clause shall not be available to any party whose action or failure to act has been a principal cause of or been the primary factor that resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; and provided further, however, that in the event that the special stockholder meeting is delayed, for any reason, such date shall be extended by sixty (60) days; or

●

any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger shall be in effect and shall have become final and non-appealable.

The Company also may terminate the Merger Agreement:

●

if SPJP shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition relating to the truth and accuracy of SPJP’s representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by SPJP by the date that is 30 business days after such breach or failure or, if capable of being cured by SPJP by such date, SPJP does not commence to cure such breach or failure within ten (10) business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; provided, however, that the Company shall not have the right to terminate the Merger Agreement pursuant to this clause at any time when the Company is in breach in any material respect of the Merger Agreement and such breach would cause, or result in, the failure of any of the closing conditions relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement to be satisfied; and

●

prior to the special stockholder meeting, if (i) the Board authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal in accordance with the provisions permitting consideration of other Takeover Proposals and (ii) the Company pays to SPJP the Termination Fee and SPJP Expenses substantially concurrent with the termination of the Merger Agreement.

SPJP also may terminate the Merger Agreement:

●

if prior to receipt of the approval of the Merger Agreement by the Company stockholders at the special stockholder meeting, the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred; and

●

if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from SPJP and diligently pursue such cure thereafter; provided, however, that SPJP shall not have the right to terminate the Merger Agreement pursuant to this clause at any time when SPJP is in breach in any material respect of the Merger Agreement and such breach would cause, or result in, the failure of any of the closing conditions relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement to be satisfied.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, as described in this “The Merger Agreement – Fees and Expenses “ section, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur them.

Termination Fee and Expense Reimbursement Provisions

The Company will be required to pay SPJP a fee equal to $667,000 (the “Termination Fee”) in the event that:

●

a third party makes a Takeover Proposal (as defined in the Merger Agreement) (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or the stockholders of the Company and thereafter

o	the Merger Agreement is terminated by either SPJP or the Company because the Merger has not been consummated by the Termination Date and

o	prior to the date that is nine months after such termination,

■	the Company or any of its subsidiaries enters into any Acquisition Agreement (as defined in the Merger Agreement) with respect to any Takeover Proposal or

■	any Takeover Proposal is consummated;

●

the Merger Agreement is terminated by SPJP because the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred in connection with a change in the Board’s recommendation to the stockholders with respect to the Merger; or

●	the Merger Agreement is terminated by the Company in order to accept another Takeover Proposal.

The Company is required to pay SPJP the out-of-pocket fees and expenses incurred by SPJP and its affiliates in connection with the Merger (up to an aggregate of $700,000) (the “SPJP Expenses”), in the event that the Merger Agreement is terminated:

●	by SPJP

o

because the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred in connection with a change in the Board’s recommendation to the stockholders with respect to the Merger, or

o	due to a breach by the Company of its representations or warranties or failure to perform any of its covenants or other agreements contained in the Merger Agreement; or

●	by the Company in order to accept another Takeover Proposal.

Amendments and Modification

The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company at any time prior to the effective time, by written agreement of the Company, SPJP and Sub and by action of their respective boards of directors. However, following receipt of the Company stockholder approval, no amendment may be made to the Merger Agreement that by law requires further approval or authorization by the stockholders of the Company without such further approval or authorization.

Governing Law

The Merger Agreement and all actions, proceedings or counterclaims arising out of or relating to the Merger Agreement will be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York (except that the provisions of the laws of the State of Nevada shall apply with respect to (i) the fiduciary duties of the Board and (ii) any provisions that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated by the Merger Agreement).

AGREEMENTS INVOLVING COMMON STOCK

Voting Agreement

In connection with the Merger Agreement, Paul and Primrose Demirdjian, Vincent Fabrizzi and Daniel Furlong entered into a Voting Agreement with SPJP, dated as of the date of the Merger Agreement (the “Voting Agreement”). On the terms and conditions set forth in the Voting Agreement, they have agreed to vote all of the common stock over which they have voting power (representing in the aggregate 68.4% of the Company’s total outstanding voting power as of January 22, 2016) for the approval and adoption of the Merger Agreement at the special meeting. They have also agreed not to transfer any of their shares of common stock prior to the termination of the Merger Agreement.

The foregoing description of the Voting Agreement is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 9, 2015, and is incorporated herein by reference.

Rollover Agreement

In connection with the execution of the Merger Agreement, Paul and Primrose Demirdjian entered into a Rollover Agreement, dated as of the date of the Merger Agreement, with SPJP (the “Rollover Agreement”). Pursuant to the Rollover Agreement, shortly before the closing of the Merger, SPJP and the Demirdjians will cause Sub to be formed as a corporation under Nevada law. Just before the effective time of the Merger, the Demirdjians will contribute 5,350,084 shares of Company common stock to Sub in exchange for an equity interest in Sub that will, as a result of the Merger, be converted into new shares of Jagged Peak common stock which will provide the Demirdjians with an approximate 28.9% interest in Jagged Peak, assuming that Mr. Demirdjian exercises his currently outstanding option to purchase 600,000 shares of Company common stock. SPJP will own the remaining majority interest in Sub and, as a result of the Merger, will own an approximate 71.1% interest in Jagged Peak, assuming the exercise of Mr. Demirdjian’s stock option. Mr. Demirdjian’s current stock option will not be canceled in the Merger. The option has an exercise price of $0.125 per share and will expire in May 2016 if not exercised.

The foregoing description of the Rollover Agreement is qualified in its entirely by the full text of such agreement, a copy of which is included as Appendix B to this proxy statement.

Key Stockholder Agreement

Paul Demirdjian and SPJP are parties to the Key Stockholder Agreement, dated as of October 9, 2015 (the “Key Stockholder Agreement”), which by its terms would become effective upon the closing of the Merger. The Key Stockholder Agreement provides, among other things, for restrictions on transferability, ownership requirements, and certain put and call rights with respect to the stock owned by the parties. See “Special Factors - Interests of the Company’s Directors and Executive Officers in the Merger – Key Stockholder Agreement – Management Rights, Equity Ownership Rights and Indemnity Obligations” beginning on page 34 for a summary of the Key Stockholder Agreement.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate. There is no requirement that the Merger Agreement be approved by a majority of the Company’s unaffiliated stockholders, that is stockholders who are not officers or directors of the Company.

IMPORTANT INFORMATION REGARDING JAGGED PEAK

Overview

Jagged Peak, Inc. (the “Company” or “Jagged Peak”) is a software and services company headquartered in Tampa, Florida, providing internally developed cloud-based enterprise e-commerce technology supporting the entire e-commerce life cycle including order, warehouse, and transportation management solutions. The Company's flagship product, EDGE™ (EDGE, Enterprise Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees, locations, and partners in real-time. The Company enables clients to build and operate custom branded portals such as e-commerce, customer service, repair and reverse logistics, and marketing materials management, and automate other business processes through the use of the EDGE platform and its related software applications. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, healthcare, distribution, travel and tourism and manufacturing.

With the EDGE platform, Jagged Peak has continued to market the launch of TotalCommerce™ (TotalCommerce), an end-to-end solution that enables a company to quickly and cost effectively launch a fully operational, best practices, e-commerce online channel direct to its consumers. TotalCommerce is an outsourced “managed services” solution that leverages Jagged Peak's extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including e-commerce webstore(s); order, inventory and transportation management software; a network of twenty-five fulfillment centers throughout the United States, Canada, and the United Kingdom; back office program management; payment processing; and a range of online marketing services.

Jagged Peak operates two warehouses in Florida, an expandable network of twenty-two independently owned fulfillment warehouses throughout North America, and one warehouse in the United Kingdom using the cloud-based EDGE platform. The EDGE application is able to automatically route orders to the optimal warehouse and transportation provider based on an established set of factors such as service, inventory, cost and priority. This enables the Company's clients to reduce customer wait times, while lowering overall delivery costs.

In July 2009, Jagged Peak began operations in Canada through its wholly owned subsidiary, Jagged Peak Canada, Inc. The operations provide similar services as in the United States through a network of independently owned fulfillment warehouses, which use the cloud-based EDGE platform to process orders for Jagged Peak clients.

The Company operates on a 52/53 week reporting year. Therefore, the period ended December 26, 2014 and the period ended December 27, 2013 each consist of 52 weeks.

There are a variety of risks associated with the Company's ability to achieve strategic objectives, including the ability to increase market penetration and acquire and profitably manage additional businesses, current reliance on key customers, the risks inherent in expanding, and the intense competition in the industry. For a more detailed discussion of these risks, see Item 1A entitled “Risk Factors.”

Industry Overview

According to most market indicators, e-commerce sales continue to grow at a rapid pace. Many industry analysts predict strong e-commerce growth rates to continue in the U.S., with even higher expected growth rates in European and Asia-Pacific markets. There are a number of growth factors to be considered: (i) continued adoption of the Internet as a means of commerce; (ii) increased users of high speed internet connections, which enables sellers to create more interactive and customer specific web portals; (iii) the convenience of buying products online and the ability to have products delivered to the customer's destination of choice; (iv) enhancements to online store functionality, providing the customer additional purchase options, as well as enabling sellers to quickly take advantage of market fluctuations through immediate price changes and adjustments to sales promotions; (v) improved sellers tracking of customer buying habits and Internet activity, which enables sellers to focus marketing efforts and costs on the ideal customer group; and (vi) increased emphasis by sellers on their online businesses.

Despite the fact that large companies have become more reliant on sophisticated software applications to run their businesses, many enterprises have become dissatisfied with the return on their investments. Deploying and maintaining new business applications has taken them more time, effort and costs than anticipated. Most companies today have a variety of order management systems, which are segregated based on different channels, verticals, and/or lines of business. Each system typically has different workflows and order cycles to accomplish the requirements of the business. This leads to a lack of visibility into customer interactions across the enterprise, and an inability to optimize orders across multiple order systems. For most companies, managing order-to-delivery is largely a manual process that requires numerous staff to pull information from multiple systems and coordinate order fulfillment with suppliers and logistics providers using phone, fax, e-mail, and Electronic Data Interchange (EDI) messages. These manual systems are expensive to manage, error-prone, not scalable, and typically break down under the real-time demands and compressed business cycles of today's environment.

Competitive Advantages

The Company provides a suite of services to help businesses worldwide grow their revenues and avoid the costs and risks associated with running a global technology operation in-house. The Company provides vertically integrated e-commerce solutions that include e-commerce, order management, Customer Relationship Management (“CRM”), digital and physical product fulfillment, e-mail marketing and business process automation. At the core of these services is the Company's proprietary EDGE software. The EDGE application provides a complete multi-channel, multi-distribution center, multi-enterprise, highly functional software solution that can be deployed in minimal time, requires a lower upfront purchase cost or activation fee, and is easy to use and maintain. As a result, Jagged Peak believes it is able to deliver a complete enterprise commerce management software solution faster and at a lower cost than the competition. Jagged Peak offers its clients an end-to-end web based order management software solution that has a compelling return-on-investment proposition that is the result of an attractive and flexible transaction-based pricing model coupled with reduced implementation requirements. The Company believes its EDGE application maintains additional advantages relative to the competition such as complete web-native architecture, platform or vendor independence, highly scalable solution, role-based hierarchical security, real-time order visibility and ease of use. We believe that we are uniquely positioned to assist our clients to accelerate and manage their growth.

Jagged Peak's web to fulfillment service is what makes the Company unique. Orders captured through the order portal may be processed directly through the EDGE application (no File Transfer Protocol “FTP” process) and transmitted to Jagged Peak's warehouse and transportation management systems in real time for order processing. Transaction data contains all necessary information and instructions to facilitate a fully 'executable' order. This 'frictionless' processing environment ensures prompt and accurate order fulfillment and data integrity. Order status, inventory activity and carrier shipping manifest data will be automatically uploaded from Jagged Peak's warehouse and transportation management systems to EDGE.

Growth Strategy

The Company's growth strategy includes:

• Increasing Market Share - Jagged Peak believes that it can leverage its success with existing clients to obtain new clients. The Company can add new client relationships by utilizing its scalable business model to increase its client base while maintaining its ability to provide a high quality software product.

In addition, the Company believes that current clients will continue to increase their spending on technology solutions in an effort to update legacy order capture and order management applications that are no longer efficient and will ultimately become obsolete. Jagged Peak expects that its growing number of new client relationships, combined with its proven ability to expand its revenue base with existing clients, will enable the Company to capture a greater portion of its clients' global outsourced e-commerce related expenditures.

Jagged Peak believes that significant opportunities exist to leverage its current client base to increase its penetration in attractive end business-to-business and business-to-consumer markets such as consumer retail, financial services and insurance, healthcare and pharmaceutical, travel and tourism, general manufacturing, and government.

• Developing Brand Recognition - The Company must continue to incur expenses to develop the brand of “Jagged Peak” and “EDGE”. The Company intends to leverage the Company's broader set of capabilities with the goal of capturing business opportunities, which would not normally be available to smaller companies.

• Expanding EDGE Application Offerings - Jagged Peak has a proven ability to identify and develop new applications for its EDGE product offering to meet the needs of the marketplace. The Company plans to continue to diversify its EDGE software platform by adding capabilities such as demand forecasting, marketing data mining, analytical tools and communications, as well as multi-vendor selection and permissions for purchasing and procurement.

• Developing Future Software Products - The EDGE application was first released in 2000 and has been under continual development. Significant functionality has been added over the years and the current product is highly functional and robust, yet easy to use and rapidly deployed. Features have been added based on real world demand from clients. The Company plans to continuously invest in and enhance the EDGE product.

• Identifying Mergers and Acquisitions - Jagged Peak has a strong management team with extensive experience in mergers and acquisitions. The Company is looking for strategic acquisitions that will expand Jagged Peak's web-based technology services and its clientele.

Operations And Services

Software Product and Technology

Jagged Peak's proprietary EDGE application is a highly scalable e-commerce platform that empowers companies to effectively conduct business and communicate with their customers, on-line business, suppliers, employees and distribution partners. The EDGE application is a web-based, end-to-end transaction processing and information management system that enables companies to achieve complete automation and total integration of their demand management, e-commerce and related processes. EDGE is comprised of integrated modules that work together seamlessly in real-time.

Custom Software Development

Jagged Peak offers proficiency and demonstrated capability in all aspects of custom software development, which typically is integrated into its EDGE application. We can confidently provide consulting, analysis, design and architecture, computer programming and development, installation and long-term technical support.

Technology Managed TotalCommerce Fulfillment Services

Jagged Peak offers customers a complete turnkey solution built on the cloud-based EDGE platform, if desired, which can include both physical and digital fulfillment services through managed warehouses across North America and the United Kingdom. EDGE is used for our fulfillment, which includes reporting, warehouse optimization, order fulfillment, return authorizations, back order processing, and full transaction auditing capabilities.

Seasonality

Historically, the Company's revenues and profitability have been subject to moderate quarterly seasonal trends. The first quarter has traditionally been the weakest and the fourth quarter has traditionally been the strongest. Typically, this pattern has been the result of factors such as, national holidays, customer demand and economic conditions. Additionally, significant portions of the Company's revenues are from clients whose business levels are impacted by seasonality and the economy.

Personnel

At December 26, 2014, the Company had 143 full time employees. At this time, none of the Company's employees is covered by a collective bargaining agreement. The Company recognizes its employees as one of its most valuable assets and provides above industry average compensation and benefits. The recruitment, training and retention of qualified employees are essential to support continued growth and to meet the service requirements of our clients.

Risk Management

The Company maintains general liability, errors and omissions, property, property of others and workers' compensation insurance with limits and deductibles it deems are appropriate. Notwithstanding such coverages, the Company could incur claims in excess of the policy limits or incur claims not covered by the insurance policy.

Corporate Information

Jagged Peak was formed in 1990 as Compass Marketing Services, Inc. (“Compass”), a Florida corporation. On August 22, 2000, IBIS Business Internet Solutions, Inc., a Florida corporation, was merged into Compass in a merger of equals and changed its name to Jagged Peak, Inc. In July 2005, Jagged Peak, Inc. was merged with a subsidiary of Absolute Glass Inc., which was incorporated in Nevada in November of 1999. Absolute Glass, Inc. subsequently amended its articles of incorporation and changed its name to Jagged Peak, Inc. The Company's principal executive offices are located at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607. Its telephone number is (813) 637-6900 and its Internet website address is www.JaggedPeak.com.

Properties

The Company leases approximately 12,000 square feet of office space for its executive offices at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607. Monthly rent expense is approximately $23,200 under a lease that expires February of 2016.

In addition, the Company owns approximately 93,000 square feet of warehouse space at 1701 3rd Ave. South, St. Petersburg, Florida. On June 25, 2012, the Company purchased this previously leased warehouse for $3.0 million. The purchase was financed with a $2,388,000 5-year term loan (the “Mortgage”) amortized over 20 years and an approximately $612,000 down payment provided by a revolving line of credit. Principal and interest on the Mortgage are due monthly. Concurrent with the Mortgage, the Company entered into an interest rate swap thereby fixing the effective rate on the Mortgage at 3.93%. The Mortgage, revolving line of credit and interest rate swap are agreements entered into with Fifth Third Bank and are explained further in the Liquidity and Capital Resources section of Item 7. At the date of purchase, the recorded values of the warehouse building and related land were approximately $1,433,000 and $1,567,000, respectively. The 5-year Mortgage balance was approximately $2,089,500 as of December 26, 2014.

On December 21, 2013, the Company entered into an agreement to lease approximately 71,000 square feet of warehouse space and 6,000 square feet of office space at Gateway Business Park, 2007 Gandy Blvd. North, St. Petersburg, Florida. The initial lease term is for seventy-three months, commencing on January 1, 2014. On March 20, 2014 the Company expanded the office space from 6,000 square feet to 10,329 square feet. On May, 1, 2014, the Company increased the leasehold premises by an additional 70,000 square feet. Monthly rent expense as of year-end is approximately $63,000.

The following is an annual schedule of approximate future minimum rental payments required under operating facilities leases that have an initial or remaining non-cancelable lease term in excess of one year as of December 26, 2014:

Year Ending December
2015	$1,130,900
2016	930,900
2017	913,000
2018	944,700
2019	977,800
Thereafter	81,700
Total	$4,979,000

The Company believes the facilities are in reasonable condition, the correct size, adequately insured and adequately provide for the Company's immediate and foreseeable needs.

Directors and Executive Officers

The Board presently consists of four members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement.

Name	Age	Position
Paul Demirdjian	55	Chairman of the Board of Directors and Chief Executive Officer
Vincent Fabrizzi	58	Chief Sales and Marketing Officer, Director
Daniel Furlong	67	Chief Operations Officer, Director
Albert Narvades	45	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Primrose Demirdjian	55	Director

The business address and telephone number of each of the foregoing persons is 3000 Bayport Drive, Suite 250, Tampa, Florida 33607, 813-637-6900. The following is a brief summary of the business experience of the foregoing directors and executive officers.

The following sets forth information concerning the officers and directors, including present principal occupations, other business experience during the last 5 years, membership on committees of the Board of Directors and directorships in other publicly held companies.

Paul Demirdjian - Chairman of the Board of Directors and Chief Executive Officer

Mr. Demirdjian has served on the Board since the inception of Jagged Peak in 2000. He has more than 25 years of experience in a variety of leadership roles at several technology companies, including Davel Communications, a publicly-traded telecom company where he held several executive-level positions, including Senior Vice President of Operations, Chief Technology Officer and Director. A true eCommerce pioneer and entrepreneur, Paul has deep understanding of emerging technologies, and is instrumental in the design and architecture of the EDGE platform. He has a degree in electronic engineering technology from Saint Petersburg College, where he also was a member of the Engineering Honor Society (Tau Alpha Pi). He currently serves on the St. Petersburg College Foundation Board and the University Of South Florida's, College Of Business, Information Systems Decision Sciences Advisory Board.

Vince Fabrizzi - Chief Sales and Marketing Officer, Director

Mr. Fabrizzi has served on the Board since the inception of Jagged Peak in 2000. Prior to joining Jagged Peak, Mr. Fabrizzi was Chief Executive Officer and co-Founder of Compass Marketing Services, a logistics services, warehouse management, and fulfillment services company. Previously, Mr. Fabrizzi co-founded Paradigm Communications in 1989 with Mr. Furlong, and together over the next eight years they built the company into one of the Southeast's largest nationally recognized advertising agencies with over 160 employees, $60 million in revenues and an impressive list of Fortune 500 clients. Prior to co-founding Paradigm, Mr. Fabrizzi was a Vice President and Partner at FKQ Advertising. Mr. Fabrizzi holds a B.S. in Mechanical Engineering from West Virginia University.

Daniel Furlong - Chief Operations Officer, Director

Mr. Furlong has served as an officer and a board member since the inception of Jagged Peak in 2000. Prior to joining Jagged Peak, Mr. Furlong was President and co-Founder with Mr. Fabrizzi of both Compass Marketing Services and Paradigm Communications. Previously, Mr. Furlong was Vice President of Marketing for Dollar Rent-A-Car of Florida - the largest Dollar Rent-A-Car franchise in the country. During his tenure, business at the Florida division increased ten-fold. Mr. Furlong graduated from the University of Wyoming with both undergraduate and graduate degrees in Accounting.

Primrose Demirdjian – Director

Mrs. Demirdjian has served as a director of Jagged Peak for more than 5 years. She currently leads the Children's Cancer Research Group, a non-profit dedicated to research for cancer prevention. Prior to her tenure as president and co-founder of IBIS (June 1996), an Internet-related company, Mrs. Demirdjian was employed by GTE Data Services, Inc. where she held various administrative and technical positions. Mrs. Demirdjian is married to Paul Demirdjian, the CEO of the Company. Mrs. Demirdjian holds a Bachelor of Science in Management Information Systems from Nova Southeastern University.

None of Paul Demirdjian, Primrose Demirdjian, Vincent Fabrizzi and Daniel Furlong has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of such persons are citizens of The United States.

Albert Narvades - Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Mr. Narvades joined Jagged Peak in November 2011 as Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Prior to joining Jagged Peak, he served as Controller at Vercipia Biofuels, a division of British Petroleum (BP) from February 2010 through November 2011. He also has held various accounting roles at Walter Industries, Inc. (predecessor to Walter Energy, Inc.) during his nine-year tenure, including serving as Vice President of Finance for their Financial Services Group. Mr. Narvades began his career with Ernst & Young in 1994 and served in various roles there, including Audit Manager, through 2000. He holds both an undergraduate and a graduate degree in Accounting from the University of Florida, and has been a Florida-licensed Certified Public Accountant since 1995.

Prior Public Offerings

During the past three years, the Company has not made any underwritten public offering of common stock for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Financial Statements and Supplementary Data for the Three and Nine Months Ended September 25, 2015

The financial statements included below are:

Unaudited Consolidated Financial Statements

Consolidated Balance Sheets	75
Consolidated Statements of Comprehensive Income	76
Consolidated Statements of Changes in Stockholders' Equity	77
Consolidated Statements of Cash Flows	78
Notes to the Unaudited Consolidated Financial Statements	79-87

Jagged Peak, Inc.

Consolidated Balance Sheets

	September 25, 2015 (Unaudited)	December 26, 2014 (Audited)
Assets
Current assets:
Cash	$672,400	$315,900
Accounts receivable, net of allowance for doubtful accounts of $489,300 and $513,100 at September 25, 2015 and December 26, 2014, respectively	10,527,700	12,171,400
Other receivables	17,600	54,600
Work in process	257,900	71,900
Deferred tax asset	1,162,500	792,200
Other current assets	545,400	529,500
Total current assets	13,183,500	13,935,500
Property and equipment, net of accumulated depreciation of $1,846,700 and $1,296,600 at September 25, 2015 and December 26, 2014, respectively	4,632,900	4,893,900
Other assets:
EDGE applications, net of accumulated amortization of $3,254,500 and $2,744,500 at September 25, 2015 and December 26, 2014, respectively	4,017,800	2,863,600
Capitalized debt issuance costs	11,100	38,100
Total long-term assets	8,661,800	7,795,600
Total assets	$21,845,300	$21,731,100

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable, trade	$6,758,100	$8,119,900
Accrued payroll and bonuses	575,500	895,700
Other accrued expenses	816,400	370,100
Deferred rent	1,264,400	184,800
Deferred revenue and customer deposits	3,452,300	3,488,400
Notes payable, current portion	619,400	619,400
Total current liabilities	13,486,100	13,678,300
Long-term liabilities:
Notes Payable, net of current portion	3,581,100	5,286,100
Deferred tax liability	1,306,900	585,000
Total long-term liabilities	4,888,000	5,871,100

Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at September 25, 2015 and December 26, 2014	0	0
Common stock, $.001 par value; 70,000,000 shares authorized; 18,206,583 and 16,479,074 shares issued at September 25, 2015 and December 26, 2014, respectively; 18,206,583 and 16,356,583 shares outstanding at September 25, 2015 and December 26, 2014, respectively	18,400	16,600
Additional paid-in capital	3,867,100	3,877,900
Treasury stock, 0 and 122,491 shares at September 25, 2015 and December 26, 2014, respectively	0	(9,000)
Accumulated deficit	(597,900)	(1,776,700)
Accumulated other comprehensive income	183,600	72,900
Total stockholders' equity	3,471,200	2,181,700
Total liabilities and stockholders' equity	$21,845,300	$21,731,100

The accompanying notes are an integral part of the consolidated financial statements.

Jagged Peak, Inc.

 Consolidated Statements of Comprehensive Income

(Unaudited)

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	September 25, 2015	September 26, 2014	September 25, 2015	September 26, 2014

Revenue	$17,136,200	$15,141,000	$50,470,400	$42,856,500

Cost of revenue	13,234,800	12,333,700	39,593,500	35,822,400

Gross profit	3,901,400	2,807,300	10,876,900	7,034,100

Selling, general and administrative expenses	3,129,600	2,099,700	9,060,000	6,568,300

Income from operations	771,800	707,600	1,816,900	465,800

Other income (expense), net	(99,500)	(53,900)	(105,100)	(103,000)
Interest expense	(61,000)	(56,200)	(186,500)	(150,800)
Income before tax expense	611,300	597,500	1,525,300	212,000

Provision for income tax expense	(76,400)	(225,900)	(346,500)	(147,600)

Net income	$534,900	$371,600	$1,178,800	$64,400

Other comprehensive income	95,500	52,800	177,200	113,700
Tax expense	(35,100)	(18,800)	(66,500)	(41,600)
Other comprehensive income net of tax	60,400	34,000	110,700	72,100

Comprehensive income	$595,300	$405,600	$1,289,500	$136,500

Weighted average number of common shares outstanding - basic	$17,651,583	$16,356,583	$16,788,250	$16,356,583

Net income per share - basic	$0.03	$0.02	$0.07	$0.00

Weighted average number of common shares outstanding and common equivalent shares outstanding	19,499,701	18,221,396	18,636,368	18,221,396

Diluted income per common share	$0.03	$0.02	$0.06	$0.00

The accompanying notes are an integral part of the consolidated financial statements.

Jagged Peak, Inc.

Consolidated Statements of Changes in Stockholders' Equity

39 Weeks Ended September 25, 2015 and September 26, 2014

(Unaudited)

	Common Stock Shares	Common Stock Amount	Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total

Balance, December 27, 2013	16,279,074	$16,400	$3,764,100	$(9,000)	$(2,007,600)	$(20,800)	$1,743,100

Change in fair value of interest rate swap						(600)	(600)

Shares issued for ESOP contribution	200,000	200	113,800				114,000

Foreign currency translation adjustment						38,700	38,700

Net loss for the period					(307,200)		(307,200)

Balance, September 26, 2014	16,479,074	$16,600	$3,877,900	$(9,000)	$(2,314,800)	$17,300	$1,588,000

Balance, December 26, 2014	16,479,074	$16,600	$3,877,900	$(9,000)	$(1,776,700)	$72,900	$2,181,700

Restricted shares issued	1,850,000	1,900	(1,900)

Treasury shares retired	(122,491)	(100)	(8,900)	9,000

Change in fair value of interest rate swap						3,100	3,100

Foreign currency translation adjustment						107,600	107,600

Net income for the period					1,178,800		1,178,800

Balance, September 25, 2015	18,206,583	$18,400	$3,867,100	$0	$(597,900)	$183,600	$3,471,200

The accompanying notes are an integral part of the consolidated financial statements.

Jagged Peak, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	39 Week Period Ended
	September 25, 2015	September 26, 2014
Operating activities
Net income	$1,178,800	$64,400
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and software amortization	1,060,100	770,000
Non-cash compensation expense	275,500	0
Amortization of debt costs	18,200	32,100
Bad debt expense	(23,800)	216,600
Changes in:
Accounts receivable	1,455,200	(2,417,500)
Work in process	(186,000)	(91,900)
Other current assets	(7,400)	(212,200)
Other receivables	37,000	183,100
Deferred tax asset	(438,300)	156,400
Deferred tax liability	721,900	0
Accounts payable and accrued expenses	(1,036,400)	(756,900)
Deferred rent	1,079,600	155,300
Deferred revenue and customer deposits	(1,400)	609,500
Net cash flows provided by (used in) operating activities	4,133,000	(1,291,100)

Investing activities
Acquisition of property and equipment	(289,100)	(1,322,300)
Acquisition/development of software - EDGE applications	(1,664,100)	(1,125,700)
Cash flows used in investing activities	(1,953,200)	(2,448,000)

Financing activities
Net (payments) proceeds on line of credit	(1,240,400)	3,541,000
Payments on loans	(464,600)	(89,600)
Cash flows (used in) provided by financing activities	(1,705,000)	3,451,400

Net increase (decrease) in cash	474,800	(287,700)

Cash, beginning of period	315,900	652,000
Effect of exchange rate changes on cash	(118,300)	(47,100)

Cash, end of period	$672,400	$317,200

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$160,000	$118,000
Cash paid during the period for taxes	$2,000	$33,800
Non-cash financing activities:
Issuance of restricted stock	$1,800	$0
Retirement of treasury stock	$9,000	$0
Issuance of stock to fund ESOP contribution	$0	$114,000

The accompanying notes are an integral part of the consolidated financial statements.

Jagged Peak, Inc.

Notes to the Unaudited Consolidated Financial Statements

For the 13 and 39 Week Periods Ended September 25, 2015 and September 26, 2014

 1.  General Background Information

Jagged Peak, Inc. (the “Company” or “Jagged Peak”) is a software and services company headquartered in Tampa, Florida, providing internally developed cloud-based enterprise e-commerce technology supporting the entire e-commerce life cycle including order, warehouse, and transportation management solutions. The Company's flagship product, EDGE™ (EDGE, Enterprise Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees, locations, and partners in real-time. The Company enables clients to build and operate custom branded portals such as e-commerce, customer service, repair and reverse logistics, and marketing materials management, and automate other business processes through the use of the EDGE platform and its related software applications. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, healthcare, distribution, travel and tourism and manufacturing.

With the EDGE platform, Jagged Peak has continued to market the launch of TotalCommerce™ (TotalCommerce), an end-to-end solution that enables a company to quickly and cost effectively launch a fully operational, best practices, e-commerce online channel direct to its consumers. TotalCommerce is an outsourced “managed services” solution that leverages Jagged Peak's extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including e-commerce webstore(s); order, inventory and transportation management software; a network of twenty-five fulfillment centers throughout the United States, Canada, and the United Kingdom; back office program management; payment processing; and a range of online marketing services.

Jagged Peak operates two warehouses in Florida, and utilizes an expandable network of twenty-two independently owned fulfillment warehouses throughout North America, and one warehouse in the United Kingdom using the cloud-based EDGE platform. The EDGE application is able to automatically route orders to the optimal warehouse and transportation provider based on an established set of factors such as service, inventory, cost and priority. This enables the Company's clients to reduce customer wait times, while lowering overall delivery costs.

In July 2009, Jagged Peak began operations in Canada through its wholly owned subsidiary, Jagged Peak Canada, Inc. The operations provide similar services as in the United States through a network of independently owned fulfillment warehouses, which use the cloud-based EDGE platform to process orders for Jagged Peak clients.

The Company operates on a 52/53 week reporting year. Therefore, the period ended September 25, 2015 and the period ended September 26, 2014 each consists of 39 weeks.

2. Significant Accounting Policies

Basis of Presentation

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair presentation of (a) the consolidated financial position at September 25, 2015 and December 26, 2014 and (b) the consolidated statements of comprehensive income, changes in stockholders' equity and cash flows for the 39-week periods ended September 25, 2015 and September 26, 2014 have been made.

All financial information has been rounded to the nearest hundred.

The unaudited consolidated financial statements and notes are presented as permitted by Form 10-Q. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) have been omitted. The accompanying statements and notes should be read in conjunction with the audited financial statements and notes of the Company for the 52-week period ended December 26, 2014.

Use of Estimates

The Company prepares its financial statements in conformity with U.S. GAAP. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews its estimates, including but not limited to, capitalization of software, work in process, recoverability of long-lived assets, recoverability of prepaid expenses, valuation of deferred tax assets and allowance for doubtful accounts, on a regular basis and makes adjustments based on historical experiences and existing and expected future conditions. These evaluations are performed and adjustments are made, as information is available. Management believes that these estimates are reasonable, however, actual results could differ from these estimates.

Revenue Recognition

There are multiple components in Jagged Peak's TotalCommerce solution, which are sold through a master agreement where each individual component is priced separately and distinctly from the other components, based on market prices at which we sell those services individually. The client is able to choose which services it wishes to purchase. The separate components can be added or deleted at any time during the contract period at pre-determined prices. The Company has a history of selling each element separately to establish the market price of each element.

Revenue from software development and technology services is recognized as services are provided or on the percentage of completion method for those arrangements with specified milestones. The percentage of completion is based on labor hours incurred to total labor hours expected to be incurred. Additional technology revenues are either paid monthly or on an annual basis. If paid on an annual basis, the revenue is recognized over the year, and if paid on a monthly basis, the revenue is recognized in the month in which the service was provided.

Hosting and managed services contracts range in length from one to three years, and are typically renewed annually after the initial term for subsequent one year periods. Revenue from hosting and managed services is recognized ratably over the period for which the services are provided. In most cases the fees are either a flat monthly fee or based on the client's use of the system (transactions).

The Company's EDGE software is a web-based product and is typically provided to its customers in a Software as a Service (“SaaS”) model. Revenues are recognized ratably over the period the service is provided. The method of payment can be based on the clients' use of the system (transactions), a flat monthly fee or an annual fee. Revenue for all methods of payment is recognized over the period the software is available to the client and the Company is responsible for providing software updates.

The Company has established vendor specific objective evidence for the individually priced elements in its contracts through the use of the market as each element in its contracts is sold both as a package and individually with the same pricing. For any element delivered for which vendor specific objective evidence (“VSOE”) is not available, it uses the residual method. When applying the residual method, VSOE of fair value is allocated to each of the undelivered elements and the remaining consideration is allocated to the delivered elements.

Revenue is also derived from fulfillment service arrangements. Services included under fulfillment arrangements include account services, handling, order processing, packaging, storage and reporting. These services are based on established monthly charges as well as handling fees based on volume. These revenues are recognized based on the services rendered.

Certain order processing services are contracted out by the Company to optimized independent distribution warehouses in North America and the United Kingdom. All of these services are managed by the Company through its order management platform. Because the Company has the exclusive responsibility to contract and to manage the services provided to its clients by these independent warehouses and the related transportation, the revenue and expenses are recognized based on the amount of services charged to the client and the related expenses are part of the Company's cost of services.

Work in process represents costs and services which have been provided and properly recognized based on the above policies, however have not been billed to the client.

Shipping and handling costs are classified as cost of revenues.

Software and Development Enhancements

Software and development enhancement expenses include costs such as payroll and employee benefit costs associated with product development. The EDGE product platform, including the e-commerce, order management, warehouse management and transportation management systems, is continually being enhanced with new features and functions. Once technological feasibility of new features and functions is established, the costs incurred from release to production are capitalized and amortized over their useful life. The Company capitalized approximately $645,000 and $360,200 during the 13-week periods ended September 25, 2015 and September 26, 2014, respectively. The Company capitalized approximately $1,664,100 and $1,125,700 during the 39-week periods ended September 25, 2015 and September 26, 2014, respectively. Amortization expense related to capitalized software and charged to operations for the 13-week periods ended September 25, 2015 and September 26, 2014 was approximately $190,700 and $122,400, respectively. Amortization expense related to capitalized software and charged to operations for the 39-week periods ended September 25, 2015 and September 26, 2014 was approximately $510,000 and $320,300, respectively.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and accounts receivable.

Cash is maintained with one major financial institution in the United States and Canada. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and, therefore, bear minimal risk.

Revenue from a single, multi-national customer with several brands amounted to approximately $15.1 million, or approximately 88% of total revenue, and approximately $12.9 million, or approximately 85% of total revenue, during the 13-week periods ended September 25, 2015 and September 26, 2014, respectively. Revenue from a single, multi-national customer with several brands amounted to approximately $44.2 million, or approximately 88% of total revenue, and approximately $37.6 million, or approximately 88% of total revenue, during the 39-week periods ended September 25, 2015 and September 26, 2014, respectively. Accounts receivable from this customer were approximately $8.4 million, or approximately 80% of net accounts receivable, and approximately $10.0 million, or approximately 82% of net accounts receivable, at September 25, 2015 and December 26, 2014, respectively. The risk of this concentration is mitigated as the deposits from this customer at September 25, 2015 and December 26, 2014 were approximately $3.0 million and $2.8 million, respectively.

Accounts receivable result primarily from the sales of e-commerce and fulfillment services to a variety of customers. Accounts receivable are stated at net invoiced value less an allowance for doubtful accounts. The Company extends credit to its various customers based on evaluation of the customer’s financial condition and ability to pay the Company in accordance with the payment terms. The Company provides for estimated losses on accounts receivable considering a number of factors, including the overall aging of accounts receivable, the customer’s payment history and the customer’s current ability to pay its obligations. Based on management’s review of accounts receivable and other receivables, an allowance for doubtful accounts of approximately $489,300 and $513,100 is considered necessary as of September 25, 2015 and December 26, 2014, respectively. The Company charges uncollectible accounts against the allowance account once the invoices are deemed unlikely to be collectible. The Company does not accrue interest on past due receivables.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, principally one to ten years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. Depreciation expense was $186,200 and $175,100 for the 13-week periods ended September 25, 2015 and September 26, 2014, respectively, and $550,100 and $449,700 for the 39-week periods ended September 25, 2015 and September 26, 2014. Depreciation expense is included in selling, general and administrative expenses.

Depreciation is calculated by the straight-line method over the following estimated useful lives of the related assets:

Years
Building	7 - 20
Warehouse equipment	3 - 10
Furniture and equipment	3 - 7
Computer equipment and software	1 - 7
Leasehold improvements	Lease term

Estimated Fair Value of Financial Instruments

The aggregated net fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their estimated fair values. These financial instruments include receivables, payables, accrued expenses and short-term borrowings. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

Uncertain Tax Positions

The Company periodically assesses its tax positions taken for all open tax years and has not identified any uncertain tax positions. The Company is not subject to examination by taxing authorities for years prior to 2011.

Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the book values and the tax bases of particular assets and liabilities and the tax effects of net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized as income or expense in the period that included the enactment date.

The Company periodically assesses the recoverability of its deferred tax assets, as necessary, when the Company experiences changes that could materially affect its determination of the recoverability of its deferred tax assets. In conducting this assessment, management considers a variety of factors, including the Company's operating profits, the reasons for the Company's operating losses in prior years, management's judgment as to the likelihood of profitability and expectations of future performance, and other factors. Management does not believe that a valuation allowance is necessary; however, the amount of deferred tax asset realizable could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. Net loss carry forwards do not begin to expire until 2029.

Interest Rate Swap

Derivative financial instruments are carried at fair value on the consolidated balance sheets. The Company's derivative instrument is an interest rate swap that hedges the interest payments of a mortgage by effectively converting interest from a variable rate to a fixed rate. This instrument is considered fully effective and qualifies for hedge accounting with changes in the fair value recorded in other comprehensive income (loss). The Company does not enter into derivative agreements for trading purposes.

The swap agreement's fair value is calculated using Level 2 inputs. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are based on observable market inputs (other than those included in Level 1) and are provided by the Company's lender, Fifth Third Bank. Level 3 inputs include inputs that are not currently observable.

Stock-Based Compensation

The Company has stock option and stock incentive plans for employees and non-employee directors that provide for grants of restricted stock awards and options to purchase shares of Jagged Peak common stock at exercise prices generally equal to the fair values of such stock at the dates of grant. The Company recognizes the cost of all share-based payments in the financial statements using a fair-value based measurement method. The Company uses a Black-Scholes model to value its stock option and restricted stock grants and expenses the related compensation cost using the straight-line method over the vesting period. The fair value of the stock compensation is determined on the grant date using assumptions for the expected term, volatility, dividend yield and the risk free interest rate. The period expense is then determined based on the valuation of the grants and on estimated forfeitures.

Foreign Currency

The functional currency of the Company's Canadian subsidiary, Jagged Peak Canada, Inc., is the local currency. The financial statements are translated to U.S. dollars using month-end rates of exchange for assets and liabilities and average rates of exchange for revenues, costs and expenses. Foreign currency translation gains and losses are recorded as a component of other comprehensive income net of taxes. Net gains and losses resulting from foreign exchange transactions are recorded as a component of other expenses.

Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur upon issuance of certain additional potential common stock shares. Potential common stock shares consist of shares that may arise from outstanding dilutive common stock options (the number of which is computed using the “treasury stock method”). Diluted earnings per share considers the potential dilution that could occur if the Company's outstanding common stock options were exercised for common stock that then shared in the Company's earnings.

Recently Issued Financial Accounting Standards

Recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force (“EITF”), the American Institute of Certified Public Accountants (“AICPA”), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

3.     Equity

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors (the “Board”), subject to the prior rights of the holders of any outstanding senior classes of stock, of which there are currently none. The Company records stock as issued when the consideration is received or the obligation is incurred.

On November 18, 2014, the Company granted 1,850,000 restricted shares of Jagged Peak to five executives and one director. These shares were issued on July 24, 2015. The restricted stock vests ratably on an annual basis over a three-year period. The fair value of the common stock is $0.65 per share, which was the market value of the common stock at the date of grant, and is recognized on a straight-line basis over the vesting period.

On September 22, 2015, the Company retired 122,491 shares of treasury stock. These retired shares are now included in the Company’s pool of authorized but unissued shares. The retired stock had a carrying value of approximately $9,000. The Company’s accounting policy upon the formal retirement of treasury stock is to deduct its par value from Common Stock and to reflect any excess of cost over par value as a deduction from Additional Paid-in Capital.

The following summarizes the Company's warrants and stock option activity and related information:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding at December 27, 2013	2,260,782	$0.01-0.25	0.13
Options granted	0	0	0
Options exercised	0	0	0
Options canceled or expired	0	0.0	0.0
Outstanding at December 26, 2014	2,260,782	$0.01-0.25	$0.13
Options granted	0	0	0
Options exercised	0	0	0
Options canceled or expired	0	0	0
Outstanding at September 25, 2015	2,260,782	$0.01-0.25	$0.13

Exercisable at September 25, 2015	2,260,782	$0.01-0.25	$0.13
Exercisable at December 26, 2014	2,260,782	$0.01-0.25	$0.13

 The following table summarizes information about warrants and options outstanding and exercisable as of September 25, 2015:

Outstanding Warrants and Exercisable Options
Exercise Price	Number Outstanding	Number Exercisable	Weighted Average Remaining Life (years)	Weighted Average Price
$0.01	10,782	10,782	No expiration	$0.01
$0.13	2,150,000	2,150,000	0.6	$0.13
$0.25	100,000	100,000	6.2	$0.25

4. Debt

Notes payable consist of:

	September 25, 2015	December 26, 2014

5-year term loan related to purchase of warehouse	$1,999,500	$2,089,500

$5.0 million senior credit facility, two year revolving line of credit	701,000	1,941,000

$2.0 million, two year, term loan	$1,500,000	1,875,000

Total notes payable	4,200,500	5,905,500

Less current portion	619,400	619,400

Long-term portion of notes payable	$3,581,100	$5,286,100

On March 23, 2012, the Company entered into the senior credit facility (the “Facility”) with Fifth Third Bank. The Facility provides for a revolving line of credit with a maturity of two years and a maximum borrowing capacity of $3.0 million. The Facility is available for general corporate purposes. The Facility is secured by a first priority lien on substantially all of the Company's assets. The Facility contains customary events of default and covenants including among other things, covenants that restrict but do not prevent the Company from incurring certain additional indebtedness, creating or permitting liens on assets, paying dividends and repurchasing stock, engaging in mergers or acquisitions and making investments and loans. The bank has provided preliminary consent for the announced merger.

On June 25, 2012, the Company purchased its previously leased warehouse facility for $3.0 million. The purchase was financed with a $2.388 million 5-year term loan (“Mortgage”) amortized over 20 years. Principal and interest are due monthly. The Mortgage is secured by a first priority lien on substantially all of the Company’s assets. Concurrent with the Mortgage, the Company entered into an interest rate swap agreement that expires in June 2017 concurrent with the maturity of the Company's Mortgage. The interest rate swap agreement has an initial notional amount of $2.388 million and provides for the Company to pay interest at a fixed rate of 1.43% while receiving interest for the same period at the one-month LIBOR rate on the same notional principal amount. The Company entered into the interest rate swap agreement to hedge against LIBOR movements on current variable rate indebtedness totaling $2.388 million at one-month LIBOR plus 2.50%, thereby fixing the Company's effective rate on the notional amount at 3.93%. One-month LIBOR was 0.19% as of September 25, 2015. The swap agreement qualifies as an “effective” hedge under U.S. GAAP. As of September 25, 2015, the fair market value of the interest rate swap included in other accrued expenses was approximately $28,600.

On March 22, 2013, the Company amended the Facility to reduce the interest rate to an applicable margin of one-month LIBOR plus 2.50%. Prior to this Amendment, borrowings under the Facility bore interest at a rate equal to an applicable margin of one-month LIBOR plus 3.00%. In addition to paying monthly interest on outstanding principal under the Facility, the Company is required to pay a quarterly unutilized 0.25% commitment fee to the lender, based on the daily unused balance of the Facility. The Company may voluntarily repay outstanding loans under the Facility at any time without premium or penalty.

On August 27, 2013, the Company amended the Facility to increase the borrowing capacity to $5.0 million and to extend the maturity date to August 27, 2015.

On September 5, 2014, the Company amended the Facility to extend the maturity date to September 5, 2016.

On September 5, 2014 the Company entered into a term loan with Fifth Third Bank to fund operations. The term loan (“Term Loan”) provides for $2.0 million at an interest rate of one-month LIBOR plus 2.50% amortized over 4 years. One-month LIBOR was 0.19% as of September 25, 2015. Principal and interest are due monthly. The Term Loan matures in September 2018. The Term Loan and Mortgage are secured by a first priority lien on substantially all of the Company’s assets.

The amount available for borrowing under the Facility was $4,299,000 and $3,059,000 as of September 25, 2015 and December 26, 2014, respectively.

5. Related Party Transactions

None.

6. Subsequent Event

On October 9, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company and SP Jagged Peak LLC, a newly organized Delaware limited liability company (“SPJP”) owned by Singapore Post Limited (Singapore Stock Exchange: S08.SI) (“Parent”), a leading provider of mail, logistics and ecommerce solutions in Singapore and the Asia Pacific region (“SingPost”). Pursuant to the Merger Agreement, SPJP will acquire all of the outstanding stock of the Company other than approximately 28.9% of the stock which is held by Paul Demirdjian and Primrose Demirdjian. Mr. Demirdjian is the Chief Executive Officer of the Company, and Mr. and Mrs. Demirdjian are both directors, principal stockholders and founders of the Company.

Pursuant to the Merger Agreement, SPJP and the Demirdjians will form a new company (the “Merger Sub”), to be owned approximately 71.1% by SPJP and 28.9% by the Demirdjians, which will be merged with and into the Company at the closing (the “Merger”). For its interest in the Merger Sub, SPJP will contribute the cash necessary to complete the Merger and pay for the stock held by stockholders other than the Demirdjians, and the Demirdjians will contribute shares of Jagged Peak stock representing a 28.9% ownership interest in the Company. As a result of the Merger, each share of the Company’s common stock outstanding at the closing, excluding shares contributed by the Demirdjians to the Merger Sub and shares held by Company’s stockholders who properly exercise appraisal rights under Nevada law, will be converted into the right to receive a cash payment equal to $1.08 minus an amount equal to the transaction expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis. Each outstanding stock option, other than 600,000 options held by Mr. Demirdjian, will be converted into the right to receive the difference between the per share Merger Consideration and the exercise price for the stock option. Presently, the Company anticipates that transaction expenses will be approximately $0.09 per share, although the expenses could be more or less than this amount. Assuming expenses of $0.09 per share, the cash payment to the stockholders would be approximately $0.99 per share, which represents a premium of approximately 32% over the closing price for the Company’s common stock on October 8, 2015, the last trading day prior to the announcement of the transaction. The transaction will be financed by SingPost through its existing internal cash resources. As a result of the Merger, the shares of Merger Sub will be converted into shares of Jagged Peak stock, as a result of which, after the closing, the Company will be owned only by SPJP and the Demirdjians, with SPJP having an approximate 71.1% interest and the Demirdjians having an approximate 28.9% interest.

SPJP and the Demirdjians have also entered into a Key Stockholder Agreement relating to the governance of the Company following the closing, which also contains restrictions on the Demirdjians’ right to transfer their shares, as well as a right of the Demirdjians to require SPJP to purchase their shares after the Merger under certain conditions, and a right of SPJP to acquire all of the Demirdjians’ shares in the Company after the Merger under certain conditions, at various prices.

The board of directors of the Company unanimously (i) determined that the Merger Agreement and the Merger were fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the Merger, and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the Merger Agreement. The directors each have additional interests in the proposed Merger which will be different than those of the Company’s stockholders generally, which will be described in the proxy statement and the other relevant documents to be filed with the SEC.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting that will be held on a date to be announced. Under Nevada law, shares representing at least a majority of the Company’s outstanding voting power must be voted for the adoption of the Merger Agreement (the “Company Stockholder Approval”). All of the Company’s directors, who together own approximately 68.4% of the outstanding stock of the Company, have entered into Voting Agreements with SPJP under which they have agreed to vote in favor of the Merger at any meeting called for that purpose.

Each party’s obligation to consummate the Merger is also subject to certain other conditions, including (i) the absence of any legal restraint with respect to the transactions contemplated by the Merger Agreement, (ii) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain qualifiers, as applicable) and (iii) the other party’s compliance in all material respects with its covenants and agreements contained in the Merger Agreement. The Company has made customary representations and warranties and covenants in the Merger Agreement.

The Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. Notwithstanding these restrictions, prior to the receipt of the Company Stockholder Approval at the special meeting, the “no-shop” provision is subject to a customary “fiduciary-out” provision that allows the Company, under certain circumstances and in compliance with certain procedures, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an alternative acquisition proposal that the board of directors determines is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for both the Company and SPJP and further provides that upon the termination of the Agreement under certain circumstances, including upon a termination as a result of the receipt of a Superior Proposal, the Company will be required to pay a breakup fee of $667,000 and reimburse Parent for transaction expenses up to a maximum of $700,000. Subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by January 8, 2016.

Financial Statements and Supplementary Data For Fiscal Years 2014 and 2013

The following are the financial statements of Jagged Peak, Inc. and its subsidiaries. The financial statements included below are:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Jagged Peak, Inc.

We have audited the accompanying consolidated balance sheets of Jagged Peak, Inc. and Subsidiary (the Company) as of December 26, 2014 and December 27, 2013, and the related consolidated statements of comprehensive income, changes in stockholders' equity, and cash flows for the 52-week periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jagged Peak, Inc. and Subsidiary as of December 26, 2014 and December 27, 2013, and the results of their operations and cash flows for the 52-week periods ended December 26, 2014 and December 27, 2013 in conformity with accounting principles generally accepted in the United States of America.

Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida

March 26, 2015

Jagged Peak, Inc.

Consolidated Balance Sheets

	December 26, 2014	December 27, 2013
Assets
Current assets:
Cash	$315,900	$652,000
Accounts receivable, net of allowance for doubtful accounts of $513,100 and $253,300 at December 26, 2014 and December 27, 2013, respectively	12,171,400	5,980,100
Other receivables, net of allowance of $0 and $326,500 at December 26, 2014 and December 27, 2013, respectively	54,600	378,900
Work in process	71,900	150,700
Deferred tax asset	792,200	333,500
Other current	529,500	273,300
Total current assets	13,935,500	7,768,500

Property and equipment, net of accumulated depreciation of $1,296,600 and $2,393,800 at December 26, 2014 and December 27, 2013, respectively	4,893,900	4,092,100

Other assets:
EDGE applications, net of accumulated amortization of $2,744,500 and $2,288,900 at December 26, 2014 and December 27, 2013, respectively	2,863,600	1,817,100
Deferred tax asset	0	266,500
Capitalized debt issuance costs	38,100	57,300
Total long-term assets	7,795,600	6,233,000
Total assets	$21,731,100	$14,001,500

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable, trade	$8,119,900	$5,692,700
Accrued payroll and bonuses	895,700	721,200
Other accrued expenses	370,100	302,000
Deferred rent	184,800	20,100
Deferred revenue and customer deposits	3,488,400	2,733,500
Notes Payable, current portion	619,400	119,400
Total current liabilities	13,678,300	9,588,900

Long-term liabilities:
Notes Payable	5,286,100	2,669,500
Deferred Tax Liability	585,000	0
Total long-term liabilities	5,871,100	2,669,500

Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 26, 2014 and December 27, 2013	0	0
Common stock, $.001 par value; 70,000,000 shares authorized; 16,479,074 shares issued and 16,356,583 outstanding shares at December 26, 2014 and 16,279,074 shares issued and 16,156,583 outstanding shares at December 27, 2013	16,600	16,400
Additional paid-in capital	3,877,900	3,764,100
Treasury Stock, 122,491 shares	(9,000)	(9,000)
Accumulated deficit	(1,776,700)	(2,007,600)
Accumulated other comprehensive income (loss)	72,900	(20,800)
Total stockholders' equity	2,181,700	1,743,100
Total liabilities and equity	$21,731,100	$14,001,500

The accompanying notes are an integral part of the consolidated financial statements.

Jagged Peak, Inc.

Consolidated Statements of Comprehensive Income

52-Week Periods Ended

	December 26, 2014	December 27, 2013

Revenue	$61,711,400	$47,481,800

Cost of revenue	51,181,500	38,019,300

Gross profit	10,529,900	9,462,500

Selling, general and administrative expenses	9,533,800	7,746,400

Income from operations	996,100	1,716,100

Other expense, net	(231,700)	(88,000)

Interest expense	(213,200)	(207,000)

Income before tax expense	551,200	1,421,100

Provision for income tax expense	320,300	573,800

Net income	230,900	847,300

Other Comprehensive income:
Change in fair value of interest rate swap	(9,800)	38,000
Foreign currency translation adjustment	159,600	0
Tax expense	(56,100)	(14,300)
Other comprehensive income, net of tax benefit	93,700	23,700

Comprehensive income	$324,600	$871,000

Weighted average number of common shares outstanding- basic	16,321,515	16,156,583

Net income per share - basic	$0.01	$0.05

Weighted average number of common shares and common equivalent shares outstanding	19,983,799	17,802,840

Diluted income per common share	$0.01	$0.05

The accompanying notes are an integral part of the consolidated financial statements.

Jagged Peak, Inc.

        Consolidated Statements of Changes in Stockholders' Equity

52-Week Periods Ended December 26, 2014 and December 27, 2013

	Common Stock Shares	Common Stock Amount	Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Compre- hensive Income (Loss)	Total
Balance, December 28, 2012	16,279,074	$16,400	$3,764,100	$(9,000)	$(2,854,900)	$(44,500)	$872,100

Change in fair value of interest rate swap						23,700	23,700

Net income for the period					847,300		847,300

Balance, December 27, 2013	16,279,074	$16,400	$3,764,100	$(9,000)	$(2,007,600)	$(20,800)	$1,743,100

Change in fair value of interest rate swap						(6,000)	(6,000)

Net income for the period					230,900		230,900

Shares issued for ESOP contribution	200,000	200	113,800				114,000

Foreign currency translation adjustment						99,700	99,700

Balance, December 26, 2014	16,479,074	$16,600	$3,877,900	$(9,000)	$(1,776,700)	$72,900	$2,181,700

The accompanying notes are an integral part of the consolidated financial statements.

Jagged Peak, Inc.

Consolidated Statements of Cash Flows

52-Week Periods Ended

	December 26, 2014	December 27, 2013
Operating activities
Net income	$230,900	$847,300
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and software amortization	1,085,700	694,100
Non-cash compensation expense	204,200	114,000
Amortization of debt costs	40,200	55,400
Bad debt expense	470,800	147,800
Changes in:
Accounts receivable	(6,581,100)	(1,615,900)
Work-in-process	78,800	(79,400)
Other receivables	113,300	(120,600)
Deferred tax asset	363,500	551,900
Other assets	(240,900)	17,700
Accounts payable and accrued expenses	2,889,900	1,058,000
Deferred rent	164,700	1,300
Deferred revenue and customer deposits	754,900	775,200

Net cash flows (used in) provided by operating activities	(425,100)	2,446,800

Investing activities
Acquisition of property and equipment	(1,431,900)	(715,200)
Acquisition/development of software - EDGE applications	(1,502,100)	(1,022,900)

Cash flows (used in) investing activities	(2,934,000)	(1,738,100)

Financing activities
Net proceeds on term loan	2,000,000	0
Payments made on term loans	(244,400)	(119,400)
Payments made for debt issuance costs	5,700	(12,500)
Net proceeds on line of credit	1,361,000	60,000

Cash flows provided by (used in) financing activities	3,122,300	(71,900)

Net (decrease) increase in cash	(236,800)	636,800

Cash, beginning of period	652,000	15,200
Effect of exchange rate changes on cash	(99,300)	0

Cash, end of period	$315,900	$652,000

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$171,000	$134,000

Cash paid during the period for taxes	$33,800	$38,000

Supplemental disclosure of noncash investing and financing information:

Issuance of stock to fund ESOP contribution	$114,000	$0

The accompanying notes are an integral part of the financial statements.

Jagged Peak, Inc.

Notes to Audited Consolidated Financial Statements

52-Week Periods Ended December 26, 2014 and December 27, 2013

1.	General Background Information

Jagged Peak, Inc. (the “Company” or “Jagged Peak”) is a software and services company headquartered in Tampa, Florida, providing internally developed cloud-based enterprise e-commerce technology supporting the entire e-commerce life cycle including order, warehouse, and transportation management solutions. The Company's flagship product, EDGE™ (EDGE, Enterprise Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees, locations, and partners in real-time. The Company enables clients to build and operate custom branded portals such as e-commerce, customer service, repair and reverse logistics, and marketing materials management, and automate other business processes through the use of the EDGE platform and its related software applications. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, healthcare, distribution, travel and tourism and manufacturing.

With the EDGE platform, Jagged Peak has continued to market the launch of TotalCommerce™ (TotalCommerce), an end-to-end solution that enables a company to quickly and cost effectively launch a fully operational, best practices, e-commerce online channel direct to its consumers. TotalCommerce is an outsourced “managed services” solution that leverages Jagged Peak's extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including e-commerce webstore(s); order, inventory and transportation management software; a network of twenty-five fulfillment centers throughout the United States, Canada, and the United Kingdom; back office program management; payment processing; and a range of online marketing services.

Jagged Peak operates two warehouses in Florida, an expandable network of twenty-two independently owned fulfillment warehouses throughout North America, and one warehouse in the United Kingdom using the cloud-based EDGE platform. The EDGE application is able to automatically route orders to the optimal warehouse and transportation provider based on an established set of factors such as service, inventory, cost and priority. This enables the Company's clients to reduce customer wait times, while lowering overall delivery costs.

In July 2009, Jagged Peak began operations in Canada through its wholly owned subsidiary, Jagged Peak Canada, Inc. The operations provide similar services as in the United States through a network of independently owned fulfillment warehouses, which use the cloud-based EDGE platform to process orders for Jagged Peak clients.

The Company operates on a 52/53 week reporting year. Therefore, the period ended December 26, 2014 and the period ended December 27, 2013 each consist of 52 weeks.

2.	Significant Accounting Policies

Use of Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews its estimates, including but not limited to, capitalization of software, work in process, recoverability of long-lived assets, recoverability of prepaid expenses, valuation of deferred tax assets and allowance for doubtful accounts, on a regular basis and makes adjustments based on historical experiences and existing and expected future conditions. These evaluations are performed and adjustments are made, as information is available. Management believes that these estimates are reasonable however; actual results could differ from these estimates.

Revenue Recognition

There are multiple components in Jagged Peak's TotalCommerce solution, which are sold through a master agreement where each individual component is priced separately and distinctly from the other components, based on market prices at which we sell those services individually. The client is able to choose which services it wishes to purchase. The separate components can be added or deleted at any time during the contract period at pre-determined prices. The Company has a history of selling each element separately to establish the market price of each element.

Revenue from software development and technology services is recognized as services are provided or on the percentage of completion method for those arrangements with specified milestones. The percentage of completion is based on labor hours incurred to total labor hours expected to be incurred. Additional technology revenues are either paid monthly or on an annual basis. If paid on an annual basis, the revenue is recognized over the year, and if paid on a monthly basis, the revenue is recognized in the month in which the service was provided.

Hosting and managed services contracts range in length from one to three years, and are typically renewed annually after the initial term for subsequent one year periods. Revenue from hosting and managed services is recognized ratably over the period for which the services are provided. In most cases the fees are either a flat monthly fee or based on the client's use of the system (transactions).

The Company's EDGE software is a web-based product and is typically provided to its customers in a Software as a Service (“SaaS”) model. Revenues are recognized ratably over the period the service is provided. The method of payment can be based on the clients' use of the system (transactions), a flat monthly fee or an annual fee. Revenue for all methods of payment is recognized over the period the software is available to the client and the Company is responsible for providing software updates.

The Company has established vendor specific objective evidence for the individually priced elements in its contracts through the use of the market as each element in its contracts is sold both as a package and individually with the same pricing. For any element delivered for which vendor specific objective evidence (“VSOE”) is not available it uses the residual method. When applying the residual method, VSOE of fair value is allocated to each of the undelivered elements and the remaining consideration is allocated to the delivered elements.

Revenue is also derived from fulfillment service arrangements. Services included under fulfillment arrangements include account services, handling, order processing, packaging, storage and reporting. These services are based on established monthly charges as well as handling fees based on volume. These revenues are recognized based on the net value of the services provided.

Certain order processing services are contracted out by the Company to optimized independent distribution warehouses in North America. All of these services are managed by the Company through its order management platform. Because the Company has the exclusive responsibility to contract and to manage the services provided to its clients by these independent warehouses and the related transportation, the revenue and expenses are recognized based on the amount of services charged to the client and the related expenses are part of the Company's cost of services.

Work in process represents costs and services which have been provided and properly recognized based on the above policies, however have not been billed to the client.

Shipping and handling costs are classified as cost of revenues.

Software and Development Enhancements

Software and development enhancement expenses include costs such as payroll and employee benefit costs associated with product development. The EDGE product platform, including the e-commerce, order management, warehouse management and transportation management systems, are continually being enhanced with new features and functions. Once technological feasibility of new features and functions is established, the costs incurred from release to production are capitalized and amortized over their useful life. The Company capitalized approximately $1,502,100 and $1,022,900 during the 52-week periods ended December 26, 2014 and December 27, 2013, respectively. Amortization expense related to capitalized software and charged to operations for the 52-week periods ended December 26, 2014 and December 27, 2013 was approximately $455,600 and $263,600, respectively.

Cash

Cash includes cash on hand with high quality financial institutions.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and accounts receivable.

Cash is maintained with one major financial institution in the United States and Canada. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and, therefore, bear minimal risk.

Revenue from a single, multi-national customer with several brands amounted to approximately $54.5 million, or approximately 88% of total revenue, and approximately $41.3 million, or approximately 87% of total revenue, during the 52-week periods ended December 26, 2014 and December 27, 2013, respectively. Accounts receivable from this customer were approximately $10.0 million, or approximately 82% of net accounts receivable and approximately $4.1 million, or approximately 69% of net accounts receivable, at December 26, 2014 and December 27, 2013, respectively. The risk of this concentration is mitigated as the deposits from this customer at December 26, 2014 and at December 27, 2013 were approximately $2.8 million and $2.1 million, respectively.

Accounts receivable result primarily from the sales of e-commerce and fulfillment services to a variety of customers. Accounts receivable are stated at cost less an allowance for doubtful accounts. The Company extends credit to its various customers based on evaluation of the customer's financial condition and ability to pay the Company in accordance with the payment terms. The Company provides for estimated losses on accounts receivable considering a number of factors, including the overall aging of accounts receivables, the customer's payment history and the customer's current ability to pay its obligations. Based on management's review of accounts receivable and other receivables, an allowance for doubtful accounts of approximately $513,100 and $579,800 is considered necessary as of December 26, 2014 and December 27, 2013, respectively. The Company charges uncollectible accounts against the allowance account once the invoices are deemed unlikely to be collectible. The Company does not accrue interest on past due receivables.

Identified Intangible Assets

The Company reviews identified intangible assets and long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.  For the 52-week periods ended December 26, 2014 and December 27, 2013, there were no impairments of intangible assets.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, principally one to ten years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. Depreciation expense was $630,100 and $430,500 for the 52-week periods ended December 26, 2014 and December 27, 2013, respectively. Depreciation expense is included in selling, general and administrative expenses.

Depreciation is calculated by the straight-line method over the following estimated useful lives of the related assets:

Years
Building and improvements	7-20
Warehouse equipment	3-10
Furniture and equipment	3-7
Computer equipment and software	1-7
Leasehold improvements	Lease term

On June 25, 2012, the Company purchased its previously leased warehouse located in St. Petersburg, Florida for $3.0 million with the proceeds of a 5-year term loan. At the date of purchase, the recorded values of the warehouse building and related land were approximately $1,433,000 and $1,567,000, respectively. The 5-year term loan balance was approximately $2,089,500 and $2,208,900 as of December 26, 2014 and December 27, 2013, respectively.

Estimated Fair Value of Financial Instruments

The aggregated net fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include receivables, payables, accrued expenses and short-term borrowings. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

Uncertain Tax Positions

The Company periodically assesses its tax positions taken for all open tax years and has not identified any uncertain tax positions. The Company is not subject to examination by taxing authorities for years prior to 2011.

Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the book values and the tax bases of particular assets and liabilities and the tax effects of net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized as income or expense in the period that included the enactment date.

The Company periodically assesses the recoverability of its deferred tax assets, as necessary, when the Company experiences changes that could materially affect its determination of the recoverability of its deferred tax assets. In conducting this assessment, management considers a variety of factors, including the Company's operating profits, the reasons for the Company's operating losses in prior years, management's judgment as to the likelihood of profitability and expectations of future performance, and other factors. Management does not believe that a valuation allowance is necessary; however, the amount of deferred tax asset realizable could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. Net loss carry forwards do not begin to expire until 2029.

Interest Rate Swap

Derivative financial instruments are carried at fair value on the consolidated balance sheets. The Company's derivative instrument is an interest rate swap that hedges the interest payments of the Mortgage by effectively converting interest from a variable rate to a fixed rate. This instrument is considered fully effective and qualifies for hedge accounting with changes in the fair value recorded in other comprehensive income. The Company does not enter into derivative agreements for trading purposes.

The swap agreement's fair value is calculated using Level 2 inputs. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are based on observable market inputs (other than those included in Level 1) and are provided by the Company's lender, Fifth Third Bank. Level 3 inputs include inputs that are not currently observable.

The fair value of the Company's interest rate swap included in other accrued expenses:

	December 26, 2014	December 27, 2013
Interest Rate Swap	$23,500	$33,500

Stock-Based Compensation

The Company has stock option and stock incentive plans for employees and non-employee directors that provide for grants of restricted stock and options to purchase shares of Jagged Peak common stock at exercise prices generally equal to the fair values of such stock at the dates of grant. The Company recognizes the cost of all share-based payments in the financial statements using a fair-value based measurement method. The Company uses a Black-Scholes model to value its stock option and restricted stock grants and expenses the related compensation cost using the straight-line method over the vesting period. The fair value of the stock compensation is determined on the grant date using assumptions for the expected term, volatility, dividend yield and the risk free interest rate. The period expense is then determined based on the valuation of the options, the restricted stock, and on estimated forfeitures.

Foreign Currency

The functional currency of the Company's Canadian subsidiary, Jagged Peak Canada, Inc., is the local currency. The financial statements are translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Foreign currency translation gains and losses are recorded as a component of other comprehensive income. Net gains and losses resulting from foreign exchange transactions are recorded as a component of other expenses.

Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur upon issuance of certain additional potential common stock shares. Potential common stock shares consist of shares that may arise from outstanding dilutive common stock options (the number of which is computed using the “treasury stock method”). Diluted earnings per share considers the potential dilution that could occur if the Company's outstanding common stock options were exercised for common stock that then shared in the Company's earnings.

The weighted average number of shares was 16,321,515 and 16,156,583 for the 52-week periods ended December 26, 2014 and December 27, 2013, respectively. The diluted weighted average number of shares was 19,983,799 and 17,802,840 for the 52-week periods ended December 26, 2014 and December 27, 2013, respectively.

Recently Issued Financial Accounting Standards

Recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC are not believed by management to have a material impact on the Company's present or future financial statements.

3.	Property and Equipment

Property and equipment consist of:

	December 26, 2014	December 27, 2013
Warehouse building and improvements	$1,595,400	$1,584,900
Warehouse equipment	1,471,300	1,361,300
Computer equipment and software	873,900	1,510,500
Leasehold improvements	558,300	314,900
Furniture and equipment	124,600	147,300
Total property and equipment	4,623,500	4,918,900
Less accumulated depreciation	1,296,600	2,393,800
Property and equipment, net of depreciation	$3,326,900	$2,525,100
Land	1,567,000	1,567,000
Net property and equipment and land	$4,893,900	$4,092,100

4.	Other Current Assets

Other current assets of approximately $529,500 and $273,300 include capitalized debt issuance costs of $35,600 and $42,500 for the 52-week periods ended December 26, 2014 and December 27, 2013, respectively.

5.	Debt

Notes payable consist of:

	December 26, 2014	December 27, 2013

5-year term loan related to purchase of warehouse	$2,089,500	$2,208,900

$5.0 million and $3.0 million senior credit facility at December 26, 2014 and December 27, 2013 respectively	1,941,000	580,000

$2.0 million, two year, term loan	1,875,000	0

Total notes payable	5,905,500	2,788,900

Less current portion	619,400	119,400

Long-term portion of notes payable	$5,286,100	$2,669,500

On March 23, 2012, the Company entered into the senior credit facility (the “Facility”) with Fifth Third Bank. The Facility provides for a revolving line of credit with a maturity of two years and a maximum borrowing capacity of $3.0 million. The Facility is available for general corporate purposes. The Facility is secured by a first priority lien on substantially all of the Company's assets. The Facility contains customary events of default and covenants including among other things, covenants that restrict but do not prevent the Company from incurring certain additional indebtedness, creating or permitting liens on assets, paying dividends and repurchasing stock, engaging in mergers or acquisitions and making investments and loans.

On June 25, 2012, the Company purchased its previously leased warehouse facility for $3.0 million. The purchase was financed with a $2.388 million 5-year term loan (“Mortgage”) amortized over 20 years. Principal and interest are due monthly. The Mortgage is secured by a first priority lien on substantially all of the Company's assets. Concurrent with the Mortgage, the Company entered into an interest rate swap agreement that expires in June 2017 concurrent with the maturity of the Company's Mortgage. The interest rate swap agreement has an initial notional amount of $2.388 million and provides for the Company to pay interest at a fixed rate of 1.43% while receiving interest for the same period at the one-month LIBOR rate on the same notional principal amount. The Company entered into the interest rate swap agreement to hedge against LIBOR movements on current variable rate indebtedness totaling $2.388 million at one-month LIBOR plus 2.50%, thereby fixing the Company's effective rate on the notional amount at 3.93%. One-month LIBOR was 0.17% as of December 26, 2014. The swap agreement qualifies as an “effective” hedge under U.S. GAAP. As of December 26, 2014, the fair market value of the interest rate swap included in other accrued expenses was approximately $23,600.

On March 22, 2013, the Company amended the Facility to reduce the interest rate to an applicable margin of one-month LIBOR plus 2.50%. Prior to this Amendment, borrowings under the Facility bore interest at a rate equal to an applicable margin of one-month LIBOR plus 3.00%. In addition to paying monthly interest on outstanding principal under the Facility, the Company is required to pay a quarterly unutilized 0.25% commitment fee to the lender, based on the daily unused balance of the Facility. The Company may voluntarily repay outstanding loans under the Facility at any time without premium or penalty.

On August 27, 2013, the Company amended the Facility to increase the borrowing capacity to $5.0 million and to extend the maturity date to August 27, 2015.

On September 5, 2014, the Company amended the Facility to extend the maturity date to September 5, 2016.

The amount available for borrowing under the Facility was $3,059,000 and $4,420,000 as of December 26, 2014 and December 27, 2013, respectively. Average borrowings under the Facility during 2014 and 2013 were approximately $2,630,100 and $1,684,000, respectively.

On September 5, 2014 the Company entered into a term loan with Fifth Third Bank to fund operations (“Term Loan”). The Term Loan provides for $2.0 million at an interest rate of one-month LIBOR plus 2.50% amortized over 4 years. One-month LIBOR was 0.17% as of December 26, 2014. Principal and interest are due monthly. The Term Loan matures in September 2018. The Term Loan is secured by a first priority lien on substantially all of the Company's assets.

6.	Lease Commitments and Contingent Liabilities

The Company's leases approximately 12,000 square feet of office space for its executive offices at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607. Monthly rent expense is approximately $23,200 under a lease that expires February of 2016.

On December 21, 2013, the Company entered into an agreement to lease approximately 71,000 square feet of warehouse space and 6,000 square feet of office space at Gateway Business Park, 2007 Gandy Blvd. North, St. Petersburg, Florida. The initial lease term is for seventy-three months, commencing on January 1, 2014. On March 20, 2014 the Company expanded the office space from 6,000 square feet to 10,329 square feet. On May, 1, 2014, the Company increased the leasehold premises by an additional 70,000 square feet. Monthly rent expense as of year-end was approximately $63,000.

The following is an annual schedule of approximate future minimum rental payments required under operating facilities leases that have an initial or remaining non-cancelable lease term in excess of one year as of December 26, 2014:

Year Ending December	Rental Payments
2015	$1,130,900
2016	930,900
2017	913,000
2018	944,700
2019	977,800
Thereafter	81,700
Total	$4,979,000

 Rent expense amounted to approximately $1,137,700 and $473,300 for the 52-week periods ended December 26, 2014 and December 27, 2013, respectively.

Litigation

In the ordinary course of business, the Company may be a party to a variety of legal actions that affect any business. The Company does not anticipate any of these matters or any matters in the aggregate to have a material adverse effect on the Company's business or its financial position or results of operations.

7.	Income Taxes

 Significant components of the provision for income taxes are as follows:

	Period Ended
	December 26,	December 27,
	2014	2013
Deferred tax expense (benefit)
Federal	$574,200	$678,900
State	27,100	32,000
Foreign	(281,000)	(137,100)

Income tax expense	$320,300	$573,800

The Company's income tax expense in 2014 included the effect of the Company's federal, state, and foreign tax benefits. Income taxes are based on the estimation of the annual effective tax rate and evaluations of possible future events and transactions and may be subject to subsequent refinement or revision. The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference are as follows:

	Period Ended
	December 26,	December 27,
	2014	2013
Tax expense at U.S. statutory rate	$187,400	$483,200
State income tax expense, net of federal expense	64,500	77,500
Tax expense on foreign operations different from U.S. rate	79,500	39,000
Effect of general non-deductible expenses	24,500	16,400
Other	(35,600)	(42,300)
	$320,300	$573,800

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 26, 2014 and December 27, 2013 are as follows:

	December 26,	December 27,
	2014	2013
Current deferred tax assets:
Allowance for doubtful accounts	$193,000	$95,200
Deferred Rent	69,600	0
Net operating loss carryforward	434,100	168,100
Alternative Minimum Tax Credit	71,800	38,000
Other	23,700	32,200
Total current deferred tax assets	792,200	333,500

Long-term deferred tax assets:
Net operating loss carryforward	512,900	943,900
Interest Rate Swap	8,900	12,600
Total long-term deferred tax assets	521,800	956,500

Long-term deferred tax liabilities:
Depreciation and Amortization	(1,106,800)	(690,000)

Net long-term deferred tax assets	(585,000)	266,500

Net deferred tax asset	$207,200	$600,000

In assessing the realisability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical performance and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As of December 26, 2014, the Company had U.S. (federal and state) net operating loss carryforwards of approximately $1,397,400 to reduce future taxable income, which will expire between 2031 and 2033. The Company also has a Canadian net operating loss carryforward of approximately $2,166,800 which does not begin to expire until 2029.

The Company classifies penalty and interest expense related to income tax liabilities as an income tax expense. There are no interest and penalties recognized in the financial statements.

8.	Stock Compensation

Overview

The Company's 2005 Stock Incentive Plan, as amended in July 2008 (“the Plan”), authorizes the Board of Directors to grant stock options and restricted stock to purchase up to 5,000,000 shares of common stock to key employees, officers, directors, and consultants. The aggregate fair market value of grants to one individual shall not exceed $100,000 during any one calendar year for grants of both incentive stock options, non-qualified stock options and restricted stock. Options granted under the Plan must be exercised within ten years of the date of grant. The option price payable for the shares of common stock covered by any option shall be determined by the Board of Directors, but with regards to incentive stock options, shall not be less than the fair market value of one share of common stock on the date of grant. The option price for nonstatutory options may be less than the fair market value of common stock on the date of grant only if the Board of Directors determines that special circumstances warrant a lower exercise price.

Stock Compensation Expense

The Company uses a Black-Scholes model to value its stock option grants and expenses the related compensation cost using the straight-line method over the vesting period. The fair value of stock options is determined on the grant date using assumptions for the expected term, expected volatility, dividend yield, and the risk free interest rate. The expected term is primarily based on the contractual term of the option and Company data related to historic exercise and post-vesting forfeiture patterns, which is adjusted based on management's expectations of future results. The expected term is determined separately for options issued to the Company's directors and to employees. The Company's anticipated volatility level is primarily based on the historic volatility of the Company's common stock, adjusted to remove the effects of certain periods of unusual volatility not expected to recur, and adjusted based on management's expectations of future volatility, for the life of the option or option group. The Company's model includes a zero dividend yield assumption in all periods, as the Company has not historically paid nor does it anticipate paying dividends on its common stock. The risk free interest rate is based on recent U.S. Treasury note auction results with a similar life to that of the option. The Company's model does not include a discount for post-vesting restrictions, as the Company has not issued awards with such restrictions. The period expense is then determined based on the valuation of the options and, at that time, an estimated forfeiture rate is used to reduce the expense recorded. The Company's estimate of pre-vesting forfeitures is primarily based on the recent historical experience of the Company and is adjusted to reflect actual forfeitures at each vesting date.

The Company values the options at the grant date using the Black-Scholes option model with the following weighted average assumptions for options granted in 2011: the historical dividend rate of 0%; the risk-free interest rate of approximately 1.84% for periods within the contractual life of the option based on the U.S. Treasury yield curve in effect at the time of grant; the expected term of 5 years, which was calculated based on the Company's historical pattern of options granted and expected to be outstanding; an expected volatility of approximately 275%, which was calculated by review of the Company's historical activity as well as that of comparable peer companies; and an option exercise experience rate for employees of 50% based on the Company's historical rate of employee options being exercised prior to expiration or termination over the past five years.

The Company values the options at the grant date using the Black-Scholes option model with the following weighted average assumptions for options granted in 2012: the historical dividend rate of 0%; the risk-free interest rate of approximately 0.10% for periods within the contractual life of the option based on the U.S. Treasury yield curve in effect at the time of grant; the expected term of 5 years, which was calculated based on the Company's historical pattern of options granted and expected to be outstanding; an expected volatility of approximately 275%, which was calculated by review of the Company's historical activity as well as that of comparable peer companies; and an option exercise experience rate for employees of 50% based on the Company's historical rate of employee options being exercised prior to expiration or termination over the past five years.

The following summarizes the Company's stock option and warrants activity and related information:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price

Outstanding at December 28, 2012	2,335,782	$0.01-0.30	$0.14
Options granted	0	0	$0
Options exercised	0	0	0
Options canceled or expired	(75,000)	0.30	0.30
Outstanding at December 27, 2013	2,260,782	$0.01-0.25	0.13
Options granted	0	0	0
Options exercised	0	0	0
Options canceled or expired	0	0	0
Outstanding at December 26, 2014	2,260,782	$0.01-0.25	$0.13

Exercisable at December 26, 2014	2,260,782	$0.01-0.25	$0.13
Exercisable at December 27, 2013	2,260,782	$0.01-0.25	$0.13

 The following table summarizes information about options and warrants outstanding and exercisable as of December 26, 2014:

Outstanding and Exercisable Options and Warrants
Exercise Price	Number Outstanding	Number Exercisable	Weighted Average Remaining Life (years)	Weighted Average Price
$0.01	10,782	10,782	NA	$0.01
$0.13	2,150,000	2,150,000	1.4	$0.13
$0.25	100,000	100,000	6.9	$0.25

As of December 26, 2014 and December 27, 2013, there were 2,250,000 options and 10,782 warrants exercisable at a weighted average exercise price of $0.13, respectively.

As of December 26, 2014 and December 27, 2013, the company did not have any nonvested options. During the years ended December 26, 2014 and December 27, 2013 the company did not have any nonvested options granted or vested.

At December 26, 2014 and December 27, 2013, the aggregate intrinsic value of exercisable options outstanding was approximately $1,401,500 and $1,001,100, respectively, based on the Company's closing stock price of $0.75 and $0.57 as of the last business day of the period ended December 26, 2014 and December 27, 2013, respectively, which would have been received by the optionees had all options been exercised on that date.

There were no options exercised during the years ended December 26, 2014 and December 27, 2013.

On November 18, 2014, the Company granted 1,850,000 restricted shares of Jagged Peak to five executives and one director. The restricted stock vest ratably on an annual basis over a three year period.

Restricted stock awards are measured at fair value of $0.65 which is the stock price at date of grant and recognized on a straight-line basis over the vesting period. The table below represents the shares issued to Named Executive Officers and directors:

Name	Number of Restricted Stock Shares
Paul Demirdjian	500,000
Vincent Fabrizzi	500,000
Daniel Furlong	500,000
Albert Narvades	100,000
Primrose Demirdjian	50,000

These amounts do not include the cost of any additional options or restricted stock that may be granted in future periods or any changes in the Company's forfeiture rate. During 2014, the Company recognized $64,200 of compensation expense for these restricted stock awards.

9.	Equity

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors (the “Board”), subject to the prior rights of the holders of any outstanding senior classes of stock, of which there are currently none. The Company records stock as issued when the consideration is received or the obligation is incurred.

10.	Related Party Transactions

None.

11.	Variable Interest Entity

None.

12.	Employee Stock Ownership Plan

In 2007, the Company established an Employee Stock Ownership Plan (“ESOP”), for the benefit of its employees and to purchase shares of the Company's common stock from time to time in the open market or in negotiated transactions at prices deemed to be attractive. The ESOP was amended as of January 1, 2013. The ESOP is non-leveraged and contributions to it are made at the discretion of the Board of Directors. All employees of Jagged Peak that meet the 1,000 hours worked requirement are eligible to participate in the ESOP. The ESOP is 100% Company funded and Jagged Peak allocates contributed shares to participants based on their eligible annual compensation. Compensation includes but is not limited to regular salaries and wages, overtime pay, bonuses, commissions and other amounts paid by Jagged Peak and taxable to the employee. The amount of cash contributions or number of Jagged Peak common stock shares that are contributed to the ESOP on an annual basis is completely subject to the discretion of the Board of Directors. Any cash dividends or distributions paid with respect to shares of the ESOP trust are retained and allocated in the same manner as other income of the ESOP trust. Shares held by the ESOP trust are treated as all other issued and outstanding common shares for earnings per share calculations.

In 2014, the Company agreed to contribute 200,000 shares to the ESOP and the Company recognized an expense of $140,000 for this contribution. The 200,000 shares were not yet issued or allocated to the ESOP as of December 26, 2014.

In 2013, the Company agreed to contribute 200,000 shares to the ESOP and the Company recognized an expense of $114,000 for this contribution. The 200,000 shares were not yet issued or allocated to the ESOP as of December 27, 2013 but subsequently issued in 2014. All shares held by the ESOP are considered outstanding for earnings per share computations.

 The ESOP shares were as follows:

	December 26, 2014	December 27, 2013
Allocated Shares	1,042,719	842,719
Shares Released for Allocation	-	-
Unreleased Shares	-	-
Total ESOP Shares	1,042,719	842,719

13.	Subsequent Event

None.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This discussion is intended to further the reader's understanding of the Company's financial condition and results of operations and should be read in conjunction with the Company's financial statements and related notes included elsewhere herein. This discussion also contains forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks and uncertainties set forth elsewhere in this Quarterly Report and in the Company's other SEC filings. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company is not party to any transactions that would be considered “off balance sheet” pursuant to disclosure requirements under the SEC's Item 303(c) of Regulation S-K.

Overview

Jagged Peak, Inc. (the “Company” or “Jagged Peak”) is a software and services company headquartered in Tampa, Florida, providing internally developed cloud-based enterprise e-commerce technology supporting the entire e-commerce life cycle including order, warehouse, and transportation management solutions. The Company's flagship product, EDGE™ (EDGE, Enterprise Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees, locations, and partners in real-time. The Company enables clients to build and operate custom branded portals such as e-commerce, customer service, repair and reverse logistics, and marketing materials management, and automate other business processes through the use of the EDGE platform and its related software applications. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, healthcare, distribution, travel and tourism and manufacturing.

With the EDGE platform, Jagged Peak has continued to market the launch of TotalCommerce™ (TotalCommerce), an end-to-end solution that enables a company to quickly and cost effectively launch a fully operational, best practices, e-commerce online channel direct to its consumers. TotalCommerce is an outsourced “managed services” solution that leverages Jagged Peak's extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including e-commerce webstore(s); order, inventory and transportation management software; a network of fulfillment centers throughout the United States and Canada; back office program management; payment processing; and a range of online marketing services.

Jagged Peak operates two warehouses in Florida, and utilizes an expandable network of twenty-two independently owned fulfillment warehouses throughout North America, and one warehouse in the United Kingdom using the cloud-based EDGE platform. The EDGE application is able to automatically route orders to the optimal warehouse and transportation provider based on an established set of factors such as service, inventory, cost and priority. This enables the Company's clients to reduce customer wait times, while lowering overall delivery costs.

In July 2009, Jagged Peak began operations in Canada through its wholly owned subsidiary, Jagged Peak Canada, Inc. The operations provide similar services as in the United States through a network of independently owned fulfillment warehouses, which use the cloud-based EDGE platform to process orders for Jagged Peak clients.

The Company operates on a 52/53 week reporting year. Therefore, the period ended September 25, 2015 and the period ended September 26, 2014 each consist of 39 weeks.

Results Of Operations

For the 13-week period ended September 25, 2015 compared to the 13-week period ended September 26, 2014

Revenues increased $1,995,200, or 13%, to $17,136,200 for the 13-week period ended September 25, 2015, as compared to $15,141,000 for the 13-week period ended September 26, 2014. This increase is the result of higher e-commerce order processing volume and the Florida warehouse (“2014 warehouse”) opened in late 2014 becoming fully operational. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $901,100, or 7%, to $13,234,800 for the 13-week period ended September 25, 2015, as compared to $12,333,700 for the 13-week period ended September 26, 2014. As a percentage of revenue, cost of revenue was 77% for the 13-week period ended September 25, 2015, as compared to 81% for the 13-week period ended September 26, 2014. This decrease is primarily related to improved management of fulfillment labor utilizing less full time employees in the 2014 warehouse which became fully operational in late 2014.

Selling, general and administrative expenses increased by $1,029,900, or 49%, to $3,129,600 for the 13-week period ended September 25, 2015, as compared to $2,099,700 for the 13-week period ended September 26, 2014. This increase was related to accelerated hiring of experienced managers to support our current and expected growth, contract labor to assist with client implementations, rent expense from the 2014 warehouse, non-cash stock compensation, and legal expenses incurred in connection with the Merger.

Interest expense increased by $4,800 to $61,000 for the 13-week period ended September 25, 2015, as compared to $56,200 for the 13-week period ended September 26, 2014 due to increased working capital requirements to support revenue growth.

The Company realized income before the provision for income tax expense of $611,300 for the 13-week period ended September 25, 2015, as compared to income before provision of $597,500 for the 13-week period ended September 26, 2014.

Income tax expense was $76,400 for the 13-week period ended September 25, 2015 compared to an income tax expense of $225,900 for the 13-week period ended September 26, 2014. Differences between the taxable income and the effective tax rate used for 2015 and 2014, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of the quarter ended September 25, 2015 the Company has a remaining U.S. (federal and state) net operating loss carry forwards of $1,335,700, which will expire between 2031 and 2033. The Company also has a Canadian net operating loss carry forward of $2,187,800 which does not begin to expire until 2029. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $534,900 for the 13-week period ended September 25, 2015, compared with net income of $371,600 for the 13-week period ended September 26, 2014.

Other income and expense consists of foreign currency gain or losses on conversion of Canadian dollars from our Canadian subsidiary to U.S. dollars. Other comprehensive income and loss is the result of changes in the value of the swap agreement to obtain a fixed interest rate and foreign currency translation gain or losses on conversion of Canadian balances to U.S. dollars.

Basic income per share from operations for the 13-week period ended September 25, 2015 was $0.03 per weighted average share, compared with basic income of $0.02 per weighted average share for the 13-week period ended September 26, 2014.

For the 39-week period ended September 25, 2015 compared to the 39-week period ended September 26, 2014

Revenues increased $7,613,900, or 18%, to $50,470,400 for the 39-week period ended September 25, 2015, as compared to $42,856,500 for the 39-week period ended September 26, 2014. This increase is the result of higher e-commerce order processing volume and the 2014 warehouse becoming fully operational. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $3,771,100, or 11%, to $39,593,500 for the 39-week period ended September 25, 2015, as compared to $35,822,400 for the 39-week period ended September 26, 2014. As a percentage of revenue, cost of revenue was 78% for the 39-week period ended September 25, 2015, as compared to 84% for the 39-week period ended September 26, 2014. This decrease is primarily related to improved management of fulfillment labor utilizing less full time employees in the 2014 warehouse which became fully operational in late 2014.

Selling, general and administrative expenses increased by $2,491,700, or 38%, to $9,060,000 for the 39-week period ended September 25, 2015, as compared to $6,568,300 for the 39-week period ended September 26, 2014. This increase was related to accelerated hiring of experienced managers to support our current and expected growth, contract labor to assist with client implementations, rent expense from the 2014 warehouse, non-cash stock compensation, and legal expenses incurred in connection with the Merger.

Interest expense increased by $35,700 to $186,500 for the 39-week period ended September 25, 2015, as compared to $150,800 for the 39-week period ended September 26, 2014 due to increased working capital requirements to support revenue growth.

The Company realized income before the provision for income tax expense of $1,525,300 for the 39-week period ended September 25, 2015, as compared to income before provision for income tax expense of $212,000 for the 39-week period ended September 26, 2014.

Income tax expense was $346,500 for the 39-week period ended September 25, 2015 compared to an income tax benefit of $147,600 for the 39-week period ended September 26, 2014. Differences between the taxable income and the effective tax rate used for 2015 and 2014, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of the quarter ended September 25, 2015 the Company has a remaining U.S. (federal and state) net operating loss carry forwards of $1,335,700, which will expire between 2031 and 2033. The Company also has a Canadian net operating loss carry forward of $2,187,800 which does not begin to expire until 2029. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $1,178,800 for the 39-week period ended September 25, 2015, compared with net income of $64,400 for the 39-week period ended September 26, 2014.

Other income and expense consists of foreign currency gain or losses on conversion of Canadian dollars from our Canadian subsidiary to U.S. dollars. Other comprehensive income and loss is the result of changes in the value of the swap agreement to obtain a fixed interest rate and foreign currency translation gain or losses on conversion of Canadian balances to U.S. dollars.

Basic income per share from operations for the 39-week period ended September 25, 2015 was $0.06 per weighted average share, compared with a basic income of $0.00 per weighted average share for the 39-week period ended September 26, 2014.

Liquidity and Capital Resources

The Company's cash needs consist of working capital, capital expenditures and debt service. The Company's working capital needs primarily depend on the timing of collections from customers and payments to vendors. Capital expenditures consist of building, computer, and warehouse equipment purchases and developer salaries for EDGE enhancements. The Company reduces capital expenditure requirements by utilizing independent fulfillment warehouses. Independent fulfillment warehouses typically provide their own equipment, which reduces capital investment requirements.

For the 39-week period ended September 25, 2015, the Company's operations provided cash of approximately $4,133,000. Cash provided by operating activities increased primarily due to an increase in operating profit, a decrease in the accounts receivable balance and a decrease in the accounts payable and accrued expenses balances. The decrease in accounts receivable and accounts payable is primarily the result of timing of collections from clients and payments to vendors.

Net cash used in the Company's investing activities totaled $1,953,200 for the 39-week period ended September 25, 2015 consisting of acquisition of warehouse equipment, computer hardware, building improvements to the company-owned warehouse in St. Petersburg, and enhancements to the Company's software. The Company expects total capital expenditures for the year 2015 will be approximately $2,500,000 to $3,000,000.

The Company’s financing activities used cash of $1,705,000 for the 39-week period ended September 25, 2015 consisting of net payments on the Fifth Third credit facility (the “Facility”) and Term Loan and payments on its Term Loan and Mortgage.

For the 39-week period ended September 25, 2015, the Company’s primary sources of cash flow were from operations.

On June 25, 2012, the Company purchased its previously leased warehouse facility for $3.0 million. The purchase was financed with a $2.388 million 5-year term loan (“Mortgage”) amortized over 20 years. Principal and interest are due monthly. The Mortgage is secured by a first priority lien on substantially all of the Company’s assets. Concurrent with the Mortgage, the Company entered into an interest rate swap agreement that expires in June 2017 concurrent with the maturity of the Company's Mortgage. The interest rate swap agreement has an initial notional amount of $2.388 million and provides for the Company to pay interest at a fixed rate of 1.43% while receiving interest for the same period at the one-month LIBOR rate on the same notional principal amount. The Company entered into the interest rate swap agreement to hedge against LIBOR movements on current variable rate indebtedness totaling $2.388 million at one-month LIBOR plus 2.50%, thereby fixing the Company's effective rate on the notional amount at 3.93%. One-month LIBOR was 0.19% as of September 25, 2015. The swap agreement qualifies as an “effective” hedge under U.S. GAAP. As of September 25, 2015, the fair market value of the interest rate swap included in other accrued expenses was approximately $28,600.

On March 22, 2013, the Company amended the Facility to reduce the interest rate to an applicable margin of one-month LIBOR plus 2.50%. Prior to this Amendment, borrowings under the Facility bore interest at a rate equal to an applicable margin of one-month LIBOR plus 3.00%. In addition to paying monthly interest on outstanding principal under the Facility, the Company is required to pay a quarterly unutilized 0.25% commitment fee to the lender, based on the average daily unused balance of the Facility. The Company may voluntarily repay outstanding loans under the Facility at any time without premium or penalty.

On August 27, 2013, the Company amended the Facility to increase the borrowing capacity to $5.0 million and to extend the maturity date to August 27, 2015. One-month LIBOR was approximately 0.19% as of September 25, 2015.

On September 5, 2014, the Company amended the Facility to extend the maturity date to September 5, 2016.

On September 5, 2014, the Company entered into a Term Loan with Fifth Third Bank to fund operations. The Term Loan provides for a principal amount of $2.0 million at an interest rate of one-month LIBOR plus 2.50% amortized over 4 years. One-month LIBOR was approximately 0.19% as of September 25, 2015. Principal and interest are due monthly. The Term Loan matures in September 2018.

At September 25, 2015, the balances outstanding on the Facility, Mortgage, and the Term Loan were $1,999,500, $701,000 and $1,500,000, respectively.

The Company believes that, based on current operations and anticipated growth, cash flow from operations, together with the Facility, will be sufficient to fund anticipated capital expenditures, operating expenses and other anticipated liquidity needs for the next twelve months. Anticipated debt maturity of the Facility in 2016, and other unforeseen events may require the Company to seek alternative financing, such as restructuring or refinancing of its long-term debt, selling assets or operations or selling debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms or are not permitted under the Facility and the Company defaulted on its obligations, its debt could be accelerated and its lender may foreclose on its assets.

Critical Accounting Policies And Estimates

Use of Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews its estimates, including but not limited to, capitalization of software, work in process, recoverability of long-lived assets, recoverability of prepaid expenses, valuation of deferred tax assets and allowance for doubtful accounts, on a regular basis and makes adjustments based on historical experiences and existing and expected future conditions. These evaluations are performed and adjustments are made, as information is available. Management believes that these estimates are reasonable, however, actual results could differ from these estimates.

Revenue Recognition

There are multiple components in Jagged Peak's TotalCommerce solution, which are sold through a master agreement where each individual component is priced separately and distinctly from the other components, based on market prices at which we sell those services individually. The client is able to choose which services it wishes to purchase. The separate components can be added or deleted at any time during the contract period at pre-determined prices. The Company has a history of selling each element separately to establish the market price of each element.

Revenue from software development and technology services is recognized as services are provided or on the percentage of completion method for those arrangements with specified milestones. The percentage of completion is based on labor hours incurred to total labor hours expected to be incurred. Additional technology revenues are either paid monthly or on an annual basis. If paid on an annual basis, the revenue is recognized over the year, and if paid on a monthly basis, the revenue is recognized in the month in which the service was provided.

Hosting and managed services contracts range in length from one to three years, and are typically renewed annually after the initial term for subsequent one year periods. Revenue from hosting and managed services is recognized ratably over the period for which the services are provided. In most cases the fees are either a flat monthly fee or based on the client's use of the system (transactions).

The Company's EDGE software is a web-based product and is typically provided to its customers in a Software as a Service (“SaaS”) model. Revenues are recognized ratably over the period the service is provided. The method of payment can be based on the clients' use of the system (transactions), a flat monthly fee or an annual fee. Revenue for all methods of payment is recognized over the period the software is available to the client and the Company is responsible for providing software updates.

The Company has established vendor specific objective evidence for the individually priced elements in its contracts through the use of the market as each element in its contracts is sold both as a package and individually with the same pricing. For any element delivered for which vendor specific objective evidence (“VSOE”) is not available it uses the residual method. When applying the residual method, VSOE of fair value is allocated to each of the undelivered elements and the remaining consideration is allocated to the delivered elements.

Revenue is also derived from fulfillment service arrangements. Services included under fulfillment arrangements include account services, handling, order processing, packaging, storage and reporting. These services are based on established monthly charges as well as handling fees based on volume. These revenues are recognized based on the services rendered.

Certain order processing services are contracted out by the Company to optimized independent distribution warehouses in North America and the United Kingdom. All of these services are managed by the Company through its order management platform. Because the Company has the exclusive responsibility to contract and to manage the services provided to its clients by these independent warehouses and the related transportation, the revenue and expenses are recognized based on the amount of services charged to the client and the related expenses are part of the Company's cost of services.

Work in process represents costs and services which have been provided and properly recognized based on the above policies, however have not been billed to the client.

Shipping and handling costs are classified as cost of revenues.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and accounts receivable.

Cash is maintained with one major financial institution in the United States and Canada. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and, therefore, bear minimal risk.

Revenue from a single, multi-national customer with several brands amounted to approximately $15.1 million, or approximately 88% of total revenue, and approximately $12.9 million, or approximately 85% of total revenue, during the 13-week periods ended September 25, 2015 and September 26, 2014, respectively. Revenue from a single, multi-national customer with several brands amounted to approximately $44.2 million, or approximately 88% of total revenue, and approximately $37.6 million, or approximately 88% of total revenue, during the 39-week periods ended September 25, 2015 and September 26, 2014, respectively. Accounts receivable from this customer were approximately $8.4 million, or approximately 80% of net accounts receivable, and approximately $10.0 million, or approximately 82% of net accounts receivable, at September 25, 2015 and December 26, 2014, respectively. The risk of this concentration is mitigated as the deposits from this customer at September 25, 2015 and December 26, 2014 were approximately $3.0 million and $2.8 million, respectively.

Accounts receivable result primarily from the sales of e-commerce and fulfillment services to a variety of customers. Accounts receivable are stated at net invoiced value less an allowance for doubtful accounts. The Company extends credit to its various customers based on evaluation of the customer’s financial condition and ability to pay the Company in accordance with the payment terms. The Company provides for estimated losses on accounts receivable considering a number of factors, including the overall aging of accounts receivable, the customer’s payment history and the customer’s current ability to pay its obligations. Based on management’s review of accounts receivable and other receivables, an allowance for doubtful accounts of approximately $489,300 and $513,100 is considered necessary as of September 25, 2015 and December 26, 2014, respectively. The Company charges uncollectible accounts against the allowance account once the invoices are deemed unlikely to be collectible. The Company does not accrue interest on past due receivables.

Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the book values and the tax bases of particular assets and liabilities and the tax effects of net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized as income or expense in the period that included the enactment date.

The Company periodically assesses the recoverability of its deferred tax assets, as necessary, when the Company experiences changes that could materially affect its determination of the recoverability of its deferred tax assets. In conducting this assessment, management considers a variety of factors, including the Company's operating profits, the reasons for the Company's operating losses in prior years, management's judgment as to the likelihood of profitability and expectations of future performance, and other factors. Management does not believe that a valuation allowance is necessary; however, the amount of deferred tax asset realizable could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. Net loss carry forwards do not begin to expire until 2029.

Use of U.S. GAAP and non-GAAP measures

In addition to results presented in accordance with U.S. GAAP, the Company has included in this report “Adjusted EBITDA,” with Adjusted EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense. For each non-GAAP financial measure, the Company has presented the most directly comparable U.S. GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable U.S. GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies' earnings power more meaningful and providing consistent period-over-period comparisons of the Company's performance. In addition, the Company uses this non-GAAP financial measure internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company's ability to pay outstanding liabilities.

ADJUSTED EBITDA

Adjusted EBITDA for the 39-week period ended September 25, 2015 was approximately $3,047,400 compared to approximately $1,132,800 for the 39-week period ended September 26, 2014. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and non-cash compensation. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 39-week period ended
	September 25, 2015	September 26, 2014
Net income as reported in accordance with US GAAP	$1,178,800	$64,400
Income tax expense	346,500	147,600
Interest expense	186,500	150,800
Depreciation and software amortization	1,060,100	770,000
Non-cash compensation	275,500	0
Adjusted EBITDA	$3,047,400	$1,132,800

Seasonality

Historically, the Company's revenues and profitability have been subject to moderate quarterly seasonal trends. The first quarter has traditionally been the weakest and the fourth quarter has traditionally been the strongest. Typically, this pattern has been the result of factors such as, national holidays, customer demand and economic conditions. Additionally, significant portions of the Company's revenues are from clients whose business levels are impacted by seasonality and the economy.

Book Value Per Share

Our net book value per share as of December 25, 2015, was approximately $0.23 (calculated based on 18,329,074 shares outstanding as of such date).

Market Price of the Common Stock

The common stock is quoted on the OTC Pink market of the OTC Markets Group under the symbol “JGPK.” The table below sets forth the high and low sales prices for the Company's common stock for the quarters within 2014 and 2015, as reported on Nasdaq.com.

Period	High	Low
December 28, 2013 - March 28, 2014 – First Quarter	$2.00	$0.32
March 29, 2014 - June 27, 2014 – Second Quarter	$1.01	$0.55
June 28, 2014 - September 26, 2014 – Third Quarter	$0.80	$0.35
September 27, 2014 - December 26, 2014 – Fourth Quarter	$0.80	$0.39
December 27, 2014 - March 27, 2015 – First Quarter	$0.75	$0.16
March 28, 2015 - June 26, 2015 – Second Quarter	$0.77	$0.30
June 27, 2015 - September 25, 2015 –Third Quarter	$0.90	$0.53
September 26, 2015 – December 25, 2015 – Fourth Quarter	$1.05	$0.70

The Company had 86 stockholders of record as of January 22, 2016.

The closing price of the Company’s common stock on January 22, 2016 was $0.97.

Dividends

The Company has not paid any dividends during the periods set forth above.

Issuer Purchases of Equity Securities

None.

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management

At the close of business on January 22, 2016, our directors, the named executive officers and the directors and executive officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our common stock as set forth in the following table:

Name/Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Paul Demirdjian and Primrose Demirdjian (1)	5,722,951	31%
Daniel Furlong (2)	3,506,443	19%
Vincent Fabrizzi (3)	3,509,641	19%
Albert Narvades (4)	119,821	1%
Executive Officers and Directors and others (as a group of 5 persons)	12,858,121	69%

(1)

All shares are held jointly with Primrose Demirdjian and include 750,000 shares underlying stock options exercisable at $0.13 per share. In addition, Paul Demirdjian has fully vested ownership of 103,046 shares in the Employee Stock Ownership Plan. These shares are included in the table above.

(2)

Includes 500,000 shares underlying stock options exercisable at $0.13 per share. In addition, Daniel Furlong has fully vested ownership of 97,443 shares in the Employee Stock Ownership Plan. These shares are included in the table above.

(3)

Includes 500,000 shares underlying stock options exercisable at $0.13 per share. In addition, Vincent Fabrizzi has fully vested ownership of 99,445 shares in the Employee Stock Ownership Plan. These shares are included in the table above.

(4)	Consists of 100,000 shares underlying stock options exercisable at $0.25 per share and 19,821 shares in the Employee Stock Ownership Plan

 Transactions in Common Stock

Other than the Rollover Agreement, as discussed in the section entitled “Rollover Agreement”, the Demirdjians and SPJP, including its directors and executive officers, have not made any market purchases of the Company’s common stock during the past two years.

Transactions Between the Company and the Purchaser Group Members

The Company has provided professional services related to technology services to Singapore Post Limited of approximately $77,000 since the beginning of 2015.

RIGHTS OF APPRAISAL

Company stockholders are entitled to appraisal rights and payment for the fair value of their shares in connection with the Merger if they properly exercise their dissenters’ rights under the provisions of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes, which are attached to this proxy statement as Annex C. If you wish to exercise these rights, you must deliver to the Company written notice of your intent to demand payment for your shares before the vote is taken on the Merger, and you must not vote any of your shares in favor of the Merger. You must also comply with the other requirements set forth in Annex C. Strict adherence to all of the requirements set forth in Annex C must be followed by dissenting stockholders, and your failure to do so will result in forfeiture of your rights to payment, and cause you to be bound by the terms of the Merger Agreement, including receipt of the Merger Consideration. A stockholder’s failure to vote against the Merger will not constitute a waiver of his/her appraisal rights, and a vote against the Merger proposal will NOT be deemed to satisfy the notice requirements under Nevada State law with respect to appraisal rights. Please read the attached Annex C carefully if you are considering dissenting.

All demands for appraisal should be sent or delivered to:

Albert Narvades, CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in Chapter 92A may have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the Merger Consideration to be paid in connection with the Merger. In addition, stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the Merger on the amount determined to be the fair value of their shares.

Within 10 days after the effectuation of the Merger, the Company will send a written notice (a “Dissenters’ Rights Notice”) to all the record stockholders of the Company that complied with the procedures set forth above and are entitled to dissenters’ rights. The Dissenters’ Rights Notice will set the date by which the Company must receive any demands for payment under Chapter 92A, which will be no less than 30 days nor more than 60 days after the Dissenters’ Rights Notice was delivered (the “Demand Date”), and will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenters’ rights certify whether or not they acquired beneficial ownership of the shares before that date (the “Certification Date”); (ii) a copy of the provisions of Sections 300 through 500 of Chapter 92A; and (iii) a brief description of the procedures that a stockholder must follow to exercise dissenters’ rights.

In order to maintain eligibility to exercise dissenters’ rights under Chapter 92A, you must take the following actions prior to the Demand Date: (i) deliver a written demand for payment on the form provided in the Dissenters’ Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the Certification Date; and (iii) deliver the certificates representing the dissenting shares to the Company.

Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Merger. The rate of interest shall be at the average rate currently paid by the Company on its principal bank loans, of if the Company has no bank loans, at a rate that is fair and equitable under all of the circumstances. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended December 31, 2014 and the most recent interim financial statements; (ii) a statement of the Company’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment for the difference between the Company’s estimate of the fair value of the shares and the stockholder’s estimate of the fair value of the shares; and (v) a copy of Sections 300 through 500 of Chapter 92A. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter’s rights by commencing an action in Carson City County, Nevada or if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of the Company’s payment, the dissenting stockholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting stockholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the stockholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in the Carson City County, Nevada district court within 60 days after receiving the demand. If it fails to do so within the 60-day period, the Company must pay each dissenter whose demand remains unsettled the amount demanded. The Company must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable, against the Company, if the court finds that (i) the Company did not substantially comply with the requirements of Section 300 through 500 of Chapter 92A, inclusive, or (ii) against either the Company or a dissenting stockholder, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Sections 300 through 500 of Chapter 92A.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.

The foregoing discussion is a description of the material provisions with respect to appraisal rights under Nevada Law and is qualified in its entirety by reference to Sections 300 through 500 of Chapter 92A of the Nevada Revised Statutes, the full text of which is set forth in Annex C hereto. Any stockholder who considers demanding appraisal is advised to consult legal counsel. Failure to comply with the procedures set forth in Chapter 92A of the Nevada Revised Statutes will result in the loss of appraisal rights.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, the Company’s shares of common stock will be deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the shares of common stock.

ADVISORY VOTE ON MERGER RELATED COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the Merger. The following table and accompanying narrative provide the information about that compensation that is required to be disclosed and subject to the advisory vote pursuant to SEC rules. Pursuant to the SEC rules, the disclosure provided below includes compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates to the Merger.

Golden Parachute Compensation

Restricted common stock

Each share of common stock subject to restricted stock awards granted under the 2005 Stock Incentive Plan and outstanding immediately prior to the effective time will automatically, pursuant to the terms of the award agreements, vest and become free of restrictions and (other than those held by Sub as part of the Rollover Shares received from Paul Demirdjian) be eligible to receive the Merger Consideration, without interest, in the same manner as other shares of common stock, except that the Merger Consideration paid to such holders will be subject to any required withholding taxes, and will be paid by the surviving corporation. The table below shows the value of the shares of common stock subject to restricted stock awards granted to the Company’s named executive officers and directors under the 2005 Stock Incentive Plan that will vest and become free of restrictions upon consummation of the Merger. The values are based on the $0.99 per share estimated net proceeds to each stockholder after transaction expenses.

Name	Equity	Total

Paul Demirdjian	$330,000	$330,000
Daniel Furlong	330,000	330,000
Vincent Fabrizzi	330,000	330,000
Albert Narvades	66,000	66,000

Advisory Vote

As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the above table entitled ‘Golden Parachute Compensation,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve and adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against approval and adoption of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or SPJP. Accordingly, because the acceleration of vesting is automatic under the terms of the award agreements and the Company is contractually obligated to pay the compensation to each of the foregoing, other than Mr. Demirdjian, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of the advisory vote.

The advisory resolution on executive compensation payable to the Company’s named executive officers in connection with the Merger will be approved if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Proxies received but marked as abstentions will be considered a vote “AGAINST” this proposal. The Board recommends a vote “FOR” this proposal.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, we will not hold an annual meeting of stockholders in 2016 prior to its completion. If the Merger is not completed, you will continue to be entitled to attend and participate in any annual meetings of stockholders that may be held.

Any proposal that a stockholder may desire to have included in the Company’s proxy materials for presentation at an annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its executive offices at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607, Attention: Albert Narvades, a reasonable time prior to the time the Company begins to print and mail the proxy materials for such annual meeting. It is anticipated that the Company will announce in a filing with the SEC the date for such a meeting as soon as it is determined.

IMPORTANT INFORMATION REGARDING THE PURCHASER GROUP MEMBERS

Set forth below for each Purchase Group Member that is an entity are its name, business address, business phone number, domicile, and description of its business. Set forth below for each Purchaser Group Member that is an individual are his or her name, business address, citizenship, current principal occupation or employment, and five-year employment history. Corresponding information is also provided for entities that hold a controlling interest in Purchaser Group Members, and for directors and executive officers of SingPost as the ultimate parent entity of SPJP. During the past five years, none of the persons or entities described have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as otherwise indicated, each person identified is a United States citizen.

Natural Person Purchaser Group Members

Name	Business Address	Employment History
Paul Demirdjian	3000 Bayport Drive, Suite 250 Tampa, Florida 33607	Mr. Demirdjian has served as Chief Executive Officer and a Director of Jagged Peak for more than 5 years.

Primrose Demirdjian	3000 Bayport Drive, Suite 250 Tampa, Florida 33607	Mrs. Demirdjian has served as a Director of Jagged Peak for more than 5 years. She currently leads the Children's Cancer Research Group, a non-profit dedicated to research for cancer prevention.

Entity Purchaser Group Members

Entity Name	Business Address and Telephone	Background

SP Jagged Peak LLC	10 Eunos Road 8 Singapore Post Centre Singapore 408600 +65 6841 2000

SP Jagged Peak LLC is a Delaware limited liability company organized by Singapore Post Limited as a wholly-owned subsidiary of Singapore Post Enterprise Pte. Ltd. (a company incorporated in Singapore with Company Registration No. 1995803422R) to take part in the Merger and to be a holding company that will own a controlling stake in Jagged Peak following the Merger. SPJP was formed on October 8, 2015. SPJP has not engaged in any business other than in connection with the Merger and related transactions.

Singapore Post Limited	10 Eunos Road 8, Singapore Post Centre, Singapore 408600 +65 6841 2000

Singapore Post Limited was incorporated in Singapore in 1992 as Singapore Post Private Limited, and was subsequently made public and was listed on the mainboard of the Singapore Exchange on May 13, 2003.

Singapore Post Limited is currently the Public Postal Licensee of Singapore and is empowered to operate postal services with the exclusive privilege of receiving, collecting and delivering letters and postcards from one place to another. Currently, Singapore Post Limited has the following 5 business pillars: (a) Mail; (b) Digital Services; (c) Logistics; (d) Retail and Financial Services; and (e) eCommerce.

Singapore Post Enterprise Pte. Ltd.	10 Eunos Road 8, Singapore Post Centre, Singapore 408600 +65 6841 2000

Singapore Post Enterprise Pte. Ltd. was incorporated in Singapore in 1995, with Company Registration No. 1995803422R. It is a wholly owned subsidiary of Singapore Post Limited and acts as an investment holding company for Singapore Post Limited.

Directors and Executive Officers of SingPost and related entities	Address and Citizenship	Employment History
Unless otherwise indicated, the business address for each individual is: 10 Eunos Road 8, Singapore Post Centre, Singapore 408600
Director/Executive Officer of SPJP

Marcelo Wesseler	Switzerland

Mr. Wesseler joined Singapore Post Limited in September 2012.

He is currently the Chief Executive Officer of SingPost eCommerce Pte. Ltd, a wholly-owned subsidiary of Singapore Post Limited where he oversees the eCommerce business unit and is responsible for Singapore Post Limited’s Asia eCommerce business growth through an end to end e-Commerce offering - SPeCommerce.com

Prior to joining SingPost eCommerce Pte. Ltd., Mr. Wesseler was the head of eCommerce for Asia Pacific at RS Components Pty. Ltd. and was previously Group Manager at Hewlett Packard where he was responsible for its eCommerce delivery center.

Executive Officers of SingPost

Lim Sing Hok Mervyn	Singapore

Mr. Lim joined Singapore Post Limited in September 2015.

He is currently the Deputy Chief Executive Officer (Corporate Services) and the Group Chief Financial Officer of Singapore Post Limited.

Prior to joining Singapore Post Limited, Mr. Lim was a business advisor and a lecturer in banking, finance and investment at the Singapore Institute of Management. He was also previously the Chief Financial Officer and Company Secretary to several publicly listed companies such as MPH Limited, FJ Benjamin Holdings Ltd and TT International Limited.

Woo Keng Leong	Singapore

Mr. Woo joined the Postal Services Department in 1980 before it was corporatized and privatized as Singapore Post Limited.

Mr. Woo is the Chief Executive Officer (Postal Services) where he is responsible for the overall operations and business performance of Mail and Postal Services.

In addition to his role at Singapore Post Limited, he is also a director of Singapore Philatelic Museum and a member of the Stamp Advisory Committee.

Sascha Hower	Germany

Dr. Hower joined Singapore Post Limited in January 2012.

He is currently the Group Chief Operating Officer of Singapore Post Limited and its group of companies, as well as the Chief Executive Officer of Quantium Solutions, a wholly-owned subsidiary of Singapore Post Limited where he has oversight of the international eCommerce logistics business.

Prior to joining Singapore Post Limited, Dr. Hower was an Associate Principal with McKinsey & Company.

Ramesh Narayanaswamy	Singapore

Mr. Narayanaswarmy joined Singapore Post Limited in May 2012 as the Chief Information Officer to oversee and implement all the technology related transformation programs across the Singapore Post Limited group of companies.

In addition to his role as Chief Information Officer, he is also the Chief Data Protection Officer of Singapore Post Limited and its group of companies.

Prior to joining Singapore Post Limited, Mr. Narayanaswarmy was the head of technology solution delivery for retail banking in Standard Chartered Bank.

Chan Kiat	Singapore

Mr. Chan joined Singapore Post Limited in March 2012 to take on the merger and acquisitions agenda of Singapore Post Limited.

Mr. Chan is currently the Executive Vice President, Investments, where he has oversight of the strategy and investments portfolio of Singapore Post Limited and its group of companies.

Prior to joining Singapore Post Limited, Mr. Chan was a consultant with McKinsey & Company.

Directors of SingPost

Lim Ho Kee	Singapore

Mr. Lim is a non-executive and independent director and is also the Chairman of Singapore Post Limited.

Mr. Lim was first appointed as a director of Singapore Post Limited on April 25, 1998.

Mr. Lim is currently the Managing Partner at Majuven Pte. Ltd., an early and growth stage venture capital fund.

Goh Yeow Tin	Singapore

Mr. Goh is the Deputy Chairman and Executive Director of Singapore Post Limited, with effect from January 1, 2016. He was first appointed a director on July 7, 2014.

Mr. Goh currently also serves as the non-executive chairman of Seacare Medical Holdings Pte Ltd, and holds directorships at Vicom Ltd, Sheng Siong Group Ltd, Lereno Bio-Chem Ltd, AsiaPhos Limited and TLV (Holdings) Ltd.

Keith Tay Ah Kee	Singapore

Mr. Tay is a non-executive and independent director of Singapore Post Limited.

Mr. Tay was first appointed as a director of Singapore Post Limited on April 25, 1998.

He is currently the non-executive chairman of Stirling Coleman Capital Ltd. and holds directorships at Singapore Reinsurance Corporation Limited, Rotary Engineering Limited, FJ Benjamin Ltd and YTL Starhill Global REIT Management Limited.

Tan Yam Pin	Singapore

Mr. Tan is a non-executive and independent director of Singapore Post Limited.

He was first appointed as a director on February 25, 2005.

Mr. Tan also holds directorships at Keppel Land Limited and Great Eastern Holdings Limited. He is currently also the Deputy Chairman of the Singapore Public Service Commission.

Zulkifli Bin Baharudin	Singapore

Mr. Baharudin is a non-executive and independent director of Singapore Post Limited.

Mr. Baharudin was first appointed as a director of Singapore Post Limited on November 11, 2009.

He is currently the non-resident ambassador of Singapore to Uzbekistan and Kazakhstan as well as Board Member of the Civil Aviation Authority of Singapore and a member of the Board of Trustees of the Singapore Management University. In addition to these appointments, Mr. Baharudin is also a director of Ascott Residence Trust Management Limited.

Low Teck Seng	Singapore

Professor Low is a non-executive and independent director of Singapore Post Limited.

Professor Low was first appointed as a director of Singapore Post Limited on October 8, 2010.

He is currently the Chief Executive Officer of the National Research Foundation and also holds directorships at Excelpoint Technology Ltd and ISEC Healthcare Ltd.

Aliza Knox	USA

Ms. Knox is a non-executive and independent director of Singapore Post Limited.

Ms. Knox was first appointed as a director of Singapore Post Limited on August 30, 2013.

She is currently the Vice President of Twitter, Inc., Singapore, and holds directorships in GfK SE and the Scentre Group.

Soo Nam Chow	Singapore

Mr. Soo is a non-executive and independent director of Singapore Post Limited.

Mr. Soo was first appointed as a director of Singapore Post Limited on December 20, 2013.

He is currently a director of Mapletree Industrial Trust Management Ltd. Mr. Soo was a partner at KPMG LLP Singapore before he retired.

Michael James Murphy	USA

Mr. Murphy is a non-executive and non-independent director of Singapore Post Limited.

Mr. Murphy was first appointed as a director of Singapore Post Limited on August 7, 2009.

He is the founder and Chief Executive Officer of Postea Group, Inc.

Bill Chang York Chye	Singapore

Mr. Chang is a non-executive and non-independent director of Singapore Post Limited.

Mr. Chang was first appointed as a director of Singapore Post Limited on November 15, 2010.

He is the Country Chief Officer of Singapore Telecommunications Limited as well as the Chief Executive Officer of Group Enterprise. Mr. Chang is the Chairman of Trustwave Holdings Inc., which is a cyber security company in the USA with global operations. He is also currently the Chairman of the Board of Governors of Singapore Polytechnic.

Chen Jun	Singapore

Mr. Chen is a non-executive and non-independent director of Singapore Post Limited.

Mr. Chen was first appointed as a director of Singapore Post Limited on July 31, 2014.

He is currently the Vice President of Alibaba Group Holding Limited.

Wolfgang Baier	Austria

Dr. Baier was appointed as the Group Chief Executive Officer of the Singapore Post Limited group of companies and a director of Singapore Post Limited on October 5, 2011.

Dr. Baier has resigned as a director and ceased his duties as the Group Chief Executive of Singapore Post Limited on December 31, 2015. He is however supporting a transition until June 30, 2016 or earlier.

Prior to joining Singapore Post Limited in February 2011, Dr. Baier was a partner with McKinsey & Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at www.jaggedpeak.com/page/investorscorporategovernance. The information contained on or accessible through our website is not part of this proxy statement, other than the documents that we file with the SEC that are incorporated by reference into this proxy statement.

Because the Merger is a “going private” transaction, the Company, the SingPost Purchasers and the Demirdjians have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 26, 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Between

SP Jagged peak LLC

and

JAGGED PEAK, INC.

(and, following its formation Sub)

Dated as of October 9, 2015

i

ii

AGREEMENT AND PLAN OF MERGER dated as of October 9, 2015 (this “Agreement”), by and between SP Jagged Peak LLC, a Delaware limited liability company (“Parent”) and Jagged Peak, Inc., a Nevada corporation (the “Company”), and (following its formation, as contemplated below), a Nevada corporation and a majority-owned subsidiary of Parent (“Sub”; each of Parent, the Company and (following its formation and joinder hereto) Sub, a “Party” and collectively, the “Parties”).

WHEREAS, Sub is to be formed as a Nevada corporation and capitalized by Parent (70.1%) and by Paul and Primrose Demirdjian (28.9%), and by joinder become a party to this Agreement, all in the last few days prior to the closing of the Merger, and pursuant to and in accordance with the terms and conditions of that certain Rollover Agreement between Parent and Paul and Primrose Demirdjian of even date with this Agreement (the “Rollover Agreement”);

WHEREAS, the Board of Directors of each of the Company and Parent deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company, in which Merger the Company would survive and become a majority-owned subsidiary of Parent (with a minority ownership interest held by Paul and Primrose Demirdjian, and no other equity ownership interests), and each such Board of Directors has approved this Agreement, and declared its advisability

WHEREAS, the Board of Directors of the Company has unanimously recommended that this Agreement be adopted by the stockholders of the Company;

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, (i) Parent and Paul and Primrose Demirdjian have entered into the Rollover Agreement, (ii) Parent, the Company and Paul and Primrose Demirdjian have entered into a Key Stockholder Agreement, and Daniel R. Furlong and Vincent J. Fabrizzi have each entered into substantially similar Major Stockholder Indemnification Agreements with Parent, which three agreements include, among other things, provisions regarding indemnification of Parent and the Company by Messrs. Demirdjian, Furlong and Fabrizzi for breaches of representations, warranties or covenants in this Agreement by the Company, from and after the Effective Time of the Merger, and (iii) certain stockholders/officers of the Company have entered into restrictive covenants agreements (the “Restrictive Covenants Agreements”), pursuant to which such stockholders/officers have agreed, among other things, to certain non-interference, non-solicitation, non-competition and no hire covenants and restrictions in regard to the surviving corporation following the Effective Time of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

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Article I

The Merger

Section 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 78 and Chapter 92A of the Nevada Revised Statutes (“NRS”), Sub shall be merged with and into the Company at the Effective Time, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue its corporate existence under the name “Jagged Peak, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Nevada.

Section 1.02.     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 4:00 p.m., San Francisco time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of DLA Piper US LLP, 555 Mission Street, San Francisco, California 94105, unless this Agreement has been terminated pursuant to its terms or unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by Applicable Law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by Applicable Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.     Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file the articles of merger (the “Articles of Merger”), with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the NRS, to be filed with the Secretary of State of the State of Nevada, and shall make all other filings and recordings required under the NRS in connection with the Merger. The Merger shall become effective when the Articles of Merger are filed with the Secretary of State. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.     Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the NRS. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.05.     Articles of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.06, at the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth on Exhibit A attached hereto and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time (except that references therein to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with Applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.

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Section 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall become and be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.     Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Article II

Conversion of Securities

Section 2.01.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a)     Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.001 per share, shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)     Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.02, regarding Appraisal Shares) shall be converted into the right to receive an amount equal to $1.08 minus the Per Share Selling Expenses, in cash, without interest (the “Cash Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 2.02, each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration (the “Merger Consideration”) in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.03(f) and any applicable tax Law.

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(d)     Upon the Effective Time, each then-outstanding Company Stock Option, other than the Company Stock Option granted to Paul Demirdjian to purchase 600,000 shares of Company Common Stock (the “PD Options”), will be canceled and the holder of each such canceled Company Stock Option shall be entitled to receive an amount in cash equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, and (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent (the “Option Consideration”), subject to applicable withholding. The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. The PD Options shall remain outstanding and shall continue in accordance with the terms of the Incentive Stock Option Agreement entered into as of May 9, 2011 (it being understood that, by the terms of such option agreement and as a result of the Merger, the PD Options shall thereafter be exercisable for shares of common stock of the Surviving Corporation.

(e)     Upon the Effective Time, each share of Company Restricted Stock which has not already vested and is outstanding immediately prior to the Effective Time shall vest in full and shall be converted into the right to receive the Cash Consideration as provided in paragraph (c) of this Section 2.01, less applicable Taxes required to be withheld with respect to such payment.

(f)     Upon the Effective Time, the holder of each then-outstanding Company Warrant shall be entitled to receive an amount in cash equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Warrant and (ii) the total number of shares of Company Common Stock subject to such Company Warrant, with the aggregate amount of such payment rounded up to the nearest cent (the “Warrant Consideration”), subject to applicable withholding if any. The Warrant Consideration shall be paid promptly to each such holder upon their submission of a notice of exercise in accordance with the provisions of the respective Company Warrant.

Section 2.02.     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to dissent from the action pursuant to Section 92A.380 of the NRS and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 92A.420 and Section 92.A440 of the NRS (“Section 92A.420” and “Section 92A.440”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 92A.460 of the NRS (“Section 92A.460”). At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 92A.460 . Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 92A.420 and Section 92A.440 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 92A.420, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 92A.460 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the NRS that are received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

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Section 2.03.     Exchange of Certificates.

(a)     Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and Parent shall deposit with the Paying Agent, for the benefit of holders of shares of Company Common Stock, cash in immediately available funds (such cash in immediately available funds, the “Exchange Fund”) in amounts necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. In the event that the Exchange Fund is at any time insufficient to satisfy all of the payment obligations to be made by the Paying Agent pursuant to this Agreement, Parent shall make available to the Paying Agent as promptly as practicable any additional amounts necessary to satisfy such obligations, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Exchange Fund shall not be used for any other purpose. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates for the Merger Consideration.

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(b)     Exchange Procedure. As soon as reasonably practicable after the Effective Time (but no later than two business days thereafter), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying substitute IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of such Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and each Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)     No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)     No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)     Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

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(f)     Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Restricted Stock or Company Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)     Termination of Fund. At any time following the one-year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.03(a) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.03(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

Article III

Representations and Warranties

Section 3.01.     Representations and Warranties of the Company. Except as set forth in (x) the letter delivered by the Company to Parent prior to or simultaneous with the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that disclosure of information in any section of the Company Disclosure Schedule shall be deemed to qualify or apply to other Sections in this Article III to the extent it is readily and fairly apparent on the face of such disclosure that such disclosure is relevant to such other Sections) or (y) the Filed SEC Documents filed on or after January 1, 2013 and prior to October 5, 2015, other than any disclosure contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosure contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being agreed that any matter disclosed in such Filed SEC Documents shall be deemed to qualify this Article III only to the extent that it is readily and fairly apparent from such disclosure to which Section or Sections of this Agreement such disclosure is relevant), the Company represents and warrants to Parent as of the date hereof and to Parent and Sub as of the Closing Date (except as otherwise provided in this Section 3.01) as follows:

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(a)     Corporate Existence and Power.

(i)     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the articles of incorporation (the “Company Articles”) and bylaws of the Company (the “Company Bylaws”) as currently in effect.

(ii)     The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board of Directors (the “Company Board”) and each committee of the Company Board and the Boards of Directors (or similar governing bodies) and each committee thereof of each of the Company’s Subsidiaries held since January 1, 2010; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

(b)     Corporate Authorization.

(i)     The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

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(ii)     At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (A) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (B) approving this Agreement, the Merger and the other transactions contemplated hereby, (C) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Sections 78.438 and 78.439 of the NRS will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby and thereby, (D) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company pursuant to the Stockholder Consent, and (E) subject to Section 4.02, recommending the adoption of this Agreement to the holders of Company Common Stock (the “Board Recommendation”).

(c)     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Articles of Merger with the Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.01(c) and that the Stockholder Approval is obtained, contravene, conflict with or result in a material violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any material breach of or any loss of any material benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract (including any Material Contract) to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the material property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries.

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(e)     Capitalization.

(i)     The authorized capital stock of the Company consists of (A) seventy million (70,000,000) shares of Company Common Stock, and (B) five million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company Articles. At the close of business on October 8, 2015, sixteen million four hundred seventy nine thousand seventy-four 16,479,074 shares of Company Common Stock were issued and outstanding; no shares of Company Common Stock were held by the Company as treasury shares; no shares of Company Preferred Stock were issued and outstanding; one million eight hundred fifty thousand (1,850,000) shares of Company Restricted Stock were issued and outstanding; Company Warrants to purchase ten thousand seven hundred eighty-two (10,782) shares of capital stock of the Company were issued and outstanding, with an exercise price of $0.01 per share; and Company Stock Options to purchase an aggregate of two million two hundred fifty thousand (2,250,000) shares of Company Common Stock were issued and outstanding (all of which were exercisable), with a weighted average exercise price of $0.13. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, non-assessable and free of preemptive rights.

(ii)     Section 3.01(e)(ii) of the Company Disclosure Schedule sets forth, as of the close of business on October 8, 2015, a complete and correct list of all outstanding Company Compensatory Awards under the Company Stock Plans, including with respect to each such award, (A) the number of shares initially subject to such award, (B) the name of the holder, (C) the grant date, (D) as to Company Stock Options, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (E) the exercise or purchase price per share, (F) the vesting schedule and vesting conditions (including the extent to which it will become accelerated as a result of the Merger) and vested status of each such award, and (G) the expiration date of each such award. The Company Stock Plans set forth in Section 3.01(e)(ii) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted. Each form of award agreement is set forth in Section 3.01(e)(ii) of the Company Disclosure Schedule. At the close of business on October 8, 2015, Company Stock Options to purchase an aggregate of two million two hundred fifty thousand (2,250,000) shares of Company Common Stock were issued and outstanding under the Company’s 2005 Stock Incentive Plan.

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(iii)     Except as set forth in Section 3.01(e)(i) and for changes since October 8, 2015 resulting from the exercise of Company Compensatory Awards outstanding on such date, there are no outstanding (A) shares of capital stock or voting securities or other Equity Interests of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (C) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities, ownership interests or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or Equity Interests in, the Company, or (D) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or Equity Interests in, the Company (the items in clauses (A)-(D) being referred to collectively as the “Company Securities”), (E) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (F) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Compensatory Awards may, by their terms, be treated in accordance with Section 2.01(d). No Subsidiary of the Company owns any Company Securities.

(iv)     The major stockholders of the Company set forth on Section 3.01(e)(iv) of the Company Disclosure Schedule are the record holders of each share of Company Common Stock beneficially owned by such persons and collectively, as of the date of this Agreement, are the record holders of approximately 68.4% of the outstanding shares of Company Common Stock.

(f)     Dividends.

(i)     Since December 29, 2012, no dividends or distributions have been either declared or paid to the shareholders by the Company.

(ii)     The Company has no declared but unpaid dividends or distributions.

(g)     Subsidiaries.

(i)     Except for Jagged Peak Canada, Inc. (“JP Canada” or the “Canada Sub”), the Company does not own any Subsidiaries.

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(ii)     JP Canada is a corporation duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. JP Canada is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)     Section 3.01(g)(iii) of the Company Disclosure Schedule sets forth for JP Canada: (A) its authorized capital stock, voting securities or ownership interests; and (B) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding. All of the outstanding capital stock of, or other voting securities or ownership interests in, JP Canada is owned directly by the Company, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (A) securities of JP Canada convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in JP Canada, (B) options, warrants or other rights or arrangements to acquire from JP Canada (or the Company), or other obligations or commitments of the Company or JP Canada to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, JP Canada, or (C) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, JP Canada. There are no outstanding obligations of JP Canada (or of the Company) to repurchase, redeem or otherwise acquire any of the securities of JP Canada. All of the outstanding equity shares of JP Canada are duly authorized, validly issued, fully paid and non-assessable.

(iv)     Except for the shares of capital stock of JP Canada, neither the Company nor any of its subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

(h)     SEC Filings and the Sarbanes-Oxley Act.

(i)     The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (A) the Company’s annual reports on Form 10-K for its fiscal years ended December 26, 2014, December 27, 2013, and December 28, 2012, (B) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2013, and (C) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2013 (the documents referred to in this Section 3.01(h)(i) and Section 3.01(h)(v), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

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(ii)     Since December 29, 2012, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(iii)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(iv)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(v)     The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January 1, 2013 relating to the Company SEC Documents, together with all written responses of the Company thereto. Except for any review and comment by the SEC of the Proxy Statement (as defined in Section 3.01(j)(i)) as contemplated by Section 6.02(c), there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC except for any review and comment by the SEC on the Proxy Statement as contemplated by Section 6.02(c).

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(vi)     Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2013 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has outstanding, or has (since the Company was subject thereto) arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i)     Financial Statements; Internal Controls.

(i)     The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (A) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes and other presentation items), and (C) truly and fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position and performance, and value of the assets and liabilities of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(ii)     The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (B) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. Except as set forth in Section 3.01(i) of the Company Disclosure Schedule, there were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the fiscal year-ended December 26, 2014 (nor has any such deficiency or weakness been identified since such date).

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(iii)     The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(iv)     Except as set forth in Section 3.01(i) of the Company Disclosure Schedule, since December 29, 2012 neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(j)     Disclosure Documents and Other Filings.

(i)     The information relating to the Company and its Subsidiaries that will be provided in writing by the Company or its Representatives specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or its Affiliates, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in any such document.

(ii)     The Company has provided Parent with all information reasonably requested by Parent in writing (including by email) to evaluate which Governmental Authorities shall require Antitrust Filings. Set forth on Section 3.01(j)(ii) of the Company Disclosure Schedule is (A) a list of each country in which the Company and any of its Subsidiaries shipped Company Products or rendered services in the last three (3) fiscal years ended December 26, 2014, December 27, 2013 and December 28, 2012 and the total revenue of the Company and any of its Subsidiaries attributed to such shipped products and services rendered in each such country; and (B) a schedule of each country in which the Company maintains one or more Subsidiaries, offices, or personnel.

(k)     Absence of Certain Changes. Since December 26, 2014 (the “Company Balance Sheet Date”), (i) the business of the Company and the Canada Sub has been conducted in all material respects in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, and (ii) the Company has not had a Material Adverse Effect that is continuing.

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(l)     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than:

(i)     liabilities or obligations disclosed or reserved for in the Company Balance Sheet or disclosed in the notes thereto;

(ii)     liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date consistent with past practice;

(iii)     liabilities or obligations incurred in connection with this Agreement;

(iv)     liabilities for the performance of obligations under Contracts of the Company and its Subsidiaries, to the extent such liabilities are readily ascertainable from the face of such Contracts; or

(v)     as would not reasonably be expected to have a Material Adverse Effect.

(m)     Litigation.

(i)     There is no Proceeding pending against or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors of the Company or any of its Subsidiaries or, to the Knowledge of the Company, but without any requirement to perform a litigation search or other search of public records, or to make inquiry of any person, any of its employees or stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (A) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

(ii)     Neither the Company nor any of its Subsidiaries is subject to any Order that (A) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (B) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(iii)     Section 3.01(m)(iii) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of fifty thousand dollars (US$50,000).

(n)     Compliance with Applicable Law.

(i)     The Company and each of its Subsidiaries is and, since January 1, 2010 has been, in compliance in all material respects with all Applicable Laws.

(ii)     Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

(iii)     Without limiting any other provision of this Agreement, with respect to each Government Contract, the Company and each Subsidiary of the Company: (A) has not at any time charged the U.S. government or any other Governmental Entity a price higher than its commercial customers with respect to the services or products covered by such Government Contract; and (B) has complied in all respects with the notice, pricing, payment, disclosure and other requirements contained in such Government Contract and with all Applicable Laws (and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. government or any other Governmental Entity for a refund or other payment based upon the Company’s or any of its Subsidiaries’ failure to comply with any such requirements).

(o)     Material Contracts.

(i)     Section 3.01(o)(i) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets or business:

(A)     each Contract between the Company or any of its Subsidiaries and any of the fifteen (15) largest direct end user licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the five (5) consecutive fiscal quarter periods ended March 27, 2015) (“Major Customers”);

(B)     except for the Contracts disclosed in clause (A) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, providing for either (1) recurring annual payments to the Company or any of its Subsidiaries after the date hereof of one hundred thousand dollars (US$100,000) or more or (2) aggregate payments to the Company or any of its Subsidiaries after the date hereof of three hundred thousand dollars (US$300,000) or more;

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(C)     each Contract between the Company or any of its Subsidiaries and any of the fifteen (15) largest licensors of Intellectual Property to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the five (5) consecutive fiscal quarter period ended March 27, 2015, but excluding “off the shelf” commercially available software products with a purchase price or license fee of less than ten thousand dollars (US$10,000) under standard end-user object code license agreements;

(D)     except for the Contracts disclosed in clause (C) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (1) recurring annual payments by the Company or any of its Subsidiaries after the date hereof of one hundred thousand dollars (US$100,000) or more or (2) aggregate payments by the Company or any of its Subsidiaries after the date hereof of three hundred thousand (US$300,000) or more;

(E)     each Contract that contains any provisions restricting, to the extent of material impact on the Company, the Company or any of its Subsidiaries or Affiliates or their successors from (1) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date or (2) hiring or soliciting for hire the employees or contractors of any Third Party, in each case other than any such Contracts that may be cancelled, terminated or withdrawn without material liability to the Company or its Subsidiaries, and without any continuing such prohibition or restriction, upon prior notice of ninety (90) days or less;

(F)     each Contract that (1) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights, (2) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any Company Product, service or Company IP, (3) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party, or any other similar provision, (4) grants “most favored nation” or similar rights, (5) contains pricing commitments with respect to future purchases by any Third Party of Company Products or services, or (6) obligates the Company or its Subsidiaries to provide maintenance and/or support with respect to any discontinued product or any prior version of any Company Product for more than twelve (12) months following the release of a replacement product or new version of a Company Product, as applicable;

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(G)     each lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (1) annual payments after the date hereof of fifty thousand dollars (US$50,000) or more or (2) aggregate payments after the date hereof of hundred thousand dollars (US$100,000) or more;

(H)     each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, indicating for each Contract providing for source code escrow whether such Contract includes (1) release conditions that differ materially from the release conditions specified in the Company’s standard source code escrow terms or (2) use rights upon release that would permit any Third Party to utilize any source code of the Company or any of its Subsidiaries other than for the limited purpose of maintaining and supporting such Third Party’s internal use of one or more Company Products pursuant to an end user license agreement;

(I)     each Contract pursuant to which the Company or any of its Subsidiaries has granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries;

(J)     each Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding two hundred thousand dollars (US$200,000) and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(K)     each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(L)     each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (1) extensions of credit in the ordinary course of business consistent with past practice and (2) investments in marketable securities in the ordinary course of business);

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(M)     each Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of fifty thousand dollars (US$50,000);

(N)     any Contract (1) (X) between the Company or any of its Subsidiaries and any Governmental Entity, or (Y) between the Company or any of its Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Entity, or (2) financed by any Governmental Entity and subject to the rules and regulations of any Governmental Entity concerning procurement;

(O)     each partnership, joint venture, franchising or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole (but excluding reseller, referral and other commercial arrangements that do not involve the sharing of profits or losses or shared control of property);

(P)     each Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(Q)     each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(R)     each Contract: (1) entered into in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions with respect to the Company or any of its Subsidiaries, or (2) entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that involved payment by or to the Company or any of its Subsidiaries of more than fifty thousand dollars (US$50,000);

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(S)     each Contract providing for indemnification of any Person (1) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Material Adverse Effect, or (2) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide the Company or its Subsidiaries with the right to (X) assume control of the defense and settlement of any such claim, (Y) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim and (Z) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

(T)     each Contract containing (1) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Affiliates, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, (2) any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Affiliates that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (3) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person;

(U)     each Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any Person by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

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(V)     except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole.

(ii)     Each Contract disclosed (or required to be disclosed) in Section 3.01(o)(i) of the Company Disclosure Schedule, required to be delivered or made available pursuant to Section 3.01(o)(iii) or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been any occurrence that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company or any Subsidiary of the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(iii)     Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been made available to Parent.

(p)     Taxes.

(i)     (i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) all Company Returns that have been filed are true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, (v) the unpaid Taxes of the Company and its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (vi) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

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(ii)     There are no ongoing audits of any Company Returns. The Company has not been notified of any proposed audit, and neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitations period applicable to any material Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(iii)     (A) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (B) there is no Proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset, (C) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the relevant Company or Subsidiary is or may be subject to taxation by that jurisdiction and (D) no closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries which would be binding following the Closing, and no such agreements or rulings have been applied for and are currently pending;

(iv)     There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(v)     During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(vi)     Neither the Company nor any of its Subsidiaries (A) has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or (B) to the Knowledge of the Company, has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vii)     (A) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (B) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

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(viii)     There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements, other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice the principal purpose of which is unrelated to Taxes) with respect to or involving the Company or any of its Subsidiaries;

(ix)     Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (A) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger and (B) which treats the transfer of an interest (resulting from the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property;

(x)     Except for the Company’s ownership of JP Canada, neither the Company nor any of its Subsidiaries (A) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (B) is or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (C) except as set forth in Section 3.01(p)(x) of the Company Disclosure Schedule, is or has engaged in a trade or business, has or had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(xi)     No foreign Subsidiary of the Company (A) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; (B) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (C) is or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a); or (D) holds assets which constitute U.S. property within the meaning of Section 956 of the Code.

(xii)     Section 3.01(p)(xii) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

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(xiii)     Revenue from maintenance, support, installation, training, and other services is not derived from activities physically performed outside of the United States, except for revenue included in Section 3.01(p)(xiii) of the Disclosure Schedule.

(q)     Employee Benefit Plans.

(i)     Section 3.01(q)(i) of the Company Disclosure Schedule contains a correct and complete list identifying each Benefit Plan. Complete and accurate copies of each Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, and descriptions of all material terms of any plan that is not in writing, have been furnished or made available to Parent together with (A) the three (3) most recent annual reports and Tax Returns (and all schedules thereto), if any, required to be filed with the Internal Revenue Service with respect to such Benefit Plan, (B) the most recently received Internal Revenue Service determination letter, if any, issued with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, and (C) all other filings and material correspondence with any Governmental Entity with respect to each Benefit Plan.

(ii)     Except as set forth in Section 3.01(q)(ii) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or been obligated to contribute to, any Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any defined benefit plan, any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(iii)     Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is permitted to rely on a favorable opinion letter, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, there is no reason why any such determination letter would reasonably be expected to be revoked or not be issued, and there is no fact or circumstance that has adversely affected or could reasonably be expected to result in the disqualification of such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust. The Company has not engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan.

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(iv)     Each Benefit Plan has been administered in accordance with its terms and is in compliance in all material respects with all applicable provisions of ERISA, the Code, COBRA, the Patient Protection and Affordable Care Act (“ACA”) and any other Applicable Laws. The Company is not subject to any liability under Title IV of ERISA or Section 412 of the Code that would reasonably be expected to become a liability of Parent and its Affiliates on or after the Closing Date. In respect of each Benefit Plan that is a group health plan, there is no fact or circumstance that would reasonably be expected to result in the imposition of a material tax or penalty against the Company or any Affiliate under the ACA with respect to the Company Personnel, individually or in the aggregate. The Company and each of its Subsidiaries have performed all material obligations required to be performed by it under all Benefit Plans. No events have occurred with respect to any Benefit Plan that could result in a material payment or assessment by or against the Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(v)     To the Knowledge of the Company, no Benefit Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(vi)     Except as set forth in Section 3.01(q)(vi) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any pay or benefits under any Benefit Plan; (B) accelerate the time of payment or vesting of any compensation or equity-based award; (C) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Benefit Plan; or (D) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan.

(vii)     Except as set forth in Section 3.01(q)(vii) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (A) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (B) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(viii)     Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law or other Applicable Law provision.

(ix)     There is no material action, suit, investigation, audit or other Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Benefit Plan before any arbitrator or any Governmental Entity.

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(x)     Each Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, to the extent necessary so that the additional Tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(xi)     Each Company Stock Option was granted with a per share exercise price that is not less than the fair market value of a share of Company Common Stock on the date of its grant and is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. Except as set forth in Section 3.01(q)(xi) of the Company Disclosure Schedule, each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(xii)     Neither the Company nor any of its Subsidiaries has any International Plans.

(xiii)     There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries or ERISA Affiliates at or following the Effective Time.

(r)     Labor and Employment Matters.

(i)     Section 3.01(r)(i) of the Company Disclosure Schedule lists the names and current position, annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each of its Subsidiaries and each such employee’s status as being exempt or non-exempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position or any similar Applicable Law regarding wages, hours of work and/or overtime applicable to employees located outside of the United States.

(ii)     Except as set forth in Section 3.01(r)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations under severance plans or arrangements, bonus plans or similar arrangements, or under any employment agreement or otherwise to make payments to any employee or other service provider in the event of termination of their employment or other service relationship with the Company (or the applicable Subsidiary).

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(iii)     Neither the Company nor any of its Subsidiaries is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or any Subsidiary. To the Company’s Knowledge, there is no (A) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding involving the Company or any of its Subsidiaries, (B) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (C) lockouts, strikes, slowdowns, picketings, negotiated industrial actions, work stoppages or threats thereof by or with respect to such employees, in each case, pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the last three (3) years there has not been any such action. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, nor any grievances, complaints, claims or other Proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or any of its Subsidiaries.

(iv)     Since January 1, 2013, (A) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 in respect of the Company or any of its Subsidiaries and (B) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(v)     Schedule 3.01(r)(v) of the Company Disclosure Schedule contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company and each of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such individual. Except as set forth in Schedule 3.01(r)(v) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof engages or retains any independent contractors, consultants, agents or agency employees.

(vi)     The Company is in compliance in all material respects with all Applicable Laws respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended (the “Fair Labor Standards Act”), and any similar Applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

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(s)     Insurance Policies. Section 3.01(s) of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 3.01(s) of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 3.01(s) of the Company Disclosure Schedule.

(t)     Environmental Matters. Except in each case, which would not have a material impact on the Company:

(i)     No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, none of the foregoing is threatened by any Governmental Entity or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(ii)     The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(iii)     There has been no release by the Company or any of its Subsidiaries of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(iv)     There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

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(v)     For purposes of this Section 3.01(t), the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries. This Section 3.01(t) contains the sole and exclusive representations and warranties governing matters relating to Environmental Laws and Hazardous Substances.

(u)     Intellectual Property and Information Technology; Privacy.

(i)     Section 3.01(u)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(ii)     The Company and its Subsidiaries own or otherwise hold adequate rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Necessary IP”), free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.01(u)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP.

(iii)     Section 3.01(u)(iii) of the Company Disclosure Schedule lists and describes the status of each Proceeding pending as of the date of this Agreement or, to the Knowledge of the Company as of the date of this Agreement, threatened Proceeding (A) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (B) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP, regardless of whether such Proceeding or threatened Proceeding has been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect or, except in connection with the Proceedings set forth on Section 3.01(u)(iii) of the Company Disclosure Schedule, received any notice of alleged infringement or potential infringement of any such rights.

(iv)     (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to sublicense, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP owned by the Company or any of its Subsidiaries or any Company Products.

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(v)     Section 3.01(u)(v)(1) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate Governmental Authorities. Section 3.01(u)(v)(2) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date of this Agreement with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(vi)     The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality (it being understood that with regard to Third Party Software or other Intellectual Property as to which the Company is not the owner or holder of exclusive rights, the Company only takes steps to protect its rights that are reasonable in the context of a non-exclusive licensee). Without limitation of the foregoing, to the Knowledge of the Company, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(vii)     The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of the Company’s and its Subsidiaries’ standard forms of such assignments to Parent. All such assignments are in a form substantially similar to the Company’s and its Subsidiaries’ applicable standard forms and no employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property that is (or was) used by the Company from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries.

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(viii)     Section 3.01(u)(viii) of the Company Disclosure Schedule contains a complete and accurate list of all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into or distributed in connection with any Company Product (including any Company Product currently under development).

(ix)     Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company Product to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Product or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Product and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing.

(x)     The Company Products as delivered by the Company and its Subsidiaries do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(xi)     Except for transaction involving custom development of software or work product for a customer, neither the Company nor any of its Subsidiaries has (A) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (B) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis, or (C) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(xii)     Except as set forth in Section 3.01(u)(xii) of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered by or on behalf of the Company or any of its Subsidiaries in connection with such agreement.

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(xiii)     No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of a Company Product. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any Third Party any license or right to such Company IP. Section 3.01(u)(xiii) of the Company Disclosure Schedule sets forth a complete and accurate list of (A) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (B) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(xiv)     The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes.

(xv)     Other than as disclosed in Section 3.01(u)(xv) of the Company Disclosure Schedule, there is no Third Party Hardware.

(xvi)     Except as set forth in Section 3.01(u)(xvi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has embedded any open source, copyleft or community source code in any Company Products generally available for distribution or in development for distribution, including but not limited to any libraries or code licensed under any GNU General Public License, GNU Lesser General Public License or similar copyleft license arrangement.

(xvii)     The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with (A) all U.S. federal, state, and local laws and the laws, rules and regulations of Canada and the countries in the European Union applicable to the Company pertaining to (1) data security, cyber security, and e-commerce, including without limitation, the Gramm-Leach-Bliley Act and the rules implemented thereunder, and (2) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((1) and (2) together “Privacy Laws”); (B) the Payment Card Industry Security Standards applicable to the Company and its Subsidiaries set by the PCI Security Standards Council, and Company has validated its compliance as required by any contractual obligations on the Company and the applicable rules and guidelines issued by card associations; (C) all Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”); and (D) maintained a privacy policy that complies with the U.S. – EU Safe Harbor Framework developed by the U.S. Department of Commerce in coordination with the European Commission.

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(xviii)     The Company and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under the Gramm-Leach-Bliley Act and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Company and its Subsidiaries’ Privacy and Data Security Policy in effect at any time since inception of the Company. At all times, the Company and its Subsidiaries have been and is in compliance in all material respects with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(xix)     There is no pending, nor has there ever been any, material complaint, audit, proceeding or claim asserted against, or to the Knowledge of the Company any investigation of, the Company or its Subsidiaries initiated by (A) any person or entity; (B) any other governmental entity, foreign or domestic; or (C) any regulatory or self-regulatory entity alleging that any Data Activity of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation in any material respect of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(xx)     To the Knowledge of the Company, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, and any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or its Subsidiaries.

(xxi)     Section 3.01(u)(xxi) of the Company Disclosure Schedule lists the location of any and all servers the Company owns or uses through a vendor which operates any part of the Company technology platforms or products. Except as set forth in Section 3.01(u)(xxi) of the Company Disclosure Schedule, the Company does not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States, Canada and the countries in the European Union.

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(v)     Properties.

(i)     Except for minor defects that do not materially affect their value and utilization, (A) the Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (B) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(ii)     Section 3.01(v)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property, if any, owned by the Company or any of its Subsidiaries as of the date of this Agreement (each, an “Owned Real Property”). Section 3.01(v)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries as of the date of this Agreement in respect of which the Company or any of its Subsidiaries has annual rental obligations of fifty thousand dollars (US$50,000) or more (each, a “Leased Real Property”). All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults by the Company or, to the Knowledge of the Company, circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by any party under any Lease Agreement.

(iii)     With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

(w)     Interested Party Transactions. (i) Except as reported in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since December 29, 2012 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

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(x)     Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(i)     The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(ii)     Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (A) any official, employee or representative of a Governmental Entity, any political party or official thereof, or any candidate for political office; or (B) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Entity, any political party or official thereof, or candidate for political office for the purpose of the following: (1) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (2) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist in obtaining or retaining business or to secure an improper business advantage; or (3) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(iii)     There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(y)     Customers, Suppliers, Recalls.

(i)     Since the Company Balance Sheet Date, there has not been (A) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (B) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. Except as set forth in Section 3.01(y) of the Company Disclosure Schedule, during the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned, or any subscription rescinded, by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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(ii)     Since the Company Balance Sheet Date, there has not been (A) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (B) any change in any material term (including pricing or credit terms) of the supply agreements or related arrangements with any Major Supplier.

(iii)     No Company Product has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and no event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relating to any Company Product. To the Company’s Knowledge, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any Company Product has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action.

(z)     Merchant of Record. Neither the Company nor any of its Subsidiaries act as the merchant of record for any of its end-customers.

(aa)     Finders’ Fees. Except for View Partners Capital LLC, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

(bb)     Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board has received from the Company’s financial advisor, C. Brett Cooper, d/b/a Valuation & Litigation Solutions, a written opinion (or an oral opinion to be confirmed in writing) to the effect that, as of such date thereof and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Common Stock, other than Parent or any affiliates of Parent, is fair, from a financial point of view, to such holders. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

(cc)     Antitakeover Statute; No Rights Plan.

(i)     No “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby.

(ii)     The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

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(dd)     No Other Company Party Representations or Warranties. Except for the representations and warranties set forth in this Section 3.01, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Sub or their Affiliates or Representatives and the Company hereby disclaims any liability or indemnification obligation or other obligation of any kind or nature resulting from any such representation or warranty, whether by or on behalf thereof, or the delivery, dissemination or any other distribution or disclosure to, or the use by, Parent, Sub, or their Affiliates or any of their respective Representatives or any other Person of any documentation, estimates, projections, forecasts or other forward−looking information, business plans or other information or material by any of the Company, their Affiliates or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

Section 3.02.     Representations and Warranties of Parent and Sub. Parent represents and warrants to the Company as of the date hereof and as of the Closing, and Sub will represent to the Company as of the Closing, as follows:

(a)     Organization. Parent is, and at the Closing Sub will be, a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

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(b)     Authority; Noncontravention. Parent has, and at the Closing Sub will have, the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent as of the date hereof, and the execution and delivery of this Agreement by Sub prior to the Closing, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and will prior to the Closing be duly authorized by all necessary corporate action on the part of Sub, and no other corporate proceedings on the part of Parent are, or of Sub will be, necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and prior to the Closing will be duly executed and delivered by Sub. Assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding obligation of Parent, and (when executed and delivered by Sub prior to the Closing) will constitute a valid and binding obligation of Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and (once executed and delivered by Sub prior to the Closing) by Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent or (when formed) the Articles of Incorporation or bylaws of Sub, (ii) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Applicable Law (assuming receipt of the Stockholder Approval) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (i) the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Articles of Incorporation of Sub with the Secretary of State of the State of Nevada, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) any filings required under the rules and regulations of the OTC and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

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(c)     Interim Operations of Sub. Sub will be formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and, once formed, will engage in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(d)     Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement.

(e)     Ownership of Common Stock. Parent does not beneficially own any shares of Company Common Stock.

(f)     Litigation.

(i)     There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent that would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(ii)     Parent is not a party to or subject to the provisions of any judgment, order, writ, injunction, settlement agreement, decree or award entered, issued or made by or with any Governmental Entity that would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(g)     Parent Information. The information relating to Parent and its Affiliates that will be provided in writing by Parent or its Representatives specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading.

(h)     No Other Representations and Warranties. Except for the representations and warranties of Parent contained in this Agreement or in any certificate delivered pursuant hereto, neither Parent nor any other person on behalf of Parent is making any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

(i)     Non−Reliance on Company Estimates, Projections, Forecasts, Forward−Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and its Affiliates and Representatives, Parent and its Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward−looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent hereby acknowledges and agrees that (A) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward−looking statements, as well as in such business plans, with which the they are familiar, (B) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward−looking information or business plans), and (C) Parent will have no claim against the Company or any of its Affiliates or Representatives, or any other Person, with respect thereto.

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Article IV

Covenants Relating to Conduct of Business

Section 4.01.     Conduct of Business.

(a)     Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement, as required by Applicable Law or as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course in all material respects and use all commercially reasonable efforts to comply with all Applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees, to preserve their assets, their relationships with material suppliers, licensors, licensees, distributors and others having business dealings with them and to maintain their material franchises, rights and Permits. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement, as required by Applicable Law or as set forth in Section 4.01(a) of the Company Disclosure Schedule (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests or (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Company Stock Options, except pursuant to the forfeiture conditions of such Company Stock Options or the cashless exercise or tax withholding provisions of such Company Stock Options, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement);

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(ii)     issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement and only if and to the extent required by the terms such awards as in effect on the date of this Agreement), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii)     amend its Articles of Incorporation or bylaws (or similar organizational documents);

(iv)     acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than capital expenditures, which are subject to the limitations of clause (vii) below, and purchases of raw materials, supplies or immaterial assets in the ordinary course of business;

(v)     sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities (which shall, for the avoidance of doubt, include shares of the capital stock, other equity or voting interests or Equity Equivalents of JP Canada)), except sales of inventory or used equipment in the ordinary course of business and except for Permitted Liens;

(vi)     (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of borrowings under the Company’s revolving credit facility as in effect on the date of this Agreement in the ordinary course of business and not in excess of the amount outstanding as of the date of this Agreement plus two hundred fifty thousand dollars (US$250,000) or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii)     incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, in excess of one hundred thousand dollars (US$100,000) per month;

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(viii)     (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms on the date of this Agreement, of claims, liabilities or obligations reserved against in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business or (1) for an aggregate amount of less than (X) one hundred fifty thousand dollars (US$150,000) in the case of claims, liabilities and obligations identified in the Company Disclosure Schedule or the Filed SEC Documents and (y) one hundred fifty thousand dollars (US$150,000) in the case of all other claims, liabilities and obligations, or (2) for amounts that are covered by insurance (other than a customary deductible) in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound;

(ix)     enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

(x)     modify or amend in any material respect, or accelerate, terminate or cancel, any material Contract or waive in any material respect any right to enforce, or relinquish, release, transfer or assign any rights or claims thereunder;

(xi)     except as required to ensure that any Benefit Plan as in effect on the date of this Agreement is not then out of compliance with Applicable Law or as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan, (B) except for standard salary increases in connection with anniversary dates of employment in the ordinary course of business, increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Company Stock Options, restricted stock, stock appreciation rights, restricted stock units, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (G) take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or otherwise or (H) make any material determination under any Benefit Plan that is inconsistent with the ordinary course of business or past practice;

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(xii)     form any Subsidiary of the Company;

(xiii)     enter into any partnership, joint venture, franchising arrangement or similar enterprise;

(xiv)     adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xv)     write-down any of its material assets or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or Applicable Law;

(xvi)     enter into, extend or renew any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(o)(i) or Sections 3.01(u)(iv), (xi), (xii), (xiii), and (xxi), Section 3.01(v), Section 3.01(w), or that would have rendered the representations and warranties contained in the foregoing Sections untrue or inaccurate;

(xvii)     amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger;

(xviii)     enter into any new line of business; or

(xix)     authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

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(b)     Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns required to be filed before the Closing (after taking into account any extensions) by or on behalf of each such entity (“Post-Signing Returns”), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed; (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed or otherwise owed by each such entity; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company shall promptly notify Parent of any suit, claim, action, assessment, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and will not settle or compromise any such tax action without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; (v) none of the Company or any of its Subsidiaries will make, revoke or change any material tax election (unless required by Applicable Law) without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

(c)     Additional Tax Matters. The Company and each of its Subsidiaries shall cooperate, and, to the extent within its control, shall cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate, with Parent in all tax matters (including for purposes of enabling Parent to comply with Section 6043A of the Code), including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.

(i)     The Company shall deliver to Parent at or prior to the Closing a certificate, substantially in the form of Exhibit B, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(ii)     Prior to the Closing Date, the Company shall deliver to the Parent a list of holders of Company Stock Options and Company Restricted Stock along with such stockholders’ or holders’ taxpayer identification numbers for U.S. Federal income tax purposes. The Company acknowledges and consents that Parent shall be entitled to deliver such list to the Paying Agent for the purpose of facilitating the payment of the Merger Consideration and the treatment of Company Stock Options as contemplated by Section 5.04.

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Section 4.02.     No Solicitation. Notwithstanding any provision in this Agreement to the contrary, the Company (i) shall not, and shall cause its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to, directly or indirectly, (A) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal, (ii) shall and shall cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to immediately cease and cause to be terminated all existing activities, discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal and (iii) shall promptly, and in any event within two Business Days following the date of this Agreement, request, and shall use its commercially reasonable efforts to cause, the prompt return or written acknowledgment of destruction of all confidential information previously furnished to such parties or their representatives in connection with any Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the execution of this Agreement by each of the parties hereto that (i) the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of regionally recognized reputation, that such Takeover Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and such Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, if the (ii) Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) (other than Parent or any of its affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation or business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, net income, EBITDA (consolidated earnings of the Company and JP Canada before interest, taxes, depreciation, amortization and non-cash compensation expense, and excluding any one-time exceptional items, as reflected in the Company’s Form 10-K for its fiscal year ended December 26, 2014) or assets of the Company and its Subsidiaries, taken as a whole, or (ii) twenty percent (20%) or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

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For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written Takeover Proposal (provided, that for purpose of this definition, the percentages in the definition of Takeover Proposal shall be fifty percent (50%) rather than twenty percent (20%)) which did not result from a breach of Section 4.02(a) made by any person (other than Parent or any of its affiliates) and which offer, in the reasonable good faith judgment of the Company Board, (i) provides a higher value to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(a)     Neither the Company Board nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Company Board may (i) effect an Adverse Recommendation Change in response to a Superior Proposal, (ii) terminate this Agreement pursuant to Section 7.01(f) to accept such Superior Proposal or (iii) take any action that any court of competent jurisdiction orders the Company to take, in the case of each of clauses (i)(ii) and (iii), if the Company Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law; provided that the Company Board may not effect such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) unless the Company Board shall have first provided written notice to Parent (an “Adverse Change Notice”) at least three (3) Business Days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied: (i) such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (ii) Parent does not make, within three (3) Business Days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with a financial advisor of regional reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three (3) Business Day period). The Company agrees that, during the three (3) Business Day period prior to its effecting an Adverse Recommendation Change or termination pursuant to Section 7.01(f), the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been terminated by its terms pursuant to Section 7.01, and, if required pursuant to Section 5.07, the Company has paid to Parent the Termination Fee and Parent Expenses.

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(b)     In addition to the obligations of the Company set forth in paragraph (a) of this Section 4.02, the Company shall, as promptly as possible and in any event within Two (2) Business Days after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent material amendment or other material modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall keep Parent (or its outside counsel) reasonably informed on a reasonably current basis of the status and material details of any such Takeover Proposal, request or inquiry (including any material change to its material terms and conditions).

(c)     Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Takeover Proposal, including, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d−9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with Applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02.

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Section 4.03.     Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (including, once formed, Sub) to, take any action that would reasonably be expected to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

Article V

Additional Agreements

Section 5.01.     Preparation of Proxy Statement; Shareholders Meeting.

(a)     The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date hereof, a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Parent shall as promptly as reasonably practicable furnish to the Company any and all information relating to Parent required or reasonably requested by the Company to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations promulgated thereunder. The Company agrees that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. In furtherance of the foregoing, the Company agrees to cause the Proxy Statement, at the date of mailing to shareholders of the Company, to include and disclose to its stockholders the Company’s best reasonable estimate of the range and expected amounts of Selling Expenses and Per Share Selling Expenses; and in the event that the actual amount of total Selling Expenses (or the updated best reasonable estimate thereof, as determined in good faith by the Company’s Chief Financial Officer) is greater than the amount of the best estimate indicated in the Proxy Statement by more than $100,000 (or approximately $0.005 per share), then not less than five (5) business days prior to the time of the Shareholders Meeting the Company will provide supplemental disclosure (by the filing of a Form 8-K or other appropriate means) to its shareholders of the updated amount of such expenses and the corresponding Cash Consideration amount. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response, and Parent shall as promptly as reasonably practicable review and comment on such document and response.

(b)     The Company shall promptly notify Parent of the receipt of any and all written comments and material oral comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for any material additional information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use reasonable best efforts to reasonably promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC.

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(c)     The Company, acting through the Company Board, or such committee thereof, will take, in accordance with Applicable Law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of record holders of Company Common Stock (the “Shareholders Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement. Notwithstanding anything herein to the contrary, the Company shall be permitted to delay or postpone convening the Shareholders Meeting, or adjourn the Shareholders Meeting beyond the time that the Shareholders Meeting would otherwise be held, if determined by the Company in good faith, after receipt of advice to such effect by outside counsel, that such delay, postponement or adjournment is required by Applicable Law, including by the fiduciary duties of the Company Board or, if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) in order to approve the Merger or to constitute a quorum necessary to conduct the business of the Shareholders Meeting. Subject to Section 4.02, the Company Board shall include its recommendation that the shareholders of the Company approve and adopt this Agreement in the Proxy Statement and shall solicit proxies in favor of such approval and adoption. The foregoing notwithstanding, the Company shall not be required to engage any third party proxy solicitor to assist in such solicitation.

Section 5.02.     Access to Information; Confidentiality. Subject to compliance with Applicable Law (including antitrust and competition Laws) and appropriate disclosure limitations to maintain attorney-client privilege, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other authorized representatives and advisors reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of Gregory, Sharer & Stuart, P.A.). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permissible under Applicable Law. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Notwithstanding the foregoing, any such investigation or consultation shall not be conducted in such a manner as to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where, in the reasonable good faith judgment of the Company, such access or disclosure is reasonably likely to jeopardize any work product or attorney−client privilege or contravene any Law or breach any Contract to which the Company or its Subsidiaries is a party or by which they are bound. Except as required by any Applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement. Any request for information or contact pursuant to this Section 5.02 shall be directed to (or in a manner approved by) an executive officer of the Company.

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(a)     Subject to Applicable Law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

Section 5.03.     Commercially Reasonable Efforts; Consultation and Notice. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party, and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, each of the Company, Parent, and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. The Company and Parent shall consult with each other in advance of, and reasonably consider each other’s views concerning, all material communications, whether written or oral, with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Subject to the relevant Governmental Entity’s permission, each of Parent and the Company shall provide the other person advance notice of, and permit the other person to attend and participate in, all meetings, conferences and material communications with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby. Parent shall timely pay all administrative filing fees associated with the filings, registrations, declarations, notices and other submissions required to be made in connection with the Merger, this Agreement and the other transactions contemplated hereby under any Applicable Law relating to merger control or designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or substantial lessening of competition.

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(a)     In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of relationships with customers, suppliers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(i)     Except as prohibited by Applicable Law, the Company shall promptly notify Parent in writing of:

(A)     the occurrence of any matter or event that has resulted or, if left uncured, would reasonably be expected to result, in any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B)     any written notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Merger or the other transactions contemplated by this Agreement;

(C)     any written notice or other communication from any distributor, Major Supplier or reseller to the effect that such distributor, Major Supplier or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;

(D)     any material written notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice;

(E)     any filing or notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and

(F)     any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(m) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

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(ii)     Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or, to its knowledge, Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) could not be satisfied or (B) the failure of Parent (or, after its joinder hereto) Sub to perform in any material respect any obligation to be performed by such party under this Agreement (including, in particular, any breach of Section 4.03) such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b)     Without limiting the generality of the foregoing, the Company shall notify Parent in the event that any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement is brought and shall reasonably keep Parent informed with respect to the status thereof and will obtain the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

(c)     The parties agree that the Company’s and Parent’s respective compliance or failure of compliance with this Section 5.03 shall not be taken into account for purposes of determining whether the conditions referred to in Section 6.02(b) or 6.03(b), respectively, shall have been satisfied.

(d)     Each of Parent and the Company shall use its commercially reasonable efforts, to the extent requested by the other party and subject to compliance with Applicable Law, to cooperate with and assist such party in (i) communicating or negotiating with the Parties in connection with the Merger and (ii) any litigation or threatened litigation involving the Parties in connection with the Merger.

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Section 5.04.     Equity Awards. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)     fully vest all Company Stock Options that are outstanding immediately prior to the Effective Time and adjust the terms of all such Company Stock Options as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time (other than the PD Options) shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Company Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time. For the avoidance of doubt, all Company Stock Options with an exercise price equal to or greater than the Merger Consideration will be canceled at the Effective Time and the holders of such Company Stock Options will not have any right to receive any consideration in respect thereof;

(ii)     fully vest all Company Restricted Stock that is outstanding immediately prior to the Effective Time; and

(iii)     the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Company Stock Options or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation other than the PD Options.

(b)     All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(c)     The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 5.05.     Employee Matters. For a period of one (1) year after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide (i) base salary or regular hourly wage and incentive compensation to the employees of the Company and its Subsidiaries who are employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) that is no less favorable than the base salary or regular hourly wage and incentive compensation in effect immediately prior to the Effective Time, (ii) employee benefit plans and arrangements and paid time off accrual (including bonus and cash incentive opportunities but excluding equity incentive opportunities) to Continuing Employees, and (iii) severance benefits that are no less favorable than would be paid or provided pursuant to the practice, program or arrangement in effect immediately prior to the Effective Time with respect to each Continuing Employee, as set forth in Sections 3.01(q)(i) and 3.01(q)(vi) of the Company Disclosure Schedules. Nothing in this Section 5.05 is intended to or shall create any right in any employee, consultant or contractor of the Company to continued employment by or service to Parent, the Company, or, in each case, any affiliate or Subsidiary thereof, or limit the ability of Parent, the Company, or, in each case, any affiliate or Subsidiary thereof, to terminate the employment or service of any employee, consultant or contractor of the Company for any reason. For the avoidance of doubt, notwithstanding the provisions of this Section 5.05, Parent shall or shall cause its appropriate Subsidiary to honor the Continuing Employee’s accrued paid time off as of the Closing.

(a)     To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than the Company or its Subsidiaries), Parent shall cause such employee benefit plan to (i) recognize the service of such Continuing Employee with the Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, and (B) shall not apply for purposes of any plan, program or arrangement under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any health, dental, vision plan or other welfare plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) (any such plan, a “Parent Welfare Plan”) in which any Continuing Employee is eligible to participate for the plan year in which such Continuing Employee is first eligible to participate, use its commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Parent Welfare Plan or Subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental or vision expenses incurred by such Continuing Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

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(b)     (b)     The Company shall terminate the Jagged Peak, Inc. Employee Stock Ownership Plan (the “ESOP”). The Company will terminate the ESOP by board resolution effective no later than the day before the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that the ESOP (i) has been terminated pursuant to resolutions of the Company’s board of directors (or other governing body), as applicable, effective not later than the day immediately preceding the Closing Date and (ii) has adopted and executed an amendment sufficient to ensure compliance with all applicable requirements of the Code and ERISA and any other Applicable Law. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent, not to be unreasonably withheld.

(c)     This Section 5.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.05, express or implied, is intended to confer upon any other person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 5.05 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

Section 5.06.     Indemnification, Exculpation and Insurance. From and after the Effective Time, Parent shall cause, and the Surviving Corporation and its respective Subsidiaries shall, indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the NRS and other Applicable Law, any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries, or any director or officer of the Company or its Subsidiaries who is or was serving at the request of Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent, or trustee (or equivalent position) of another Person, against all losses, claims, damages, costs, reasonable expenses (including attorneys’ fees and disbursements), fines, liabilities, judgments, and amounts that are paid in settlement in any threatened (in writing) or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”), by reason of the fact that he or she is or was a director or officer of Company or any of its Subsidiaries, or served at the request of the Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent, or trustee of another Person, prior to the Effective Time, including matters relating to this Agreement and the transactions contemplated by this Agreement (collectively “Indemnity Proceedings”), in each case, whether asserted or claimed prior to, at, or after the Effective Time. To the extent permitted under the NRS and other Applicable Law, Parent shall cause Surviving Corporation to, and Surviving Corporation shall, promptly advance all out−of−pocket reasonable expenses of each indemnified party in connection with any Indemnity Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such indemnified party of a request therefor (accompanied by invoices and other relevant documentation). No indemnified party shall incur any obligation or enter into any settlement for which they may seek indemnification without first obtaining the written consent of the Surviving Corporation, such written consent not to be unreasonably withheld. In the event any Indemnity Proceeding is brought against any indemnified party (and in which indemnification could be sought by such indemnified party hereunder), the Surviving Corporation and its respective Subsidiaries shall cooperate and use commercially reasonable efforts to defend the indemnified party and respond thereto. Parent agrees that all rights to indemnification, advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 5.06 of the Company Disclosure Schedule (the “Scheduled Indemnity Agreements”), shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations. For the avoidance of doubt, Parent will not be obligated to cause and the Surviving Corporation need not comply with and honor any indemnification obligation not provided for in this Agreement and the Scheduled Indemnity Agreements or not allowed under the NRS and other Applicable Law.

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(a)     Without limiting the foregoing, the Surviving Corporation and its Subsidiaries (and their successors) shall maintain for a period of not less than six (6) years from and after the Effective Time any provisions in the Articles of Incorporation, bylaws and other organizational documents of the Company and its Subsidiaries as in effect as of the date of this Agreement concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ current or former directors or officers (or shall maintain provisions that are no less favorable to those persons than the provisions of the Articles of Incorporation, bylaws and other organizational documents of the Company and its Subsidiaries in effect as of the date of this Agreement), and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such indemnified parties, except as required by Applicable Law or except to make such provisions more favorable to those persons.

(b)     If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume all of the obligations set forth in this Section 5.06.

(c)     Prior to the Effective Time, the Company (at Parent’s expense) shall purchase a six (6) year “tail” directors’ and officers’ liability insurance policy effective for claims asserted for a six (6) year period after the Effective Time covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement and with carriers having a rating comparable to the Company’s current carrier, which insurance shall, prior to the Closing, be in effect and prepaid for such entire six-year (6) period; provided that the Company shall not pay aggregate premiums (with respect to the entire six-year (6) period) for such policy in excess of two hundred fifty percent (250%) of the current annual premium paid by the Company for its existing coverage (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, the Company will acquire the most advantageous policy obtainable for an aggregate premium equal to the Maximum Premium.

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(d)     The rights of the Company and its Subsidiaries, and each indemnified party hereunder, shall be in addition to, and not in limitation of, any other rights such party may have under the Articles of Incorporation, bylaws, or any other organizational documents of the Company or any of its Subsidiaries, any Scheduled Indemnity Agreement, the NRS, or any Law. The provisions of this Section 5.06 (i) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any indemnified party without the consent of such indemnified party, and (ii) are expressly intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties, his or her heirs and his or her personal representatives.

Section 5.07.     Fees and Expenses. Except as expressly set forth in this Section 5.07 and Section 5.03(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(a)     In the event that (i) a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (B) prior to the date that is nine (9) months after such termination, (1) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 5.07(a)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in each such case, the Company shall pay Parent a fee equal to six hundred sixty seven thousand dollars (US$667,000) (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two (2) business days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), no later than the time of such termination and (z) in the case of a payment as a result of any event referred to in Section 5.07(a)(i)(B), no later than the first to occur of the events referred to in clauses (A) and (B) above, in each case to an account designated by Parent.

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(b)     In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) or 7.01(d) or by the Company pursuant to Section 7.01(f), then, in each case, the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all reasonably documented out-of-pocket fees and expenses incurred by Parent and its affiliates in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of seven hundred thousand dollars (US$700,000) in fees and expenses pursuant to this Section 5.07(b).

(c)     The Company acknowledges that the agreements contained in this Section 5.07 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.07 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.07, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.07 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

Section 5.08.     Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Each of the Company and Parent shall consult with the other party before making, and give such party a reasonable opportunity to review and comment upon, any additional press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without such party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.09.     Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company and any Subsidiary of the Company, effective at the Effective Time.

Section 5.10.     Sub Formation, Joinder and Compliance. Parent shall cause Sub to be formed, in the manner contemplated by the Rollover Agreement, and thereafter shall cause Sub to join this Agreement and to comply with all of Sub’s obligations under this Agreement. Immediately following the formation and capitalization of Sub in accordance with the Rollover Agreement, Parent, as the controlling stockholder of Sub, will approve the adoption of this Agreement by Sub.

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Section 5.11.     Section 16 Compliance. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of shares of Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of Company Common Stock by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act.

Article VI

Conditions Precedent

Section 6.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Stockholder Approval. The Company Requisite Vote shall have been obtained.

(b)     Antitrust; Regulatory Approval. Any approval or waiting period applicable to the Merger under any relevant competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c)     No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a Governmental Entity (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any of the other material transactions contemplated by this Agreement.

Section 6.02.     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties.

(i)     The representations and warranties of the Company set forth in Section 3.01 that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects (as so qualified), and the representations and warranties of the Company set forth in Section 3.01 that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided, that the representations and warranties in Section 3.01(e)(i) relating to the authorized, issued and outstanding capital stock of the Company shall be true and correct in all respects as of the date of the Agreement and as of the Closing Date.

(ii)     Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

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(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)     Secretary’s Certificate. The Secretary of the Company shall have delivered to Parent a certificate certifying (i) the resolutions of the Board of Directors of the Company approving the Merger, this Agreement and the transactions contemplated under this Agreement, (ii) a report from the inspector of elections in regard to the vote taken to adopt this Agreement and approve the Merger at the Shareholders Meeting, and (iii) a report from the Company’s transfer agent as to the number of outstanding shares of Company Common Stock.

(d)     CFO Certificate; Selling Expenses. The Chief Financial Officer of the Company shall have delivered to Parent a certificate certifying the Company’s best reasonable estimate of the total Selling Expenses (with a reasonable itemization of such expenses by payee) and of the Per Share Selling Expenses.

(e)     Other Agreements Remain in Effect. The Rollover Agreement, the Key Stockholder Agreement, the two Major Stockholder Indemnification Agreements, the Employment Agreement with Paul Demirdjian and the Restrictive Covenants Agreements (with each of Paul Demirdjian, Daniel R. Furlong and Vincent J. Fabrizzi), shall have each been delivered to Parent and shall each remain in full force and effect.

(f)     Material Third Party Consents. All material third party consents set forth in Section 3.01(d) of the Company Disclosure Schedules have been obtained.

(g)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

Section 6.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

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(a)     Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in the case of Parent as of the date of this Agreement, and in the case of both Parent and Sub, as of the Closing Date, with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b)     Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

Section 6.04.     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

Article VII

Termination, Amendment and Waiver

Section 7.01.     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a)     by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company, if:

(i)     the Merger shall not have been consummated by January 8, 2016 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or been the primary factor that resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided further, however, that in the event that the Shareholder Meeting is delayed, for any reason, such date shall be extended by sixty (60) days.

(ii)     any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and non-appealable;

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(c)     prior to receipt of the Stockholder Approval, by Parent, in the event the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred;

(d)     by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured or is not cured by the Company by the date that is thirty (30) business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within ten (10) business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) at any time when Parent is in breach in any material respect of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.03(a) or 6.03(b) to be satisfied.

(e)     by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured or is not cured by Parent by the date that is thirty (30) business days after such breach or failure or, if capable of being cured by Parent by such date, Parent does not commence to cure such breach or failure within ten (10) business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) at any time when the Company is in breach in any material respect of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.02(a) or 6.02(b) to be satisfied.

(f)     prior to the Shareholder Meeting, by the Company in accordance with Section 4.02(b) if (i) the Company Board of Directors authorizes the Company to enter into a definitive agreement with respect to such Superior Proposal and (ii) the Company pays to Parent the Termination Fee and Parent Expenses, in each case, substantially concurrent with the termination of this Agreement.

Section 7.02.     Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company; provided; however, (a) no such termination shall relieve the Company of any liability to pay the Termination Fee and Parent Expenses pursuant to Section 5.07, (b) the Agreements of the parties contained in Section 5.02, Section 5.07, this Section 7.02 and Article VIII shall survive the termination of this Agreement, and (c) no such termination shall relieve the parties of liability or damages for any intentional and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which intentional and material breach and liability therefor shall not be affected by termination of this Agreement), provided however, that Parent shall not be entitled to both the payment of the Termination Fee and Parent Expenses as well as damages from the intentional and material breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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Section 7.03.     Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Article VIII

General Provisions

Section 8.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants and agreements of the parties set forth in this Agreement shall survive the Effective Time other than (a) the covenants and agreements in Article II, Section 5.05, Section 5.06 and Article VIII and (b) those covenants and agreements of the parties which by their terms contemplate performance after the Effective Time, which shall survive until performed in full. For the elimination of doubt, the nonsurvival of representations and warranties under this Agreement will have no relevance in regard to the indemnification obligations of Paul Demirdjian pursuant to the Key Stockholder Agreement and of Daniel R. Furlong and Vincent J. Fabrizzi pursuant to their respective Major Stockholder Indemnification Agreements.

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Section 8.02.     Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent (or once formed, to Sub), to: SP Jagged Peak LLC c/o Incorporating Services, Ltd.

3500 South DuPont Highway

Dover, Delaware 19901

Attention: Manager, SP Jagged Peak LLC

with copies (which shall not constitute notice) to:

Singapore Post Limited

10 Eunos Road 8 Singapore Post Centre

Singapore 408600

Attention: Group Company Secretary

if to the Company, to:

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, Florida 33607

Attention: Paul Demirdjian

with a copy to:

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Ste. 2800

Tampa FL 33602

Attn: Gregory C. Yadley, Esq.

Section 8.03.     Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Except as otherwise provided, any information “made available” to Parent by the Company or its Subsidiaries shall include only that information which, as of 11:59 p.m., San Francisco time, on the date immediately prior to the date of this Agreement, was contained in that certain virtual data room maintained by the Company through October 8, 2015 to which Parent’s representatives have been granted access. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

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Section 8.04.     Counterparts; Joinder. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Parent and Company agree that, upon the formation of Sub as contemplated by the Rollover Agreement, Sub will be permitted to countersign a copy of this Agreement, and that such countersignature by Sub of this Agreement prior to the Closing will cause the joinder of Sub, and Sub will thereby become a Party hereto.

Section 8.05.     Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with any Exhibit hereto and the Company Disclosure Schedule, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.06, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

Section 8.06.     Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Sub, or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York (except that the provisions of the Laws of the State of Nevada shall apply with respect to (i) the fiduciary duties of the Company Board and (ii) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby).

Section 8.07.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

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Section 8.08.     Dispute Resolution.

(a)     Arbitration. Each of Parent, Sub, and the Company hereby irrevocably submits to binding arbitration as provided in this Section 8.08. In the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement (an “Arbitrable Dispute”), the arbitration provision of this Section 8.08 shall be followed and the decision of the arbitrator (the “Arbitrator”) regarding such Arbitrable Dispute shall be binding and conclusive upon the Parties to this Agreement. Notwithstanding the preceding sentence, nothing in this Section 8.08 shall prevent a Party to this Agreement from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(i)     Except as herein specifically stated, any Arbitrable Dispute shall be resolved by confidential arbitration in New York in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. A judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The Arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding were instituted to resolve an Arbitrable Dispute. The final decision of the Arbitrator will be furnished by the Arbitrator to the Parties in writing and will constitute a final, conclusive and non-appealable determination of the issue(s) in question, binding upon the Parties, and an order with respect thereto may be entered in any court of competent jurisdiction.

(ii)     The Arbitrator shall be mutually agreed upon by Parent and the Company. In the event the Parent, other Indemnified Person(s) and the Company are unable to agree within twenty (20) days following submission of the dispute to JAMS by one of the Parties, JAMS will have the authority to select an arbitrator.

(iii)     The Arbitrator shall be instructed to hold confidential hearings (comprising not more than three (3) days, with not more than eight (8) hours per day, all held within a single calendar week) regarding the disputed matter within sixty (60) days of the Arbitrator’s designation and to render an award (with a written opinion including findings of fact and conclusions of law) no later than ten (10) days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by Parent and the Company. All arbitration proceedings, presentations and documents will be in English.

(iv)     Except as otherwise ordered by the Arbitrator, no discovery other than an exchange of relevant documents and up to ten (10) hours of deposition discovery by each party may occur in any arbitration commenced under the provisions of this Section 8.08. Parent and the Company agree to act in good faith to promptly exchange relevant documents and make themselves and their representatives available for depositions.

67

(v)     Parent and the Company will each pay fifty percent (50%) of the initial compensation to be paid to the Arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing Party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing Party, and the Arbitrator will be authorized to determine the identity of the prevailing Party and the losing Party.

(vi)     The Arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 8.08 or this Agreement.

(b)     Payment of Arbitration Award. Upon resolution of any arbitration described in this Section 8.08, the Party that is required to make a payment shall, within three (3) business days following the entry of the Arbitrator’s decision by a court of competent jurisdiction, or within such shorter period as may be set forth in the Arbitrator’s decision (the “Final Arbitrator Award”) make payment to the other Party or Parties. If the Parties that are required to make payment is the Company, then the Company shall transmit to Parent an amount equal to the Final Arbitrator Award by wire transfer of immediately available funds in accordance with instructions provided by Parent. If the Party that is required to make payment is Parent, Parent shall transmit an amount equally to the Final Arbitrator Award to the Company, by wire transfer of immediately available funds in accordance with instructions provided by Parent.

Section 8.09.     Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.10.     Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed and delivered to the other Parties by a person duly authorized by such Party to do so.

Section 8.11.     Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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IN WITNESS WHEREOF, Parent and the Company (and, upon its formation and joinder, Sub) have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SP jagged peak LLC

	By:	/s/ Marcelo Wessler
	Name:	Marcelo Wessler
	Title:	President

Joinder by Sub, prior to Closing:
SUB

By:
Name:
Title

Date of Joinder:

69

IN WITNESS WHEREOF, Parent and the Company (and, upon its formation and joinder, Sub) have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Joinder by Sub, prior to Closing:	SUB By: _______________________________ Name: Title: Date of Joinder: ______________________

70

IN WITNESS WHEREOF, Parent and the Company (and, upon its formation and joinder, Sub) have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JAGGED PEAK, INC.

By:	/s/ Paul Demirdjian
Name:	Paul Demirdjian
Title:	Chief Executive Officer

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EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JAGGED PEAK, INC1.

ARTICLE I
NAME

The name of the corporation is Jagged Peak, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of _____________________ (_______________) shares of common stock, $0.001 par value.

ARTICLE IV
DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The board of directors of the Corporation (the “Board”) shall be elected in such manner as shall be provided in the bylaws of the Corporation (as amended from time to time, the “Bylaws”).  The current Board consists of three (3) directors. The number of authorized directors may be changed from time to time in such manner as shall be provided in the Bylaws.

ARTICLE V
INDEMNIFICATION; EXCULPATION

Section 1.             Indemnification.

(a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Nevada law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 78.7502 of the Nevada Revised Statutes (as amended, the “NRS”).

1 Subject to review by Nevada counsel.

A-1

(b) In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 2.              Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.  If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.

Section 3.              Repeal and Conflicts.  Any repeal or modification of Section 1 or Section 2 of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 1 or Section 2 of this Article V and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article V shall control.

A-2

CERTIFICATION OF NON-UNITED STATES REAL PROPERTY
HOLDING CORPORATION STATUS PURSUANT TO TREASURY
REGULATION SECTION 1.897-2(H)

Pursuant to the Agreement and Plan of Merger, dated as of October 9, 2015 (the “Merger Agreement”), by and among SP Jagged Peak LLC, a Delaware limited liability Company (“Parent”), and Jagged Peak, Inc., a Nevada corporation (the “Company”), Parent shall acquire the common stock of the Company.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the closing of the transactions contemplated in the Merger Agreement, the undersigned, in his capacity as chief executive officer, herby certifies on behalf of the Company as follows:

1.     The common stock of the Company does not constitute a “United States real property interest” (as defined in Section 897(c)(1)(A)(ii) of the Code);

2.     The determination in paragraph 1, above, is based on a determination by the Company that it is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code;

3.     The Company’s U.S. employer identification number is 91-2007478;

4.     The Company’s address is:

3000 Bayport Drive, Suite 250
Tampa, Florida 33607

This certification is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3). I understand that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statements contained herein could be punished by fine, imprisonment or both.

[Signature Page Follows]

C-1

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

JAGGED PEAK, INC. By: _______________________________ Name: Paul Demirdjian Title: Chief Executive Officer

C-2

ANNEX I

DEFINITIONS

“Acquisition Agreement” has the meaning set forth in Section 4.02(a).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.02.

“Adverse Change Notice” has the meaning set forth in 4.02(a).

“Adverse Recommendation Change” has the meaning set forth in Section 4.02(a).

“Agreement” has the meaning set forth in Preamble.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Filings” means any filing related to applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Appraisal Shares” has the meaning set forth in Section 2.02.

“Arbitrable Dispute” has the meaning set forth in Section 8.08(a).

“Arbitrator” has the meaning set forth in Section 8.08(a).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Baseline Financials” means the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining agreement, performance, retirement, thrift, savings, cafeteria, paid time off, material perquisite or fringe benefit, vacation, unemployment, severance, change in control, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) which is sponsored, maintained, administered or contributed to by (or required to be sponsored, maintained or contributed to by) the Company or any Subsidiary or ERISA Affiliate and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), or under which the Company or any Subsidiary or ERISA Affiliate thereof has any material obligation or liability.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Certificate” has the meaning set forth in Section 2.01(c).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2014 and the footnotes thereto.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in Preamble.

“Company Balance Sheet Date” means December 26, 2014.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company Bylaws” has the meaning set forth in Section 3.01(a)(i).

“Company Common Stock” has the meaning set forth in Section 2.01.

“Company Compensatory Awards” means the unvested portion of each Company Stock Option and all unvested shares of Company Restricted Stock.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01.

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries, including any and all derivative works developed from such Intellectual Property.

“Company Personnel” means any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.01(e)(i).

“Company Products” means each product (including any hardware, Software and firmware product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Restricted Stock” means share(s) of restricted Company Common Stock (regardless of whether such restrictions are time-based or performance-based) outstanding under any Company Stock Plan or otherwise that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company SEC Documents” has the meaning set forth in Section 3.01(h)(i).

“Company Securities” has the meaning set forth in Section 3.01(e)(iii).

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plan” means the Company’s 2005 Stock Incentive Plan, as amended.

“Company Terminated 401(k) Plan” has the meaning set forth in Section 5.05(b).

“Company Warrant” means each warrant (or stock option) to purchase shares of Company Common Stock that was issued outside of the Company’s equity compensation plans.

“Confidentiality Agreement” means the mutual agreement regarding Confidential Information, dated as of July 1, 2013, between Singapore Post Ltd and the Company.

“Continuing Employees” has the meaning set forth in Section 5.05.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations relating to defined benefit pension plan liability or healthcare continuation coverage, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

“Data Activities” has the meaning set forth in Section 3.01(u)(xvii).

“EBITDA” has the meaning set forth in Section 4.02.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Entity or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Equity Equivalents” means all securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any entity that is treated as a single employer with the Company or such Subsidiary or under common control with the Company or such Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“Fair Labor Standards Act” has the meaning set forth in Section 3.01(r)(vi).

“Final Arbitrator Award” has the meaning set forth in Section 8.08(b).

“Filed SEC Document” means any SEC Document filed or furnished and publicly available prior to the date of this Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authorities” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state, or local.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Entity.

“Government Contract” means any Contract between, on the one hand, the Company or any of its Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity; provided, however, that the United States government or such other Governmental Entity is the end user of the Company Products covered by such Contract or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Governmental Entity” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) obligations under capital leases, or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person.

“Insurance Polices” has the meaning set forth in Section 3.01(s)

“Intellectual Property” means any or all of the following: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, computer Software (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Internal Revenue Service” means the United States Internal Revenue Service.

“International Plan” means any compensation or benefit plan that is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries under the law or applicable custom or rule of the relevant jurisdiction outside the United States.

“IT Assets” means all hardware, Software, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“JAMS Rules” has the meaning set forth in Section 8.08(a)(i).

“Judgment” means any award, decision, injunction (whether preliminary or final), writ, judgment, decree, ruling, verdict or similar order entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

“Knowledge,” as it relates to the Company, means, with respect to any matter in question, the knowledge which any officer or employee of the Company identified in Section 8.03(j) of the Company Disclosure Schedule would have or should have had after conducting reasonable enquires.

“Leased Real Property” has the meaning set forth in Section 3.01(v)(ii).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Major Customers” has the meaning set forth in Section 3.01(o)(i)(A).

“Major Supplier(s)” has the meaning set forth in Section 3.01(o)(i)(C).

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (an “Event”) that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of this clause (i), any state of facts, change, development, event, effect, condition, occurrence, action or omission resulting from the following (either alone or in combination) shall not be taken into account in determining whether a Material Adverse Effect has occurred or may occur: (A) any change, in and of itself, in the market price or trading volume of the Company Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions (it being understood that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Material Adverse Effect has occurred or may occur, if not otherwise excluded pursuant to this definition); (B) changes in general economic or political conditions, or in the financial, credit or securities markets in general (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (C) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change in Applicable Law or GAAP or in any interpretation thereof (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (D) changes in the conditions generally of the industries in which the Company and its Subsidiaries conduct their respective businesses (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism underway as of the date of this Agreement (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business) (G) the announcement of this Agreement or the transactions contemplated hereby, including public announcement of the identity of (or any facts or circumstances relating to) Parent or its Affiliates, or any communication Parent or its Affiliates regarding their plans or intentions with respect to the post−Closing conduct of the business or assets of the Company or its Subsidiaries, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with the Company or any of its Subsidiaries resulting from such announcement, or (H) action or omission explicitly required under this Agreement or any action taken or omitted to be taken at the specific request of the Parent or any action or omission to which Parent has expressly consented in writing or any omission caused by the failure of Parent to provide a consent under Section 4.01 within a reasonable time following receipt of a reasonably detailed written request for such consent (other than any such consent with respect to which Parent has reasonably withheld such consent pursuant to and consistent with Section 4.01)

“Maximum Premium” has the meaning set forth in Section 5.06(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Necessary IP” has the meaning set forth in Section 3.01(u)(ii).

“NRS” has the meaning set forth in Section 1.01.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Owned Real Property” has the meaning set forth in Section 3.01(v)(ii).

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 5.07(b).

“Parent Welfare Plan” has the meaning set forth in Section 5.05(a).

“Paying Agent” has the meaning set forth in Section 2.03(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Selling Expenses” means the quotient (rounded to the nearest cent) determined by dividing (i) the total Selling Expenses, as provided in the Company’s best reasonable estimate of Selling Expenses that is certified by the Chief Financial Officer of the Company and delivered to Parent as contemplated by Section 6.02(d), by (ii) the total number of outstanding shares of Company Common Stock plus the total number of shares of Common Stock that are subject to the Company Stock Options and Company Warrants that are outstanding immediately prior to the Effective Time.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or currently intended use and operation of the assets to which they relate, and the lien of Fifth Third Bank under (a) the Amended and Restated Security Agreement – Revolving Line of Credit, dated September 5, 2014, and (b) the Second Amended And Restated Security And Stock Pledge Agreement, dated September 5, 2014.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Post-Signing Returns” has the meaning set forth in Section 4.01(b).

“Privacy Agreements” has the meaning set forth in Section 3.01(u)(xvii).

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Proxy Statement” has the meaning set forth in Section 5.01(a).

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Restrictive Covenants Agreement” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Scheduled Indemnity Agreements” has the meaning set forth in Section 5.06.

“SEC” means the Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Nevada.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all the actual investment banking fees, legal and other professional services fees, and other out of pocket costs and expenses of the Company incurred and accrued to pay third parties in connection with the negotiation and completion of the Merger. For the avoidance of doubt, in no event shall any fees payable to Daniel R. Furlong and Vincent J. Fabrizzi under the Consulting Agreements entered into with the Company by each of them concurrently with this Agreement, and which become effective at the Effective Time, be considered Selling Expenses.

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Sub” has the meaning set forth in the Preamble and the recitals.

“Subsidiary” of any person means any other person (i) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Superior Proposal” has the meaning set forth in Section 4.02.

“Stockholder(s) Approval” has the meaning set forth in Section 3.01(b)(i)

“Stockholder(s) Consent” has the meaning set forth in Section 5.01

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” has the meaning set forth in Section 4.02.

“Tax” means any federal, state, local, or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, declaration or other information relating to Taxes, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Termination Date” has the meaning set forth in Section 7.01(b)(i).

“Termination Fee” has the meaning set forth in Section 5.07(a).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Hardware” means any hardware component, part, assembly, tool or product that is (i) not solely owned by the Company or one or more of its Subsidiaries and (ii) incorporated into any Company Product or used in connection with any support or development of any Company Product.

“Third Party Software” means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware Software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software consists of (A) Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software used for internal testing purposes, and (C) Software that is used to generate code or other Software that is described in clauses (A) or (B).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Worker Adjustment and Retraining Notification (WARN) Act” has the meaning set forth in Section 3.01(r)(iv).

ANNEX II

GLOSSARY

Term	Section
Acceptable Confidentiality Agreement	4.02
Acquisition Agreement	4.02(a)
Adverse Change Notice	4.02(a)
Adverse Recommendation Change	4.02(a)
Affiliate	Annex I
Agreement	Preamble
Antitrust Filings	Annex I
Antitrust Laws	Annex I
Applicable Law	Annex I
Appraisal Shares	2.02
Arbitrable Dispute	8.08(a)
Arbitrator	8.08(a)
Articles of Merger	1.03
Baseline Financials	4.01(viii)
Benefit Plan	3.01(q)(i)
Business Day	Annex I
Cash Consideration	2.01(c)
Canada sub	3.01(g)(i)
Certificate	2.01(c)
Closing	1.02
Closing Date	1.02
Code	2.03(f)
Company	Preamble
Company Articles	3.01(a)(i)
Company Balance Sheet Date	3.01(k)
Company Bylaws	3.01(a)(i)
Company Board	3.01(a)(ii)
Company Common Stock	2.01
Company Compensatory Awards	Annex I
Company Disclosure Schedule	3.01
Company Personnel	Definitions
Company Preferred Stock	3.01(e)(i)
Company Products	3.01(o)(i)(C)
Company Registered IP	Annex I
Company Restricted Stock Award	Annex I
Company Return	Annex I
Company Restricted Stock	Annex I
Company SEC Documents	3.01(h)(i)
Company Securities	3.01(e)(iii)
Company Stock Plan	3.01(e)(ii)
Company Terminated 401(k) Plan	5.05(b)
Confidentiality Agreement	4.02
Continuing Employees	5.05
Contract

Data Activities	3.01(u)(xvii)
EBITDA	4.02
Effective Time	1.03
Environmental Law	3.01(t)(i)
Environmental Permits	3.01(t)(i)
Equity Equivalents	4.01(ii)
ERISA	3.01(q)(i)
ERISA Affiliate	Annex I
Exchange Act	3.01(c)
Exchange Fund	2.03(a)
Executive Officer	Annex I
Fair Labor Standards Act	3.01(r)(vi)
Final Arbitrator Award	8.08(b)
Filed SEC Document	3.01
GAAP	3.01(i)(i)
Governmental Authorities	Annex I
Governmental Authorizations	Annex I
Government Contract	Annex I
Governmental Entity	3.01(d)
Grant Date	3.01(e)(ii)
Hazardous Substance	Annex I
Indebtedness	3.01(o)(i)(J)
Proxy Statement	3.01(j)(i)
Insurance Policies	3.01(s)
Intellectual Property	3.01(o)(i)(C)
IRS	2.03(b)
International Plan	Annex I
IT Assets	Annex I
JAMS Rules	8.08(a)(i)
Judgment	3.02(b)
JP Canada	3.01(g)(i)
Knowledge	3.01(h)(v)
Law	2.03(d)
Lease Agreement	3.01(v)(ii)
Leased Real Property	3.01(v)(ii)
Legal Restraints	6.01(c)
Liens	3.01(o)(i)(K)
Major Customers	3.01(o)(i)(A)
Major Supplier(s)	3.01(o)(i)(C)
Material Adverse Effect	3.01(a)(i)
Material Contract	3.01(o)(ii)
Maximum Premium	5.06(c)
Merger	Recitals
Merger Consideration	2.01(c)
Necessary IP	3.01(u)(ii)
NRS	1.01

Non-compete Agreements	Recitals
Order	Annex I
Owned Real Property	3.01(v)(ii)
Parent	Preamble
Parent Expenses	5.07(b)
Parent Welfare Plan	5.05(a)
Parties	Preamble
Party	Preamble
Paying Agent	2.03(a)
PBGC	Annex I
Pension Plan	5.05(a)
Permits	4.01
Permitted Liens	3.01(o)(i)(K)
Person	2.03(b)
Personal Data	3.01(u)(xvii)
Post-Signing Returns	4.01(b)
Privacy Agreements	3.01(u)(xvii)
Privacy and Data Security Policies	3.01(u)(xviii)
Privacy Laws	3.01(u)(xvii)
Proceeding	3.01(u)(xvii)
Release	3.01(o)(i)(F)
Representatives	Annex I
Rollover Agreement	Recitals
Sarbanes-Oxley Act	Annex I
Scheduled Indemnity Agreements	5.06
SEC	3.01(d)
SEC Documents	3.01
Secretary of State	1.03
Section 262	5.01
Securities Act	3.01(c)
Software	3.01(o)(i)(C)
Stockholder Approval	3.01(b)(i)
Stockholder Consent	5.01
Sub	Preamble
Subsidiary	3.01(t)(v)
Superior Proposal	4.02
Surviving Corporation	1.01
Takeover Proposal	4.02
Tax Grant	3.01(p)(xii)
Tax Return	3.01(p)(i)
Taxes	3.01(p)
Taxing Authority	3.01(p)(i)
Termination Date	7.01(b)(i)
Termination Fee	5.07(a)
Third Party	Annex I
Third Party Hardware	3.01(u)(xv)

Third Party Software	Annex I
Trade Secrets	3.01(u)(vi)
Treasury Regulations	3.01(p)(vi)
Vendor	3.01(u)(xxi)
Welfare Plan	5.05(a)
Worker Adjustment and Retraining Notification (WARN) Act	3.01(r)(iv)

APPENDIX B

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of October 9, 2015, by and between SP Jagged Peak LLC, a Delaware limited liability company (“Parent”) and Paul Demirdjian and Primrose Demirdjian (together, the “Rollover Stockholders”). Capitalized terms used and not otherwise defined herein have the meanings given to those terms in the Merger Agreement (as defined below).

A.     Parent and Jagged Peak, Inc., a Nevada corporation (“Jagged Peak”) are parties to that certain Agreement and Plan of Merger dated October 9, 2015 (the “Merger Agreement”), pursuant to which a new Nevada corporation is to be formed and capitalized by Parent and the Rollover Stockholders (the “Company”), and the Company is to be merged with and into Jagged Peak, with Jagged Peak surviving as the Surviving Corporation (the “Merger”).

B.     The Rollover Stockholders are the holders of an aggregate of 5,522,951 outstanding shares of common stock of Jagged Peak, and desire to contribute 5,350,084 of such outstanding shares to the Company (4,850,084 shares owned jointly by Paul and Primrose Demirdjian and 500,000 shares owned solely by Paul Demirdjian) (the “Contributed Shares”) in accordance with this Agreement. Paul Demirdjian is also the holder of the PD Options, as defined in the Merger Agreement, representing the right to purchase 600,000 additional shares of common stock from Jagged Peak.

C.     Pursuant to the terms and conditions of this Agreement, the Rollover Stockholders desire to contribute the Contributed Shares to the Company, in exchange for a like number of newly issued shares of common stock of the Company (the “Rollover Shares”), and the Rollover Stockholders and Parent desire that the Parent Shares (as defined herein) be issued to Parent in consideration of the Parent’s obligations under the Merger Agreement (including, specifically, the obligation to fund the payment of the Merger Consideration pursuant to Article II of the Merger Agreement) as contemplated herein, and with such exchange and contribution to take place just prior to the expected Effective Time of the Merger.

D.     Promptly after the consummation of the rollover exchange and issuance transactions contemplated under this Agreement, the Merger is to occur, with the result that all then outstanding shares of common stock of the Company (the “Company Stock”), including the Rollover Shares, will be converted into shares of Jagged Peak as the Surviving Corporation, and the Contributed Shares then held by the Company will be cancelled.

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E.     The formation of the Company and the consummation of the rollover share exchange and issuance transactions contemplated hereby are conditions precedent to the closing of the Merger.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto hereby agree as follows:

1.     Formation of the Company; Authorization of the Company Stock. On a date chosen by Parent (and not objected to by Paul Demirdjian) during the Pre-closing Period, Parent will cause to be filed with the Nevada Secretary of State the Articles of Incorporation of the Company, substantially consistent with the provisions of Exhibit A to the Merger Agreement, and to complete the formation and initial organization of the Company, such that the Company will be authorized to issue shares of Company Stock sufficient in number to issue all the Rollover Shares to the Rollover Stockholders and all the Parent Shares to Parent. For purposes of this Agreement, the Pre-closing Period will be the period beginning not more than eight (8) business days prior to the expected Closing Date of the Merger and ending not later than two (2) business days prior to the expected Closing Date of the Merger.

2.     Exchange of Rollover Shares; Issuance of Parent Shares.

(a) Subject to the terms and conditions of this Agreement, promptly following the formation of the Company in accordance with Section 1, and after the Pre-closing Period but prior to the Effective Time of the Merger, the Rollover Stockholders shall contribute and deliver to the Company one or more certificates representing the Contributed Shares, free and clear of all liens, endorsed in favor of the Company or accompanied by duly executed stock powers (or an affidavit of loss in form and substance reasonably acceptable to the Company, as applicable) and in exchange therefor, the Company shall issue to the Rollover Stockholders the Rollover Shares (4,850,084 shares titled jointly in the name of “Paul and Primrose Demirdjian, as Tenants by the Entireties” and 500,000 shares titled solely in the name of Paul Demirdjian) (the “Rollover”). The Company is authorized to retain in its possession all stock certificates representing the Rollover Shares, pending completion of the Merger.

(b) Concurrently with the Rollover, and in consideration of the Parent’s obligations under the Merger Agreement (including, specifically, the obligation to fund the payment of the Merger Consideration pursuant to Article II of the Merger Agreement), the Company shall issue to Parent a number of shares of Company Stock equal to the difference obtained by subtracting the PD Shares from the JP Fully Diluted Shares (such resulting number, the “Parent Shares”). The “PD Shares” is a number of shares equal to 5,950,084 (that is, the sum of the Contributed Shares plus 600,000 (corresponding to the number of Jagged Peak shares subject to the PD Options)). The “JP Fully Diluted Shares” is a number of shares equal to the sum of (i) all outstanding shares of common stock of Jagged Peak, plus (ii) the number of shares of Jagged Peak common stock that are subject to any and all outstanding stock options (including each then-outstanding Company Stock Option) and all warrants for the purchase of Jagged Peak common stock, on a fully-exercised basis. On a pro forma basis, at the date of this Agreement, the JP Fully Diluted Shares would equal 20,589,856, which share number is not to increase, and is not expected to decrease in any significant respect, prior to the Rollover or the Effective Time of the Merger.

(c) Upon the Effective Time of the Merger, the Rollover Shares and the Parent Shares will be cancelled and converted into the right to receive shares of common stock of the Surviving Corporation, and the Surviving Corporation shall issue one or more stock certificates representing shares of Surviving Corporation common stock registered to (i) the Rollover Stockholders in like number as the Rollover Shares (4,850,084 shares titled jointly in the name of “Paul and Primrose Demirdjian, as Tenants by the Entireties” and 500,000 shares titled solely in the name of Paul Demirdjian), and (ii) the Parent in like number as the Parent Shares. The Surviving Corporation is authorized and directed to deliver stock certificates representing the Escrow Shares (that is, representing 500,000 shares of Surviving Corporation common stock registered in the name of Paul Demirdjian and 100,000 shares of Surviving Corporation common stock registered in the name of “Paul and Primrose Demirdjian, as Tenants by the Entireties”) to the Escrow Agent, as contemplated by the Key Stockholder Agreement (Indemnification, Governance and Put/Call) of even date with this Agreement entered into between Parent and the Rollover Stockholders (the “KSA”).

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3.     Closing and Conditions Precedent. The closing of the Rollover and the Parent Share issuance transactions contemplated by this Agreement (the “Closing”) will occur after the Pre-closing Period and prior to the Effective Time of the Merger, and will be deemed to occur substantially concurrently with and at the same location as the consummation of the Merger; provided, however, that the closing of the Rollover contemplated by this Agreement is contingent on the consummation of the Merger and the satisfaction or waiver of all the conditions precedent set forth in the Merger Agreement (other than those that by their terms are not contemplated to be satisfied until the Effective Time, but subject to the fulfillment or waiver of such conditions).

4.     Representations and Warranties of the Rollover Stockholders. The Rollover Stockholders represent and warrant to Parent as of the date hereof that the following statements are true and correct:

(a)    The execution, delivery and performance by the Rollover Stockholders of this Agreement does not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Rollover Stockholders, (ii) require any consent (other than as previously obtained) or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Rollover Stockholders, or to a loss of any benefit to which the Rollover Stockholders are entitled under any provision of any agreement, contact or other instrument binding upon the Rollover Stockholders or any of their assets or properties, or (iii) result in the creation or imposition of any lien on the Contributed Shares or on any other property or asset of the Rollover Stockholders.

(b)    The Rollover Stockholders have the full right, power and authority to enter into and perform the Rollover Stockholders’ obligations under this Agreement and to contribute the Contributed Shares under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Rollover Stockholders, enforceable against the Rollover Stockholders in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies).

(c)    The Rollover Stockholders are the sole record and beneficial owners of the Contributed Shares and have, and at the Closing will have, the full right, power and authority to contribute the Contributed Shares hereunder, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction; provided, however, that the Contributed Shares are and will remain subject to restrictions on transfer under applicable state and federal securities laws.

(d)     The Rollover Shares will be acquired for the Rollover Stockholders’ own account and not with a view to, or intention of, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), any applicable state securities laws, or the KSA, and the Rollover Shares will not be disposed of in contravention of any such laws or such agreement.

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(e)    The Rollover Stockholders acknowledge that immediately after the Closing, each share of Company Common Stock received by the Rollover Stockholders will be subject to the provisions of the Company’s articles of incorporation, bylaws and any other organizational documents, in each case, as amended.

(f)     The Rollover Stockholders are able to bear the economic risk of the investment in the Rollover Shares for an indefinite period of time, and the Rollover Stockholders understand that the Rollover Shares are subject to the transfer restrictions contained herein and in the KSA, and have not been registered under the Securities Act.

(g)    The Rollover Stockholders have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Rollover Shares and have had access to such other information regarding the exchange and issuance of the Rollover Shares contemplated hereby as the Rollover Stockholders have requested.

(h)    The Rollover Stockholders are each an “Accredited Investor” as that term is defined in Regulation D under the Securities Act. The Rollover Stockholders are experienced and sophisticated investors, and have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Rollover Shares. Paul Demirdjian is an executive officer and director of Jagged Peak, and Primrose Demirdjian is a director of Jagged Peak, and each is familiar with the terms of the Merger Agreement and the KSA. The Rollover Stockholders acknowledge and understand that an investment in the Rollover Shares involves substantial risks, and the Rollover Stockholders are able to bear the economic risks of an investment in the Rollover Shares pursuant to the terms hereof, including the complete loss of the Rollover Stockholders’ investment in the Rollover Shares.

5.      Representations and Warranties of Parent. Parent represents and warrants to the Rollover Stockholders as of the date hereof that the following statements are true and correct:

(a)     Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent possesses all requisite corporate power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement.

(b)    When issued by the Company pursuant to this Agreement, all of the Rollover Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all encumbrances created by Parent or by the Company, other than encumbrances arising under the KSA and under applicable securities laws.

(c)    Prior to the Closing, the performance by the Company (or its officers) of this Agreement, and the offer, sale and issuance of the Rollover Shares, will have been duly authorized by all necessary corporate action on the part of the Company and Parent. This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies).

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6.      Other Agreements.

(a)    Any certificates representing the Rollover Shares will bear such customary legends as are required by the organizational documents of the Company or of the Surviving Corporation, and as are appropriate to reflect the restrictions pursuant to the KSA.

(b)    The Rollover Stockholders acknowledge that the transfer of the Rollover Shares is subject to the provisions of the KSA, the Securities Act, and applicable state securities laws.

(c)    The parties acknowledge that based on Revenue Ruling 78-250 and other competent authority: (1) the formation of the Company followed by the merger of the Company with and into Jagged Peak; (2) the exchange by the Rollover Stockholders of shares of Jagged Peak common stock for shares of Surviving Corporation common stock; and (3) the cancellation of the Rollover Shares and the Parent Shares and the related issuance of shares of Surviving Corporation common stock to the Rollover Stockholders and to Parent shall be disregarded for Federal income tax purposes, and the transaction treated as if Rollover Stockholders never transferred any shares of Jagged Peak common stock. The parties hereto agree to report for Federal and state tax purposes the transactions consummated pursuant to this Agreement consistent with this Section 6(c), and further agree to not take a position inconsistent with this tax treatment on any tax return or in any audit, examination or proceeding, unless required to do so by a determination of the Internal Revenue Service that is final and non-appealable.

7.      Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission, (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three business days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, or (d) if sent by e-mail, upon e-mail confirming receipt of the transmission by the recipient. Such notices, demands and other communications to the Rollover Stockholders will be sent to the Rollover Stockholders at the contact information set forth below, and such notices, demands and other communications to Parent (and its successors and remitted assignees) will be sent as follows:

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To Parent:

SP Jagged Peak LLC
c/o Incorporating Services, Ltd.
3500 South DuPont Highway
Dover, Delaware 19901
Attn: Manager, SP Jagged Peak LLC

with a copy (which will not constitute notice to Parent), to:

Singapore Post Limited

10 Eunos Road 8 Singapore Post Centre

Singapore 408600

Attention: Group Company Secretary

To the Rollover Stockholders:

Paul Demirdjian

3000 Bayport Drive, Suite 250

Tampa, Florida 33607
E-mail: pauld@jaggedpeak.com and demirdjianpaul@hotmail.com

with a copy (which will not constitute notice to the Rollover Stockholders), to:

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Ste. 2800

Tampa FL 33602

Attn: Gregory C. Yadley, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

8.      General Provisions.

(a)   Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective against Parent or the Rollover Stockholders unless such modification, amendment or waiver is approved in writing by Parent or by Paul Demirdjian on behalf of the Rollover Stockholders (as the case may be). The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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(b)   Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, email or in PDF format shall be effective as delivery of a manually executed signature page hereto.

(c)    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Rollover Stockholders, Parent, and their respective successors and assigns (including subsequent holders of the Rollover Shares). No party may assign its rights or obligations hereunder except with the prior written consent of the other party.

(d)    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(e)    Specific Performance. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Parent and the Rollover Stockholders agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(f)     Survival; Entire Agreement. All representations and warranties contained herein will survive the execution and delivery of this Agreement, the consummation of the Merger, and the transfer by the Rollover Stockholders of any Rollover Shares, and may be relied upon by the Rollover Stockholders and any of their respective successors and assigns for all purposes. This Agreement and the agreements and documents referred to herein to which the parties hereto are each signatories collectively contain the complete agreement among the parties hereto with respect to such collective subject matter and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to such subject matter.

(g)   Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(h)    No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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(i)     Acknowledgement. The Rollover Stockholders acknowledge that they have independently evaluated the economic and other risks associated with the investment in the Rollover Shares and made the Rollover Stockholders’ own decision about the investment in the Company and the Surviving Corporation, and has not relied on any statement made by Parent or its affiliates, or by DLA Piper LLP (US) in connection with such investment. The Rollover Stockholders acknowledge and agree that the Rollover Stockholders have been advised in writing to obtain legal counsel to represent the Rollover Stockholders in connection with the Rollover Stockholders’ evaluation of the investment in the Company and the Surviving Corporation, the risks associated with such investment and all other matters relating to such investment, and that the Rollover Stockholders have not been represented or advised by Parent or its affiliates, DLA Piper LLP (US) on any matter concerning the Rollover Stockholders’ investment in the Company and the Surviving Corporation, including but not limited to, the structure of the investment, the tax consequences of such investment or any other risks associated with such investment.

(j)      Waiver of Jury Trial. Each party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action will be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(k)     JURISDICTION AND OTHER MATTERS. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 7. NOTHING IN THIS SECTION 8(k), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT A FINAL, NON- APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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(l)     Expenses. Except as otherwise specified in this Agreement, whether or not the transactions contemplated hereby are consummated, each party shall pay its own costs and expenses, including, but not limited to, legal fees, incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

(m)   Further Assurances. Parent, the Company and the Rollover Stockholders shall cooperate with each other at all times to do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents and instruments, as may reasonably be required to give full effect to this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Rollover Agreement as of the date first above written.

SP JAGGED PEAK LLC

By: /s/ Marcelo Wesseler Name: Marcelo Wesseler Title: President

ROLLOVER STOCKHOLDERS:

Paul Demirdjian /s/ Paul Demirdjian	Primrose Demirdjian /s/ Primrose Demirdjian

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APPENDIX C

OPINION OF C. BRETT COOPER, CPA*•ABV, ASA, BVAL, CR.FA

D/B/A VALUATION & LITIGATION SOLUTIONS

October 8, 2015

Board of Directors

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, Florida 33607

Dear Members of the Board of Directors:

I understand that Jagged Peak, Inc., (the "Company") may enter into an Agreement and Plan of Merger in October 2015 (the "Merger Agreement") pursuant to which, SP Logistics and Paul Demirdjian will form a new company (the “Merger Sub”), to be owned approximately 71.1% by SP Logistics and 28.9% by Mr. Demirdjian, which will be merged with and into the Company at the closing (the “Merger”). For its interest in the Merger Sub, SP Logistics will contribute the cash necessary to complete the Merger and pay for the stock held by shareholders other than Mr. Demirdjian, and Mr. Demirdjian will contribute shares of Jagged Peak stock representing a 28.9% ownership interest in the Company. As a result of the Merger, each share of the Company’s common stock outstanding at the closing, excluding shares contributed by Mr. Demirdjian to the Merger Sub and shares held by Company’s shareholders who properly exercise appraisal rights under Nevada law, will be converted into the right to receive a cash payment equal to $1.08 minus an amount equal to the transaction expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis. Each outstanding stock option, other than 600,000 options held by Mr. Demirdjian, will be converted into the right to receive the difference between the per share merger consideration and the exercise price for the stock option. Presently, the Company anticipates that transaction expenses will be approximately $0.09 per share, although the expenses could be more or less than this amount. Assuming expenses of $0.09 per share, the cash payment to the shareholders would be approximately $0.99 per share, which represents a premium of 31.75% over the closing price of common stock on October 7, 2015, the last trading day prior to this Opinion. The transaction will be financed by SingPost through its existing credit facilities. As a result of the Merger, the shares of Merger Sub will be converted into shares of Jagged Peak stock, as a result of which, after the closing, the Company will be owned only by SP Logistics and Mr. Demirdjian, with each having approximately a 71.1% and 28.9% interest, respectively.

You have requested that C. Brett Cooper, CPA•ABV, ASA, BVAL, Cr.FA, d/b/a Valuation & Litigation Solutions ("Cooper" or “V&LS”) provide an opinion (the "Opinion") as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Jagged Peak, Inc. October 8, 2015	Fairness Opinion

In connection with this Opinion, I have made such reviews, analyses and inquiries as I have deemed necessary and appropriate under the circumstances. Among other things, I have:

●	reviewed certain publicly available business and financial information relating to the Company;

●

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company through August 21, 2015 (including management’s expectations regarding long-term leverage levels) furnished to or discussed with V&LS by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (“Company Forecasts”), and compared actual historical financial results of the Company against certain historical Company Forecasts;

●	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

●	reviewed the trading history for Common Stock and a comparison of that trading history with the trading histories of other companies V&LS deemed relevant;

●	compared certain financial and stock market information of the Company with similar information of other companies V&LS deemed relevant;

●	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions V&LS deemed relevant;

●	reviewed the merger agreement; and

●	performed such other analyses and studies and considered such other information and factors as V&LS deemed appropriate.

I have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to me, discussed with or reviewed by me, or publicly available, and my use of the all data, material and other information is predicated on the reasonableness of it taken as a whole. I have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to me that would be material to my analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by me incomplete or misleading.

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Jagged Peak, Inc. October 8, 2015	Fairness Opinion

I have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents, without any amendments or modifications thereto. I also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to the analyses or this Opinion. In addition, I have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, I have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were I provided with any such appraisal or evaluation. I did not estimate, and express no opinion regarding, the liquidation value of any entity or business. I have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

I have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors of the Company or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to me as of, the date hereof. I have not undertaken, and am under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to my attention after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose without my prior written consent. This Opinion should not be construed as creating any fiduciary duty on Cooper’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

Cooper has not provided investment banking, financial advisory or other financial services to the Company or any of its affiliates or any parties to the Transaction. Cooper has not received compensation for services other than for that connected with the fairness opinion.

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Jagged Peak, Inc. October 8, 2015	Fairness Opinion

I will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction.

I have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or any other party's security holders vis-à-vis any other class or group of the Company's or such other party's security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, I have relied, with your consent, on the assessments by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is my opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ C. Brett Cooper

C. Brett Cooper, CPA*•ABV, ASA, BVAL, Cr.FA

Valuation & Litigation Solutions

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APPENDIX D

SECTIONS 92A.300 — 92A.500 OF THE NEVADA REVISED STATUTES

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

      (Added to NRS by 1995, 2086)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

      (Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

      (Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

      (Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

      (Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

      (Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

      (Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

      (Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

      (Added to NRS by 1995, 2087; A 2009, 1721)

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NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

      (Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

      (Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

      (Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

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2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

      (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

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2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

      (Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

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2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

      (Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.  If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

      (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

      (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

      (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

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NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

      (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      (Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

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2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

      (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

      (Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

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NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

      (Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

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5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

      (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

      (Added to NRS by 1995, 2092; A 2009, 1727)

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Pacific Stock Transfer 6725 Via Austi Parkway Suite 300 Las Vegas, NV 89119	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Special Meeting.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.

To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 9, 2015, as it may be amended from time to time, by and among Jagged Peak, Inc. (the “Company”), SP Jagged Peak LLC, a Delaware limited liability company and Sub, a Nevada corporation to be formed.

		☐ For	☐ Against	☐ Abstain

2.	To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.	☐ For	☐ Against	☐ Abstain

Address change? Mark box, sign, and indicate changes below: ☐		Date:

Signature(s) in Box

 NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as each. If a partnership, please sign in the partnership name by an authorized person.

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JAGGED PEAK, INC.

SPECIAL MEETING OF STOCKHOLDERS

March 2, 2016

This proxy is solicited by the Board of Directors for use at the Special Meeting on March 2, 2016 or at any adjournment or postponement thereof.

The undersigned stockholder(s) of Jagged Peak, Inc., a Nevada corporation (the “Company”), hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated January 26, 2016, and hereby appoints Paul Demirdjian and Albert Narvades, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2016 Special Meeting of Stockholders of the Company to be held at 11 a.m. Eastern Time on March 2, 2016 at 7650 Courtney Campbell Causeway, Suite 1200, Tampa, Florida 33607 or at any adjournment or postponement thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR Proposals 1 and 2, and as the proxies deem advisable on such other matters which may properly come before the meeting.

See reverse for voting instructions

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